                                                              File No. 069-00333

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM U-3A-2/A
                                  Amendment No. 1


              STATEMENT BY HOLDING COMPANY CLAIMING EXEMPTION UNDER RULE U-3A-2 FROM THE PROVISIONS OF THE PUBLIC UTILITY
                           HOLDING COMPANY ACT OF 1935

                                   ----------

                      TO BE FILED ANNUALLY PRIOR TO MARCH 1

                                   ----------

                             CMS ENERGY CORPORATION
                                (Name of Company)

hereby files with the Securities and Exchange Commission, pursuant to Rule 2, its statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company Act of 1935, and submits the following information:


March 10, 2005

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                                EXPLANATORY NOTE



     This Form U-3A-2/A amends the Form U-3A-2 that was filed on February 28, 2005. This amendment includes the consolidated financial statements on Exhibit A that were omitted from the Form U-3A-2 filed on February 28, 2005.

1. NAME, STATE OF ORGANIZATION, LOCATION AND NATURE OF BUSINESS OF CLAIMANT AND EVERY SUBSIDIARY THEREOF, OTHER THAN ANY EXEMPT WHOLESALE GENERATOR
     (EWG) OR FOREIGN UTILITY COMPANY (FUCO) IN WHICH CLAIMANT DIRECTLY OR INDIRECTLY HOLDS AN INTEREST.

Claimant has listed EWGs, identified by an asterik (*) and FUCOs, identified by double asterik (**) in order to maintain the continuity of the organizational chart.

For the purpose of this filing CMS Energy will address the information requested in section 1 under the headings of CMS Energy Corporation (Tier 1), CMS Enterprises Company (Tier 2), Consumers Energy Company (Tier 2) and Dearborn Industrial Energy, L.L.C. (Tier 2). As set forth in detail below, CMS Energy Corporation is the parent company of CMS Enterprises Company, Consumers Energy Company and Dearborn Industrial Energy, L.L.C. All ownership interests are 100% unless indicated parenthetically to the contrary and are accurate as of December 31, 2004.

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                            01 CMS ENERGY CORPORATION

                                    Address:
                                One Energy Plaza
                             Jackson, Michigan 49201

     CMS Energy Corporation is an integrated energy company, which has as its primary business operations an electric and natural gas utility, natural gas pipeline systems, and independent power generation.

     The name, state of organization and nature of business of CMS Energy's direct subsidiaries are described below:

02   CMS Enterprises Company

     Address: One Energy Plaza
              Jackson, Michigan 49201

     CMS Enterprises Company is a Michigan corporation that, through various subsidiaries and affiliates, is engaged in diversified businesses in the United States and in select international markets.

02   Consumers Energy Company

     Address: One Energy Plaza
              Jackson, Michigan 49201

     Consumers Energy Company is a Michigan corporation engaged in the generation, purchase, distribution and sale of electricity, and in the purchase, storage, distribution and sale of natural gas, in the lower peninsula of the State of Michigan.

02   Dearborn Industrial Energy, L.L.C.

     Address: One Energy Plaza
              Jackson, Michigan 49201

     Dearborn Industrial Energy, L.L.C. is a Michigan limited liability company that holds the ownership interest in Dearborn Industrial Generation, L.L.C.

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THE NAME, STATE OF ORGANIZATION AND NATURE OF BUSINESS OF EACH SUBSIDIARY AND
THEIR SUBSIDIARIES ARE DESCRIBED BELOW:

                           02 CMS ENTERPRISES COMPANY

                                    Address:
                                One Energy Plaza
                             Jackson, Michigan 49201

03   CMS Capital, L.L.C.

     Address: One Energy Plaza
              Jackson, Michigan 49201

     CMS Capital, L.L.C. is a Michigan limited liability company formed to assist in securing financing for CMS Energy Corporation and its subsidiaries and affiliates.

04   CMS Capital Financial Services, Inc.

     Address: One Energy Plaza
              Jackson, Michigan 49201

     CMS Capital Financial Services, Inc. is a Michigan corporation engaged in the business of making loans to homeowners and small businesses for energy related goods or services.

04   EnerBank, USA

     Address: One Energy Plaza
              Jackson, Michigan 49201

     EnerBank, USA is a Utah corporation engaged in the business of an "industrial loan corporation" to issue thrift certificates of deposit and thrift savings accounts for the payment of money, to issue capital notes or debentures to receive payments with or without allowance for interest.

03   CMS Comercializadora de Energia S.A. (98.52%)

     Address: Edificio Torre Catalinas Plaza, Ing. Enrique Butty 220
              8 Piso (Av. E. Madero Alt. 800/900) (1300)
              Buenos Aires, Argentina

     CMS Comercializadora de Energia S.A. is an Argentine corporation engaged in gas and electric marketing operations in Argentina.

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03   *CMS Distributed Power, L.L.C.

     Address: One Energy Plaza
              Jackson, Michigan 49201

     CMS Distributed Power, L.L.C is a Michigan limited liability company formed for the purpose of aggregating the output from multiple generators to have power available on demand.

03   CMS Energy Asia Private Limited (Singapore)

     Address: Block 94C #09-2391 Bedok
              North Avenue 4
              Singapore 462094

     CMS Energy Asia Private Limited, a Singapore corporation, was involved in the development of electrical generation and distribution opportunities, gas transmission, storage and distribution opportunities, electrical and gas marketing opportunities and development opportunities in Asia and the Pacific Rim.

04   CMS Energy India Pte Ltd (India) (99%)

     Address: Oxford Center, 1st Floor #66
              Sir C P Ramaswamy Road
              Alwarpet, Chennai 600 018 India

     CMS Energy India Private Limited is an Indian corporation formed to pursue development opportunities in India.

03   CMS Energy India Pte Ltd (India) (1%)

03   CMS Energy South America Company

     Address: One Energy Plaza
              Jackson, Michigan 49201

     CMS Energy South America Company is a Cayman Islands corporation formed to provide for consolidation of the development expenses and activity in Argentina and Brazil.

04   CMS Enterprises Development Company S.A. (99.99%)

     Address: Edificio Torre Catalinas Plaza, Ing. Enrique Butty 220
              8 degrees Piso (Av. E. Madero Alt. 800/900) (1300)
              Buenos Aires, Argentina

     CMS Enterprises Development Company S.A. is an Argentine corporation formed to handle development work in Argentina.

03   CMS Energy UK Limited

     Address: One Energy Plaza
              Jackson, Michigan 49201

     CMS Energy UK Limited is a United Kingdom limited liability company involved in the development of energy-related businesses and projects in Africa and the Middle East.

03   CMS Enterprises Development, L.L.C.

     Address: One Energy Plaza
              Jackson, Michigan 49201

     CMS Enterprises Development, L.L.C. is a Michigan limited liability company formed to invest in various projects.

03   CMS Enterprises Holding Company S.A. (99.99%)

     Address: Edificio Torre Catalinas Plaza
              Ing. Enrique Butty 220
              8 degrees Piso (Av. E. Madero Alt. 800/900)
              (1300) Buenos Aires, Argentina

     CMS Enterprises Holding Company S.A. is an Argentine corporation formed as a holding corporation.

03   CMS Gas Transmission Company

     Address: One Energy Plaza
              Jackson, Michigan 49201

     CMS Gas Transmission Company is a Michigan corporation organized to engage in the transmission, storage and processing of natural gas.

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04   Atlantic Methanol Capital Company (50%)

     Address: One Energy Plaza
              Jackson, Michigan 49201

     Atlantic Methanol Capital Company is a Cayman Islands corporation formed to assist in the financing relating to an Equatorial Guinea methanol plant that has subsequently been sold.

05   CMS Methanol Company (40%)

04   CMS Energy Investment L.L.C. (70%)

     Address: One Energy Plaza
              Jackson, Michigan 49201

     CMS Energy Investment L.L.C. is a Delaware limited liability company that acts as a holding company of CMS Energy's interests in the Michigan Gas Transmission assets.

05   CMS Antrim Gas LLC

05   CMS Bay Area Pipeline, LLC

05   CMS Grands Lacs LLC

05   CMS Jackson LLC

05   CMS Litchfield LLC

04   CMS Gas Argentina Company

     Address: One Energy Plaza
              Jackson, Michigan 49201

     CMS Gas Argentina Company is a Cayman Islands corporation with an equity interest in Transportadora de Gas del Norte S.A., an Argentine corporation, which provides natural gas transmission services to the northern and central parts of Argentina.

05   Servicios de Aguas de Chile CMS y Compania Limitada (.01%)

05   Transportadora de Gas del Norte S.A. (TGN) (29.42%)

04   CMS International Ventures, L.L.C. (37.01%)
     (See CMS Enterprises for list of subsidiaries)

     Address: One Energy Plaza
              Jackson, Michigan 49201

     CMS International Ventures, L.L.C. is a Michigan limited liability company, formed to own, manage and sell certain of CMS Energy's international investments.

04   Nitrotec Corporation (50%)

     Address: One Energy Plaza
              Jackson, Michigan 49201

     Nitrotec Corporation is a Delaware corporation formed to invest in plants that extract helium from natural gas.

03   CMS Generation Co.

     Address: One Energy Plaza
              Jackson, Michigan 49201

     CMS Generation Co. is a Michigan corporation engaged in the development of and investment in cogeneration and other independent power generation projects, both domestic and foreign.

04   CMS Centrales Termicas S.A. (99%)

     Address: Edificio Torre Catalinas Plaza, Ing. Enrique Butty 220
              8 Piso (Av. E. Madero Alt. 800/900) (1300)
              Buenos Aires, Argentina

     CMS Centrales Termicas S.A. is an Argentine corporation formed to own an interest in a 240 MW natural gas/fuel oil-fired electric power plant near Mendoza, Argentina.

05   Cuyana S.A. de Inversiones (1%)

06   *Centrales Termicas Mendoza, S.A. (92.6%)

04   CMS Enterprises International LLC

     Address: One Energy Plaza
              Jackson, Michigan 49201

     CMS Enterprises International LLC is a Michigan limited liability company formed to eventually hold the interests of CMS Generation Investment Company IV.

04   CMS Generation Filer City, Inc.

     Address: One Energy Plaza
              Jackson, Michigan 49201

     CMS Generation Filer City, Inc. is a Michigan corporation involved as a 50% General Partner in the T.E.S. Filer City Station Limited Partnership, a Michigan limited partnership that is the owner of the 54 megawatt (net) wood chip and coal-fired electric generating station in Filer City, Michigan.

04   CMS Generation Filer City Operating Company

     Address: One Energy Plaza
              Jackson, Michigan 49201

     CMS Generation Filer City Operating Company is a Michigan corporation formed to operate a coal and waste wood-fueled power plant near Filer City, Michigan owned by the T.E.S. Filer City Station Limited Partnership.

04   CMS Generation Genesee Company

     Address: One Energy Plaza
              Jackson, Michigan 49201

     CMS Generation Genesee Company is a Michigan corporation involved as a 1% General Partner in the Genesee Power Station Limited Partnership, a Delaware limited partnership, which owns and operates a 35-megawatt (net) waste wood-fired electric generating facility located in Genesee County, Michigan.

05   Genesee Power Station Limited Partnership (1%)

06   GPS Newco, L.L.C (50%)

04   CMS Generation Grayling Company

     Address: One Energy Plaza
              Jackson, Michigan 49201

     CMS Generation Grayling Company is a Michigan corporation involved as a 1% General Partner in Grayling Generating Station Limited Partnership, a Michigan limited partnership, that owns a 36-megawatt (net) waste wood-fueled power plant in Grayling, Michigan. Grayling Generating Station Limited Partnership owns GGS Holdings Company, a Michigan corporation, which is a .5% General Partner in AJD Forest Products Limited Partnership, a Michigan limited partnership, that operates a sawmill adjacent to the Grayling Generating Station and also supplies waste wood fuel to Grayling Generating Station. Grayling Generating Station Limited Partnership is a 49.5% Limited Partner in AJD Forest Products Limited Partnership.

05   Grayling Generating Station Limited Partnership (1%)

06   GGS Holdings Company

05   Grayling Partners Land Development, L.L.C. (1%)

04   CMS Generation Honey Lake Company

     Address: One Energy Plaza
              Jackson, Michigan 49201

     CMS Generation Honey Lake Company is a Michigan corporation with a General Partnership interest and a Limited Partnership interest in H L Power Company, a California limited partnership that uses waste wood and geothermal fluid to generate a 30-megawatt (net) electric generating station in Lassan County, California. It is also involved as General Partner in Honey Lake Energy I LP, and Honey Lake Energy II LP, both Michigan limited partnerships formed to own limited partnership interests in H L Power Company.

05   Honey Lake Energy I L.P. (99%)

06   H L Power Company (18.65%)

05   Honey Lake Energy II L.P. (99%)

06   H L Power Company (18.65%)

05   H L Power Company (.5%)

04   CMS International Ventures, L.L.C. (21.02%)
     (See CMS Enterprises for list of subsidiaries)

04   CMS Generation Grayling Holdings Company

     Address: One Energy Plaza
              Jackson, Michigan 49201

     CMS Generation Grayling Holdings Company is a Michigan corporation involved as a 49% Limited Partner in Grayling Generating Station Limited Partnership, a Michigan limited partnership. Grayling Generating Station Limited Partnership owns GGS Holdings Company, a Michigan corporation that owns a .5% General Partner interest in AJD Forest Products Limited Partnership, a Michigan limited partnership.

05   Grayling Generating Station Limited Partnership (49%)

06   GGS Holdings Company

05   Grayling Partners Land Development LLC (49%)

04   CMS Generation Holdings Company

     Address: One Energy Plaza
              Jackson, Michigan 49201

     CMS Generation Holdings Company is a Michigan corporation involved as a limited partner in various proposed partnerships.

05   CMS Centrales Termicas S.A. (1%)

05   Genesee Power Station Limited Partnership (.5%)

06   GPS Newco, L.L.C. (50%)

05   GPS Newco, L.L.C. (50%)

05   CMS Generation, S.R.L. (.01%)

04   *Hidroelectrica El Chocon S.A. (2.48%)

06   Hidroinvest S.A. (25%)

07   *Hidroelectrica El Chocon S.A. (59%)

05   Moose River Properties (50%)

05   *CMS Ensenada S.A. (1%)

05   CMS Operating, S.R.L. (.001%)

04   *Dearborn Generation Operating, L.L.C.

     Address: One Energy Plaza
              Jackson, Michigan 49201

     Dearborn Generation Operating, L.L.C. is a Michigan limited liability company formed to operate the cogeneration facility located at the Ford Rouge plant.

04   CMS Generation Investment Company IV

     Address: One Energy Plaza
              Jackson, Michigan 49201

     CMS Generation Investment Company IV is a Cayman Islands corporation formed as a holding company for various independent power projects in Africa and the Phillipines.


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
05   CMS Generation Investment Company II

06   CMS Generation Jorf Lasfar I Limited Duration Company (65%)

07   Jorf Lasfar Handelsbolag (50%)

07   Jorf Lasfar I HB (50%)

07   Jorf Lasfar Power Energy HB (50%)

06   CMS Generation Jorf Lasfar II Limited Duration (65%)

07   Jorf Lasfar Handelsbolag (50%)

07   Jorf Lasfar I HB (50%)

07   Jorf Lasfar Power Energy HB (50%)

06   CMS Generation Jegurupadu I Limited Duration Company (1%)

07   Jegurupadu O&M Company Mauritius (50%)

08   *Jegurupadu Operating & Maintenance Company (60%)

06   CMS Generation Jegurupadu II Limited Duration Company (1%)

07   Jegurupadu O&M Company Mauritius (50%)

08   *Jegurupadu Operating and Maintenance Company (60%)

05   CMS Generation Jorf Lasfar III Limited Duration Company (50%)

05   CMS Generation Luxembourg S.a.r.l.

06   CMS Generation Netherlands B.V.

07   Jorf Lasfar Energlaktiebolag

08   *Jorf Lasfar Energy Company (25%)

07   Jorf Lasfar Power Energy Aktiebolag

08   *Jorf Lasfar Energy Company (23%)

05   CMS Generation Jorf Lasfar I Limited Duration Company (35%)

06   Jorf Lasfar Handelsbolag (50%)


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
07   *Jorf Lasfar Energy Company (2%)

05   CMS Generation Jorf Lasfar II Limited Duration Company (35%)

06   Jorf Lasfar Handelsbolag (50%)

07   *Jorf Lasfar Energy Company (2%)

04   CMS Generation Investment Company VI

     Address: One Energy Plaza
              Jackson, Michigan 49201

     CMS Generation Investment Company VI is a Cayman Islands corporation formed as a holding company for energy projects in Africa.

05   CMS Takoradi Investment Company

06   CMS Takoradi Investment Company II

07   *Takoradi International Company (Ghana) (90%)

04   CMS Generation Investment Company VII

     Address: One Energy Plaza
              Jackson, Michigan 49201

     CMS Generation Investment Company VII is a Cayman Islands corporation formed as a holding company for various energy projects in the Middle East.

05   CMS Generation Taweelah Limited

06   **Emirates CMS Power Company (40%)

07   Taweelah Shared Facilities Company LLC (17%)

05   CMS Jubail Investment Company I

06   *Jubail Energy Company (25%)

05   Shuweihat General Partner Company (50%)

06   Shuweihat Limited Partnership (1%)

07   *Shuweihat CMS International Power Company (UAE) (40%)

05   Shuweihat Limited Partnership (49.5%)


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
06   *Shuweihat CMS International Power Company (UAE) (40%)

05   *Shuweihat O&M Limited Partnership (49.5%)

05   Shuweihat O&M General Partner Company (50%)

06   *Shuweihat O&M Limited Partnership (1%)

05   Servicios de Aguas de Chile CMS y Compania Limitada (99.99%)

04   *CMS (India) Operations & Maintenance Company Private Limited (1%)

04   *CMS Generation Operating Company

     Address: One Energy Plaza
              Jackson, Michigan 49201

     CMS Generation Operating Company is a New York corporation involved in the operation of various power plants throughout the United States.

04   CMS Generation Recycling Company

     Address: One Energy Plaza
              Jackson, Michigan 49201

     CMS Generation Recycling Company is a Michigan corporation that owns 50% of Mid-Michigan Recycling, L.L.C. Mid-Michigan Recycling, L.L.C. was created to be involved in supplying waste wood fuel for the Genesee Power Station Limited Partnership.

05   Mid-Michigan Recycling, L.L.C. (50%)

04   *CMS International Operating Company

     Address: One Energy Plaza
              Jackson, Michigan 49201

     CMS International Operating Company is a Cayman Islands corporation, formed to own and control project operating and maintenance companies.

05   CMS Generation UK Operating Private Limited

06   Jorf Lasfar Aktiebolag

07   *CMS Morocco Operating Co., S.C.A. (99.7%)

05   *CMS (India) Operations & Maintenance Company Private Limited (99%)

05   CMS Generation Jorf Lasfar III Limited Duration Company (50%)

04   *CMS Generation Michigan Power L.L.C.

     Address: One Energy Plaza
              Jackson, Michigan 49201

     CMS Generation Michigan Power L.L.C. is a Michigan limited liability company formed to own generating units which are to be sited in Michigan for the purpose of generating power during peak demand periods.

04   Exeter Management Company

     Address: One Energy Plaza
              Jackson, Michigan 49201

     Exeter Management Company is a Connecticut corporation involved as the General Partner in the Exeter Energy Limited Partnership, which owns and operates the 29.8 MW tire-fueled cogeneration plant in Sterling, Connecticut.

04   *Hidroelectrica El Chocon S.A. (2.48%)

     Address: 8311 Neuquen
              Neuquen Province
              Villa El Chocon
              Argentina

     Hidroelectrica El Chocon S.A. is an Argentine company, which holds a thirty-year concession to operate two hydroelectric power plants in Argentina.

04   Honey Lake I, L.P. (1%)

     Address: One Energy Plaza
              Jackson, Michigan 49201

     Honey Lake I, L.P. is a California limited partnership created to participate as a 24.75% limited partner in the cogeneration facility at Honey Lake, California.

05   H L Power Company (18.65%)

04   Honey Lake II, L.P. (1%)

     Address: One Energy Plaza
              Jackson, Michigan 49201

     Honey Lake II, L.P. is a California limited partnership created to participate as a 24.75% limited partner in the cogeneration facility at Honey Lake, California.

05   H L Power Company (18.65%)

04   HYDRA-CO Enterprises, Inc.

     Address: One Energy Plaza
              Jackson, Michigan 49201

     HYDRA-CO Enterprises, Inc. is a New York corporation involved in the management and operation of various power plants. The plants are fueled by coal, natural gas, waste wood and water (hydro). It also has construction management responsibility for a 60MW diesel-fueled power plant in Jamaica.

05   Caribbean Electric Power (40%)

04   CMS Generation Operating Company II, Inc.

     Address: One Energy Plaza
              Jackson, Michigan 49201

     CMS Generation Operating Company II, Inc. is a New York corporation formed to operate power plants, primarily in the United States.

06   HCO-Jamaica, Inc.

07   *Private Power Operators Limited (99%)

05   CMS Generation Stratton Company

05   HCE-Biopower, Inc.

05   HCE-Jamaica Development, Inc.

05   HCE-Rockfort Diesel, Inc.

06   *Jamaica Private Power Company, Limited (45.07%)

06   *Private Power Operators Limited (1%)

05   Little Falls Hydropower Associates (33.33%)

05   Lock 17 Management Group (33.33%)

05   Lock 17 Group (33.33%)

05   New Bern Energy Recovery, Inc.

05   Jamaica Energy Team Limited (59.7%)

04   Midland Cogeneration Venture Expansion, LLC (50%)

     Address: One Energy Plaza
              Jackson, Michigan 49201

     Midland Cogeneration Venture Expansion, LLC is a Delaware limited liability company formed to develop the MCV Expansion, including ordering and funding long-lead equipment.

04   Notera Holding B.V.

     Address: A. J. Ernststraat
              595 H 1082 LD
              Amsterdam, The Netherlands

     Notera Holding B.V. is a Netherlands corporation and currently inactive.

04   Oxford Tire Supply, Inc.

     Address: One Energy Plaza
              Jackson, Michigan 49201

     Oxford Tire Supply, Inc. is a Delaware corporation that is currently inactive.

04   Oxford Tire Recycling, Inc.

     Address: One Energy Plaza
              Jackson, Michigan 49201

     Oxford Tire Recycling, Inc. is a Delaware corporation that is currently inactive.

04   Scudder Latin America Power I-C LDC (25%)

     Address: 345 Park Avenue
              New York, New York 10154-0010

     Scudder Latin America Power I-C LDC is a Cayman Islands corporation formed for the purposes of an Investment Fund to invest (primarily passively) in electric generating facilities and the electric infrastructure in Latin America and the Caribbean.

04   **Taweelah A2 Operating Company

     Address: One Energy Plaza
              Jackson, Michigan 49201

     Taweelah A2 Operating Company is a Michigan corporation formed to operate the Taweelah A2 project through a branch office in Abu Dhabi, United Arab Emirates.


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
03   CMS International Ventures, L.L.C. (40.47%)

     Address: One Energy Plaza
              Jackson, Michigan 49201

     CMS International Ventures, L.L.C. is a Michigan limited liability company, formed to own, manage and sell certain of CMS Energy's international investments.

04   CMS Electric & Gas, L.L.C.

     Address: One Energy Plaza
              Jackson, Michigan 49201

     CMS Electric & Gas, L.L.C. is a Michigan limited liability company. CMS International Distribution LLC and CMS Electric and Gas Company merged in December 2002 to form CMS Electric & Gas, L.L.C.

05   CMS Comercialzadora de Energia Ltda. (99.99%)

05   CMS Distribuidora Ltda. (99.99%)

06   CMS Participacoes Ltda. (99.99%)

07   Agropecuaria Turvinho Ltda. (.01%)

07 **Companhia Paulista de Energia Eletrica (CPEE) a Brazilian corporation (94.01%)

08   Agropecuaria Turvinho Ltda. (99.99%)

08 **Companhia Sul Paulista de Energia Eletrica (CSPE), a Brazilian corporation (88.63%)

09   **Companhia Jaguari de Energia S.A. (CJE), a Brazilian corporation

10   **Compania Luz e Forca de Mococo SA (CLFM)

10   CPEE Equipamentos Eletricos e Servicos Ltda. (99.86%)

09   Paulista Lajeado Energia SA (7%)

08   Companhia Nova Paulista de Energia

05   CMS Electric and Gas Sucursal (branch) Argentina

05   CMS Empreendimentos Ltda (99.99%)

05   CMS Venezuela S.A.

06   **Sistema Electrico del Estado Nueva Esparta C.A. (SENECA) (52.37%)

05   ENELMAR, SA

06   **Sistema Electrico del Estado Nueva Esparta C.A. (SENECA) (33.34%)

04   CMS Gas Transmission del Sur Company

     Address: One Energy Plaza
              Jackson, Michigan 49201

     CMS Gas Transmission del Sur Company is a Cayman Islands corporation and holds a portion of CMS Energy's interest in the GasAtacama project.

05   CMS Atacama Company

05   Compania de Inversiones CMS Energy-Chile Ltda (60%)

06   GasAtacama S.A. (.001%)

07   Atacama Finance Co

07   Energex Co

07   **GasAtacama Generacion S.A. (99.90%)

08   Progas S.A. (.1%)

08   CDEC-SING Limitada (14.29%)

07   Gasoducto Atacama Argentina S.A. (99.9%)

08   Gasoducto Taltal Ltda (.1%)

07   Gasoducto Atacama Chile S.A. (99.90%)

08   Gasoducto Taltal Ltda (99.9%)

08   Progas S.A. (99.9%)

06   **GasAtacama Generacion S.A. (.05%)

06   Gasoducto Atacama Argentina S.A. (.05%)

06   Gasoducto Atacama Chile S.A. (.05%)


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
06   Inversiones Gas Atacama Holding Ltda (36.06%)

07   GasAtacama S.A. (99.998%)

05   Inversiones Gas Atacama Holding Ltda (13.94%)

04   CMS Generation Investment Company III

     Address: One Energy Plaza
              Jackson, Michigan 49201

     CMS Generation Investment Company III is a Cayman Islands corporation formed to have an ownership interest in certain Indian power generation projects.

05   CMS Energy Mauritius Limited

06   TN LNG & Power Co. Pvt. Ltd. (India) (TIDCO) (26.67%)

05   CMS Generation Jegurupadu I Limited Duration Company (99%)

06   Jegurupadu O&M Company Mauritius (50%)

07   *Jegurupadu Operating & Maintenance Company (60%)

05   CMS Generation Jegurupadu II Limited Duration Company (99%)

06   Jegurupadu O&M Company Mauritius (50%)

07   *Jegurupadu Operating & Maintenance Company (60%)

05   CMS Generation Neyveli Ltd. (100%)

06   *ST-CMS Electric Company Pvt. Ltd. (50%)

06   ST-CMS Electric Company (Mauritius) (41.5%)

05   Jegurupadu CMS Generation Company Ltd.

06   *GVK Industries Ltd. (23.75%)

04   CMS Generation Investment Company V

     Address: One Energy Plaza
              Jackson, Michigan 49201

     CMS Generation Investment Company V is a Cayman Islands corporation formed to separate projects on a regional basis in order to provide CMS Energy more liability protection.


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
05   Compania de Inversiones CMS Energy Chile Limitada (40%)

05   Scudder Latin American Power I-P L.D.C. (25%)

05   Scudder Latin American Power II-P L.D.C. (4%)

04   CMS Generation, S.R.L. (99.99%)

     Address: Edificio Torre Catalinas Plaza, Ing. Enrique Butty 220
              8 Piso (Av. E. Madero Alt. 800/900) (1300)
              Buenos Aires, Argentina

     CMS Generation, S.R.L. is an Argentine corporation formed to invest in a hydroelectric power concession in Argentina.

05   Hidroinvest S.A. (25%)

06   *Hidroelectrica El Chocon S.A. (59%)

04   **CMS Operating, S.R.L. (99.999%)

     Address: Edificio Torre Catalinas Plaza, Ing. Enrique Butty 220
              8 Piso (Av. E. Madero Alt. 800/900) (1300)
              Buenos Aires, Argentina

     CMS Operating, S.R.L. is an Argentine corporation created to have a 80.55% interest (through its subsidiary Cuyana de Inversiones, S.A.) in the Centrales Termicas Mendoza, S.A. partnership. Centrales Termicas Mendoza, S.A. was formed to acquire, own and operate the Lujan de Cuyo and Cruz de Piedra power plants in Argentina.

05   *CMS Ensenada S.A. (99%)

05   Cuyana S.A. de Inversiones (99%)

06   Centrales Termicas Mendoza, S.A. (92.6%)

05   Transportadora de Gas del Mercosur (Argentina) (20%)

05   CMS Luxembourg SARL

06   Valandrid BV

03   CMS Land Company

     Address: One Energy Plaza
              Jackson, Michigan 49201

     CMS Land Company is a Michigan corporation formed to act as a repository for any unused real property formerly owned by Consumers Energy Company, and hold the same for possible non-utility development.

03   CMS Special Member Company

     Address: One Energy Plaza
              Jackson, Michigan 49201

     CMS Special Member Company is a Delaware corporation which is a special member of: CMS Energy Investment L.L.C.

03   CMS Energy Resource Management Company

     Address: One Energy Plaza
              Jackson, Michigan 49201

     CMS Energy Resource Management Company (CMS ERM) is a Michigan corporation concentrating on the purchase and sale of energy commodities in support of CMS Energy's generating facilities.

04   CMS Viron Corporation

     Address: One Energy Plaza
              Jackson, Michigan 49201

     CMS Viron Corporation is a Missouri corporation formed to provide services in the area of energy usage analysis and the engineering and implementation of energy conservation measures.

04   CMS ERM Michigan LLC

     Address: One Energy Plaza
              Jackson, Michigan 49201

     CMS ERM Michigan LLC is a Michigan limited liability company formed for the sole purpose of taking an assignment of the Ford/Rouge Electricity Sales Agreements from Dearborn Industrial Generation L.L.C. and to perform those contracts. CMS ERM Michigan LLC was formerly known as CMS MS&T Michigan L.L.C.

04   Dorman Energy, L.L.C. (49%)

     Address: One Energy Plaza
              Jackson, Michigan 49201

     Dorman Energy, L.L.C. is a Michigan limited liability company formed as a partner with a minority controlled energy business to pursue minority set-aside energy contracts.

03   CMS Resource Development Company

     Address: One Energy Plaza
              Jackson, Michigan 49201

     CMS Resource Development Company is a Michigan corporation formed to pursue and develop various power sources outside the United States.

03   CMS Texas LLC

     Address: One Energy Plaza
              Jackson, Michigan 49201

     CMS Texas LLC is a Texas limited liability company formed to conduct business activities in Texas.

03   Explotaciones CMS Oil and Gas Company

     Address: One Energy Plaza
              Jackson, Michigan 49201

     Explotaciones CMS Oil and Gas Company is a Delaware corporation and currently inactive.

                           02 CONSUMERS ENERGY COMPANY

                                    Address:
                                One Energy Plaza
                             Jackson, Michigan 49201

     The consolidated operations of Consumers Energy Company ("Consumers") account for the largest share of CMS Energy's total assets and income and account for a substantial portion of its revenues. The name, state of organization and nature of business of Consumers' subsidiaries are described below:

03   CMS Engineering Co.

     Address: One Energy Plaza
              Jackson, Michigan 49201

     CMS Engineering Co. is a Michigan corporation engaged in offering design, engineering, project management and related construction services to natural gas utilities, natural gas exploration and production companies, and other energy businesses.

03   CMS Midland Holdings Company

     Address: One Energy Plaza
              Jackson, Michigan 49201

     CMS Midland Holdings Company is a Michigan corporation involved as a Limited Partner in the First Midland Limited Partnership, a Delaware limited partnership that leases assets to the Midland Cogeneration Venture Limited Partnership, a Michigan limited partnership.

03   CMS Midland, Inc.

     Address: One Energy Plaza
              Jackson, Michigan 49201

     CMS Midland, Inc. is a Michigan corporation involved as a 49% General Partner in the Midland Cogeneration Venture Limited Partnership, a Michigan limited partnership.

03   Consumers Campus Holdings, LLC

     Address: One Energy Plaza
              Jackson, Michigan 49201

     Consumers Campus Holdings, LLC is a Michigan limited liability company formed for the purpose of being the lessee in the synthetic lease financing of the new Consumers Energy Company office building located in downtown Jackson, Michigan.

03   Consumers Funding LLC

     Address: One Energy Plaza
              Jackson, Michigan 49201

     Consumers Funding LLC is a Delaware limited liability company formed for the purpose of acting as issuer of securitization bonds and assignee of property transferred by Consumers.

03   Consumers Nuclear Services LLC

     Address: One Energy Plaza
              Jackson, Michigan 49201

     Consumers Nuclear Services LLC is a Michigan corporation formed for the purpose of holding the 20% member interest in Nuclear Management Company LLC.

04   Nuclear Management Company LLC (20%)

     Address: 700 First Street
              Hudson, Wisconsin 54016

     Nuclear Management Company LLC is a Wisconsin limited liability company formed to enhance reliability, continue safe operation, and pursue overall excellence, in nuclear power operations, as well as to identify efficiencies in the provision of operating services to nuclear facilities.

03   Consumers Receivables Funding, LLC

     Address: One Energy Plaza
              Jackson, Michigan 49201

     Consumers Receivables Funding, LLC is a Delaware limited liability company formed for the purpose of buying certain accounts receivable from Consumers Energy Company and selling them to a third party.

03   Consumers Receivables Funding II LLC

     Address: One Energy Plaza
              Jackson, Michigan 49201

     Consumers Receivables Funding II LLC is a Delaware limited liability company that buys certain accounts receivable from Consumers Energy Company and sells them to a third party.

04   Consumers Saginaw Investments, L.L.C.

     Address: One Energy Plaza
              Jackson, Michigan 49201

     Consumers Saginaw Investments, L.L.C., a Michigan limited liability company, was formed to finance a substation and related facilities in Saginaw.

03   ES Services Company

     Address: One Energy Plaza
              Jackson, Michigan 49201

     ES Services Company is a Michigan corporation formed for the purpose of offering design, engineering, project management and related services primarily to electric utilities and generation facilities.

03   MEC Development Corp.

     Address: One Energy Plaza
              Jackson, Michigan 49201

     MEC Development Corp. is a Michigan corporation that previously held assets transferred to, and was holder of certain bonds issued by, the Midland Cogeneration Venture Limited Partnership, a Michigan limited partnership.

                      02 DEARBORN INDUSTRIAL ENERGY, L.L.C.

                                    Address:
                                One Energy Plaza
                             Jackson, Michigan 49201

03   *Dearborn Industrial Generation, L.L.C.

2. A BRIEF DESCRIPTION OF THE PROPERTIES OF CLAIMANT AND EACH OF ITS SUBSIDIARY PUBLIC UTILITY COMPANIES USED FOR THE GENERATION, TRANSMISSION AND DISTRIBUTION OF ELECTRIC ENERGY FOR SALE, OR FOR THE PRODUCTION, TRANSMISSION AND DISTRIBUTION OF NATURAL OR MANUFACTURED GAS, INDICATING THE LOCATION OF PRINCIPAL GENERATING PLANTS, TRANSMISSION LINES, PRODUCING FIELDS, GAS MANUFACTURING PLANTS, AND ELECTRIC AND GAS DISTRIBUTION FACILITIES, INCLUDING ALL SUCH PROPERTIES WHICH ARE OUTSIDE THE STATE IN WHICH CLAIMANT AND ITS SUBSIDIARIES ARE ORGANIZED AND ALL TRANSMISSION OR PIPELINES WHICH DELIVER OR RECEIVE ELECTRIC ENERGY OR GAS AT THE BORDERS OF SUCH STATE.

Claimant has no directly owned properties used for such purposes. Claimant's subsidiary, Consumers Energy Company ("Consumers") is a public utility. Its property and facilities used for the above-described purposes are located within the State of Michigan and are described below.

                             (1) ELECTRIC PROPERTIES

Consumers' electric generation is supplied by the following plants:

                                                                   2004                     2004
                                       SIZE AND YEAR      SUMMER NET DEMONSTRATED      NET GENERATION
NAME AND LOCATION (MICHIGAN)         ENTERING SERVICE         CAPABILITY (KWS)      (THOUSANDS OF KWHS)
--------------------------------   --------------------   -----------------------   -------------------
Coal Generation
   J H Campbell 1&2 - West Olive   2 Units, 1962-1967             615,000                4,052,510
   J H Campbell 3 - West Olive     1 Unit, 1980                   765,140(a)             4,894,883
   D E Karn - Essexville           2 Units, 1959-1961             515,000                3,372,548
   B C Cobb - Muskegon             2 Units, 1956-1957             312,000                2,092,083
   J R Whiting - Erie              3 Units, 1952-1953             328,000                2,457,992
   J C Weadock - Essexville        2 Units, 1955-1958             302,000                1,939,519

TOTAL COAL GENERATION                                           2,837,140               18,809,535
                                                                ---------               ----------

Oil/Gas Generation
   B C Cobb - Muskegon             3 Units, 1999-2000(b)          183,000                        0
   D E Karn - Essexville           2 Units, 1975-1977           1,276,000                  223,510

TOTAL OIL/GAS GENERATION                                        1,459,000                  223,510
                                                                ---------               ----------

Hydroelectric
   Conventional Hydro Generation   13 Plants, 1907-1949            73,540                  445,076
   Ludington Pumped Storage        6 Units, 1973                  954,700(c)              (538,448)(d)

TOTAL HYDROELECTRIC                                             1,028,240                  (93,372)
                                                                ---------               ----------

Nuclear Generation
   Palisades - South Haven         1 Unit, 1971                   767,000                5,335,635

TOTAL NUCLEAR GENERATION                                          767,000                5,335,635
                                                                ---------               ----------

Gas/Oil Combustion Turbine
   Generation                      7 Plants, 1966-1999            345,000                    8,498

TOTAL GAS/OIL COMBUSTION TURBINE                                  345,000                    8,498
                                                                ---------               ----------

TOTAL OWNED GENERATION                                          6,436,380               24,283,806
                                                                ---------               ==========

Purchased and Interchange
   Power Capacity                                               2,478,400(e)
                                                                ---------

TOTAL                                                           8,914,780

(a)  Represents Consumers' share of the capacity of the J H Campbell 3, net of
     6.69 percent (ownership interests of the Michigan Public Power Agency and Wolverine Power Supply Cooperative, Inc.).

(b) Cobb 1-3 are retired coal fired units that were converted to gas fired. Units were placed back into service in the years indicated.

(c) Represents Consumers' share of the capacity of Ludington. Consumers and Detroit Edison have 51 percent and 49 percent undivided ownership, respectively, in the plant.

(d) Represents Consumers' share of net pumped storage generation. This facility electrically pumps water during off-peak hours for storage to later generate electricity during peak-demand hours.

(e)  Includes 1,240 MW of purchased contract capacity from the MCV Facility.

Consumers' electric high voltage distribution and distribution lines are located on or under public highways, streets, alleys and lands, or on or under private land pursuant to easements or other rights. Consumers' high voltage distribution system consists of 356 miles of 138 kV high voltage distribution radial lines as well as 4,178 structural miles of overhead and 17 subsurface miles of underground 23 kV and 46 kV high voltage distribution lines. The distribution system consists of 55,157 structural miles of overhead lines and 8,896 subsurface miles of underground lines.

Consumers owns substations having an aggregate transformer capacity of 20,787,500 kilovoltamperes.

Consumers is interconnected to METC, LLC. METC, LLC is interconnected with neighboring utilities as well as out-state transmission systems.

                               (2) Gas Properties

     Consumers' gas distribution and transmission system consists of 25,756 miles of distribution mains and 1,642 miles of transmission lines throughout Michigan's lower peninsula. It owns and operates seven compressor stations with a total of 162,000 installed horsepower. Consumers has 15 gas storage fields located across Michigan with an aggregate storage capacity of 307.9 bcf.

3. THE FOLLOWING INFORMATION FOR THE LAST CALENDAR YEAR WITH RESPECT TO CLAIMANT AND EACH OF ITS SUBSIDIARY PUBLIC UTILITY COMPANIES:

                                 ELECTRIC ENERGY

(A)  NUMBER OF KWH OF ELECTRIC ENERGY SOLD AT RETAIL OR WHOLESALE.

                    SUBSIDIARY                                          kWh
                    ----------                                    --------------
Consumers Energy Total                                            35,980,746,848
CMS ERM Total                                                      2,519,951,000
                                                                  --------------
Total Electric Energy Sold at Retail or Wholesale                 38,500,697,848
                                                                  ==============

(B)  NUMBER OF KWH OF ELECTRIC ENERGY DISTRIBUTED AT RETAIL OUTSIDE MICHIGAN.

                    SUBSIDIARY                                               kWh
                    ----------                                               ---
Consumers Energy Total                                                         0
CMS ERM Total                                                                  0
                                                                             ---
Total Electric Energy Distributed Outside of the
   State of Michigan                                                           0
                                                                             ===

(C) NUMBER OF KWH OF ELECTRIC ENERGY SOLD AT WHOLESALE OUTSIDE MICHIGAN OR AT MICHIGAN'S STATE LINE.

                    SUBSIDIARY                                          kWh
                    ----------                                     -------------
Consumers Energy Total                                             1,692,728,000
CMS ERM Total                                                        463,337,000
                                                                   -------------
Total  Electric  Energy  Sold at  Wholesale  Outside  the
   State of Michigan or at Michigan's State Line.                  2,156,065,000
                                                                   =============

(D) NUMBER OF KWH OF ELECTRIC ENERGY PURCHASED OUTSIDE MICHIGAN OR AT MICHIGAN'S STATE LINE.

                    SUBSIDIARY                                          kWh
                    ----------                                     -------------
Consumers Energy Total                                               942,948,000
CMS ERM Total                                                      1,068,482,000
                                                                   -------------
Total Electric Energy Purchased Outside of Michigan                2,011,430,000
                                                                   =============

                                   NATURAL GAS

The following information represents natural gas only. CMS Energy does not deal with or in manufactured gas.

(A)  NUMBER OF MCF OF NATURAL GAS DISTRIBUTED AT RETAIL.

                    SUBSIDIARY                                           Mcf
                    ----------                                       -----------
Consumers Energy Total                                               246,414,000
CMS ERM Total                                                            132,644
                                                                     -----------
Total Natural Gas Distributed at Retail                              246,546,644
                                                                     ===========

(B)  NUMBER OF MCF OF NATURAL GAS DISTRIBUTED AT RETAIL OUTSIDE MICHIGAN.

                    SUBSIDIARY                                               Mcf
                    ----------                                               ---
Consumers Energy Total                                                         0
CMS ERM Total                                                                  0
                                                                             ---
Total Natural Gas Distributed at Retail
   Outside the State of Michigan                                               0
                                                                             ===

(C) NUMBER OF MCF OF NATURAL GAS SOLD AT WHOLESALE OUTSIDE MICHIGAN OR AT MICHIGAN'S STATE LINE.

                    SUBSIDIARY                                            Mcf
                    ----------                                        ----------
Consumers Energy Total                                                         0
CMS ERM Total                                                         21,985,836
                                                                      ----------
Total Natural Gas Sold at Wholesale Outside Michigan or at
   Michigan's State Line.                                             21,985,836
                                                                      ==========

(D)  NUMBER OF MCF OF NATURAL GAS PURCHASED OUTSIDE MICHIGAN.

                    SUBSIDIARY                                           Mcf
                    ----------                                       -----------
Consumers Energy Total                                               249,781,000
CMS ERM Total                                                         21,991,302
                                                                     -----------
Total Natural Gas Purchased Outside of Michigan                      271,772,302
                                                                     ===========

4. THE FOLLOWING INFORMATION FOR THE REPORTING PERIOD WITH RESPECT TO CLAIMANT AND EACH INTEREST IT HOLDS DIRECTLY OR INDIRECTLY IN AN EWG OR A FUCO, STATING MONETARY AMOUNTS IN UNITED STATES DOLLARS:

(a) Name, location, business address and description of the facilities used by the EWG or FUCO for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas;

(b) Name of each system company that holds an interest in such EWG or FUCO; and description of the interest held;

(c) Type and amount of the capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or FUCO by the holding company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or FUCO;

(d) Capitalization and earnings of the EWG or FUCO during the reporting period; and

(e) Identify any service, sales or construction contract(s) between the EWG or FUCO and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s).

                           CMS ENERGY'S EWGs AND FUCOs

As of December 31, 2004, CMS Energy had interests in 23 EWGs and 9 FUCOs:

                          EXEMPT WHOLESALE GENERATORS:

1.   CENTRALES TERMICAS MENDOZA, S.A. ("CTM")

(a)  Centrales Termicas Mendoza, S.A.
     Edificio torre Catalinas Plaza
     Ing. Butty 220, 8th Floor
     Buenos Aires, Argentina

     Centrales Termicas Mendoza, S.A., an Argentine company, is the owner of a 540 MW facility in Lujon de Cuyo and a 15 MW generating unit in Cruz de Piedra, both located in Mendoza.

     CMS Enterprises Company owns 40.47%, CMS Gas Transmission Company owns 37.01% and CMS Generation Co. owns 21.02% of CMS International Ventures, L.L.C. CMS International Ventures,

     L.L.C. owns 99.999% of CMS Operating, S.R.L., which owns 99% of Cuyana S.A. de Inversiones. Cuyana S.A. de Inversiones owns 92.6% of CTM. See Exhibit B.

(c) As of December 31, 2004, CMS Enterprises has invested approximately $50 million in CTM, through its subsidiaries, CMS Operating S.R.L. and Cuyana de Inversiones S.A.

(d)  Capitalization at 12/31/04                                          (000s)
                                                                       ---------
        Shareholder's Equity                                           $  41,612
        Irrevocable Contributions                                      $ 122,944
        Currency Translation Adjustment                                $(125,768)
        Retained Earnings                                              $  12,050
     Total Capitalization                                              $  50,883
     Net Income (Loss) for the period ended 12/31/04                   $   9,000

(e) As of December 31, 2004, Centrales Termicas Mendoza, S.A., had a Contract of Operation with CMS Operating S.R.L. This is a consulting contract in connection with the operation and maintenance of the facility. In 2004, total fees earned from the contract were $834,281.

2.   CENTRALES TERMICAS SAN NICOLAS, S.A. ("CTSN")

(a)  Centrales Termicas San Nicolas, S.A.
     Rivadavia S/N
     2900 San Nicolas
     Prov. Buenos Aires, Argentina

     CTSN, an Argentine company, is owner and operator of a 650 MW power plant located in San Nicolas, Argentina, north of Buenos Aires, Argentina. The five-unit plant can be fueled by coal, petroleum coke, oil or natural gas. CMS Generation Co. holds a 0.016% indirect ownership interest in CTSN.

(b) CMS Generation Co. has .1% interest in CMS Generation San Nicolas Company, which has a .1% interest in Inversora San Nicolas, S.A, which owns 88% interest in CTSN. The remaining 12% interest is held by the Argentine government on behalf of the facility's employees. See Exhibit B.

     On July 7, 1995, AES Argentina, Inc. purchased a 99.9% ownership interest in CMS Generation San Nicolas Company, represented by 9,990 newly issued shares, leaving CMS Generation Co. with a 0.016% indirect ownership interest in CTSN.

(c) As of December 31, 2004, CMS Generation San Nicolas Company had invested approximately $4.2 million of equity in CTSN.

(d)  Capitalization at 12/31/04
        Bank Loans                                                         (000s)
                                                                           -----
        Long Term Debt (Partners Loans)                                      $*
        Shareholder's Equity                                                 $*
     Total Capitalization                                                    $*
     Net Income (Loss) for the period ended 12/31/04                         $*

* As stated in Claimant's Form U-3A-2 filed February 29, 1996, due to the nominal interest (.016%) of CTSN indirectly owned by CMS Generation Co., capitalization and earnings information of CTSN continues to be unavailable.

(e)  N/A

3.   CMS DISTRIBUTED POWER, L.L.C.

(a)  CMS Distributed Power, L.L.C. ("CDP")
     One Energy Plaza
     Jackson, Michigan 49201

     CDP, a Michigan limited liability company, owns a 3.0 MW generator facility located in Zilwaukee, Michigan.

(b)  CMS Enterprises Company owns 100% of CDP. See Exhibit B.

(c) As of December 31, 2004 CMS Enterprises Company has invested approximately $7.7 million of capital in CDP.

(d)  Capitalization at 12/31/04
                                                                          (000s)
                                                                          ------
        Long Term Debt (Partners Loans)                                   $    0
        Shareholder's Equity                                              $3,063
     Total Capitalization                                                 $3,063
     Net Income (Loss) for the period ended 12/31/04                      $  (90)

(e)  N/A

4.   CMS ENSENADA S.A. ("ENSENADA")

(a)  CMS Ensenada S.A.
     Edificio Torre  Catalinas Plaza
     Ing. Butty 220 8th Floor
     (1101) Buenos Aires, Argentina

     Ensenada, an Argentine company, is the owner of a 128 MW natural gas-fired power plant, located on the grounds of YPF S.A.'s La Plata oil refinery, located in the province of Buenos Aires, Argentina.

(b) CMS Operating S.R.L. owns 99% and CMS Generation Holdings Company owns 1% of CMS Ensenada S.A. See Exhibit B.

(c) As of December 31, 2004, CMS Operating S.R.L. has invested approximately $42 million of equity in Ensenada.

(d)  Capitalization at 12/31/04                                          (000s)
                                                                       --------
        Shareholder's Equity                                           $ 39,118
        Currency Translation Adjustment                                $(53,879)
        Irrevocable Contribution                                       $     12
        Retained Earnings                                              $  3,189
     Total Capitalization                                              $ 11,560
     Net Income (Loss) for the period ended 12/31/04                   $  3,713

(e) As of December 31, 2004, CMS Ensenada S.A. maintains a 7-year Operating and Maintenance Agreement with CMS Operating S.R.L. to operate and maintain the La Plata cogeneration plant. This agreement took effect in 1997. In 2004, total fees earned were $231,143.

5.   CMS (INDIA) OPERATIONS & MAINTENANCE COMPANY PRIVATE LIMITED ("CMS
     (INDIA)")

(a)  CMS (India) Operations & Maintenance Company Private Limited
     F-40 N.D.S.E. Part 1
     New Delhi - 110 149
     India

     CMS (India), an Indian company, is the operator of a 250MW lignite-fired power station located in Neyveli, Tamil Nadu, India. The plant is a 50%-50% joint venture between CMS Generation Neyveli Ltd and ABB Power Investment (India) B.V. The plant achieved commercial operation on December 15, 2002.

(b) CMS International Operating Company owns 99% and CMS Generation Co. owns 1% of CMS (India). See Exhbit B.

(c) As of December 31, 2004, CMS International Operating Company has invested approximately $55,000 of equity in CMS (India).

(d)  Capitalization at 12/31/04                                           (000s)
                                                                          ------
        Shareholder's Equity                                               $263
     Net Income (Loss) for the period ended 12/31/04                       $834

(e) As of December 31, 2004 CMS (India) O & M Private Ltd has an operating maintenance agreement with ST-CMS, effective November 15, 1999. In 2004, fees earned totaled $1.4 million.

6.   CMS GENERATION MICHIGAN POWER LLC

(a)  CMS Generation Michigan Power LLC
     One Energy Plaza
     Jackson, Michigan 49201

     CMS Generation Michigan Power LLC, a Michigan limited liability company, owns a 68 MW natural gas-fired peaking facility located in Comstock, Michigan and a 132 MW natural gas-fired peaking facility located in Gaylord, Michigan.

(b) CMS Generation Co. owns 100% of CMS Generation Michigan Power LLC. See Exhibit B.

(c) As of December 31, 2004, CMS Generation Co. had a net investment of approximately $5 million of equity in CMS Generation Michigan Power LLC.

(d)  Capitalization at 12/31/04                                          (000s)
                                                                        -------
        Shareholder's Equity                                            $ 4,911
     Net Income (Loss) for the period ended 12/31/04                    $(2,282)

(e) As of December 31, 2004, CMS Generation Michigan Power LLC had an Operating and Maintenance Agreement with CMS Generation Operating Company. In 2004, there were no fees from the agreement.

7.   CMS GENERATION OPERATING COMPANY

(a)  CMS Generation Operating Company
     One Energy Plaza Jackson,
     Michigan 49201

     CMS Generation Operating Company, a Michigan corporation, is the operator of a 68 MW natural gas-fired peaking facility located in Comstock, Michigan, a 132 MW natural gas-fired peaking facility located in Gaylord, Michigan, a 36 MW wood-fueled facility located in Grayling, Michigan, a 30 MW wood-fueled facility located near Wendel, California, and a 26 MW tire-fueled facility located in Sterling, Connecticut.

(b) CMS Generation Co. owns 100% of CMS Generation Operating Company. See Exhibit B.

(c) As of December 31, 2004, CMS Generation Co. had invested approximately $3.6 million in CMS Generation Operating Company.

(d)  Capitalization at 12/31/04                                           (000s)
                                                                          ------
        Shareholder's Equity                                              $3,599
     Net Income (Loss) for the period ended 12/31/04                      $  391

(e) As of December 31, 2004, CMS Generation Operating Company had Operating and Maintenance Agreements with CMS Generation Michigan Power LLC, Exeter Energy Limited Partnership, Grayling Generating Station Limited Partnership, and HL Power Company. In 2004, there were approximately $425 thousand in fees earned from the agreement with Grayling Generating Station Limited Partnership and $189 thousand in fees earned from the agreement with HL Power Company. There were no fees earned from the agreements with Exeter Energy Limited Partnership or CMS Generation Michigan Power LLC.

8.   CMS INTERNATIONAL OPERATING COMPANY

(a)  CMS International Operating Company
     c/o Maples and Calder
     Ugland House
     P.O. Box 309, South Church Street
     George Town, Cayman Islands, British West Indies

     CMS International Operating Company is a Cayman Islands company that was formed to own and control project operating and maintenance companies.

(b) CMS Generation Co. owns 100% of CMS International Operating Company. See Exhibit B.

(c) As of December 31, 2004, CMS Generation Co. had invested approximately $31.3 million in CMS International Operating Company.

(d)  Capitalization at 12/31/04                                           (000s)
                                                                         -------
        Shareholder's Equity                                             $31,261
     Net Income (Loss) for the period ended 12/31/04                     $ 5,995

(e)  NA

9.   CMS MOROCCO OPERATING CO., SCA ("CMS MOROCCO")

(a)  CMS Morocco Operating Co., SCA
     BP 99 Sidi Bouzid
     El Jadida
     Morocco

     CMS Morocco, a Moroccan company, operates two 330 MW electric generating plants and two additional 348 MW electric generating plants at the port of Jorf Lasfar on the Atlantic coast of Morocco.

(b) Jorf Lasfar Aktiebolag, CMS Generation Co., CMS International Operating Company, and CMS Generation Jorf Lasfar III Limited Duration Company own 99.7%, 0.1%, 0.1%, and 0.1%, respectively, of CMS Morocco. See Exhibit B.

(c) As of December 31, 2004, Jorf Lasfar Aktiebolag, CMS Generation Investment Company I, CMS International Operating Company, and CMS Generation Jorf Lasfar III Limited Duration Company, had a net investment of approximately $4.2 million of equity in CMS Morocco.

(d)  Capitalization at 12/31/04                                           (000s)
                                                                          ------
        Shareholder's Equity                                              $4,240
     Net Income (Loss) for the period ended 12/31/04                      $3,415

(e)  N/A

10.  DEARBORN GENERATION OPERATING, L.L.C. ("DEARBORN GENERATION OPERATING")

(a)  Dearborn Generation Operating, L.L.C.
     One Energy Plaza
     Jackson, Michigan 49201

     Dearborn Generation Operating, a Michigan limited liability company, is the operator of a 155 MW natural gas-fired facility and an approximately 550 MW natural gas-fired facility located in Dearborn, Michigan.

(b)  CMS Generation Co. owns 100% of Dearborn Generation Operating. See Exhibit
     B.

(c) As of December 31, 2004, CMS Generation Co. had invested $5.2 million in Dearborn Generation Operating.

(d)     Capitalization at 12/31/04                                        (000s)
                                                                          ------
        Shareholder's Equity                                              $5,206
     Net Income (Loss) for the period ended 12/31/04                      $  666

(e) As of December 31, 2004, Dearborn Generation Operating had an operating and maintenance agreement with Dearborn Industrial Generation. In 2004 the total fees earned were $618,864.

11.  DEARBORN INDUSTRIAL GENERATION, L.L.C. ("DEARBORN INDUSTRIAL GENERATION")

(a)  Dearborn Industrial Generation, L.L.C.
     One Energy Plaza
     Jackson, Michigan 49201

     Dearborn Industrial Generation, a Michigan limited liability company, is the owner of a 155 MW natural gas-fired facility and an approximately 550 MW natural gas-fired facility located in Dearborn, Michigan.

(b) Dearborn Industrial Energy, L.L.C. owns 100% of Dearborn Industrial Generation. See Exhibit B.

(c) As of December 31, 2004, CMS Energy had invested $562 million in Dearborn Industrial Generation. In 2002, this investment was written down to $460 million.

(d)  Capitalization at 12/31/04                                           (000s)
                                                                         -------
        Shareholder's Equity                                             $16,931
     Net Income (Loss) for the period ended 12/31/04                     $ 2,403

(e) As of December 31, 2004, Dearborn Generation Operating LLC had an operating and maintenance agreement with Dearborn Industrial Generation. In 2004, total fees were $618,864.

12.  EXETER ENERGY LIMITED PARTNERSHIP

(a)  Exeter Energy Limited Partnership
     One Energy Plaza
     Jackson, Michigan 49201

     Exeter Energy Limited Partnership, a Connecticut limited partnership, owns a 26 MW waste tire-fired facility located in Sterling, Connecticut.

(b) CMS Generation Co., Exeter Management Company and Oxford/CMS Development L.P. own 50%, 2% and 48%, respectively, of Exeter Energy Limited Partnership. See Exhibit B.

(c) As of December 31, 2004, CMS Generation Co. had a net investment of approximately $15 million in Exeter Energy Limited Partnership.

(d)  Capitalization at 12/31/04                                          (000s)
                                                                        -------
        Shareholder's Equity                                            $15,342
     Net Income (Loss) for the period ended 12/31/04                    $(1,693)

(e) As of December 31, 2004, Exeter Energy Limited Partnership had an Operating and Maintenance Agreement with CMS Generation Operating Company. In 2004, there were no fees earned from the agreement.

13.  GVK INDUSTRIES LIMITED ("GVK")

(a)  GVK Industries Limited
     Road No. 1
     Banjara Hills, Hyderabad
     India

     GVK, an Indian company, is owner of a 235 MW electric generating plant located in Jegurupadu, Andra Pradesh, India.

(b)  Jegurupadu CMS Generation Company Limited, owns 23.75% of GVK. See Exhibit
     B.

(c) As of December 31, 2004, Jegurupadu CMS Generation Company Limited had invested $33.6 million of equity in GVK, directly and indirectly through Classic Investment I and Classic Investment II.

(d)  Capitalization at 12/31/04                                          (000s)
                                                                        --------
        Shareholder's Equity                                            $103,799
        LT Liabilities                                                  $ 54,246
     Total Capitalization                                               $158,045
     Net Income (Loss) for the period ended 12/31/04                    $ 10,537

(e) As of December 31, 2004, GVK had a restated 10-year Operation and Maintenance Agreement with Jegurupadu Operating, which became effective on the commercial operation date of the steam turbine unit. In 2004, total fees earned from the agreement were approximately $1 million.

14.  HIDROELECTRICA EL CHOCON, S.A. ("HIDROELECTRICA")

(a)  Hidroelectrica El Chocon, S.A.
     Avenida Espana
     3301 Capital Federal, Argentina

     Hidroelectrica, an Argentine company, holds a thirty-year concession to operate two hydroelectric power plants located 26 kilometers apart on the Limay River in Western Argentina. These plants have a total generating capacity of 1,320 MW.

(b) CMS Generation Co. owns 2.48% of Hidroelectrica and Hidroinvest, S.A. owns 59% of Hidroelectrica. See Exhibit B.

(c) As of December 31, 2004, CMS Generation S.R.L. has invested approximately $11.6 million of equity in Hidroelectrica. CMS Generation S.R.L.'s net investment in Hidroelectrica was written down to $0 due to the economic conditions in Argentina, which resulted in a negative Currency Translation Adjustment.

(d)  Capitalization at 12/31/04                                           (000s)
                                                                          ------
        Bank Loans                                                          $*
        Shareholder's Equity                                                $*
        Currency Translation Adjustment                                     $*
        Total Capitalization                                                $*
     Net Income (Loss) for the period ended 12/31/04                        $*

* Because CMS Generation S.R.L. wrote down its net investment in Hidroelectrica, it no longer accounts for its equity interest and therefore financial information is unavailable.

(e)  N/A

15.  JAMAICA PRIVATE POWER COMPANY LIMITED ("JAMAICA PRIVATE POWER")

(a)  Jamaica Private Power Company Limited
     100 Windward Road
     Kingston 2
     Jamaica, W.I.

     Jamaica Private Power, a Jamaican company, is the owner of a 65 MW electric generating facility in Rockfort, Kingston, Jamaica.

(b) HCE-Rockfort Diesel, Inc. owns 45.07 % of Jamaica Private Power. See Exhibit B.

(c) As of December 31, 2004 HCE-Rockfort Diesel, Inc. had invested approximately $34.3 million in Jamaica Private Power.

(d)  Capitalization at 12/31/04                                           (000s)
                                                                         -------
        Shareholder's Equity                                             $62,565
        Long-Term Debt                                                   $45,562
     Net Income (Loss) for the period ended 12/31/04                     $ 6,832

(e) As of December 31, 2004, Jamaica Private Power had an operating agreement with Private Power. In 2004, total fees earned from the agreement were $465,384.

16.  JEGURUPADU OPERATING AND MAINTENANCE COMPANY ("JEGURUPADU OPERATING")

(a)  Jegurupadu Operating and Maintenance Company
     F-40, N.D.S.E., Part I
     New Delhi 110 149
     India

     Jegurupadu Operating, a Mauritius company, is the operator of a 235 MW electric generating plant located in Jegurupadu, Andra Pradesh, India. The plant is owned by GVK Industries Limited.

(b) Jegurupadu O&M Company Mauritius, owns 60% of Jegurupadu Operating. See Exhibit B.

(c) As of December 31, 2004, Jegurupadu O&M Company Mauritius had invested approximately $5.1 million of equity in Jegurupadu Operating.

(d)  Capitalization at 12/31/04                                           (000s)
                                                                          ------
        Shareholder's Equity                                              $1,291
     Net Income (Loss) for the period ended 12/31/04                      $  659

(e) As of December 31, 2004, GVK Industries Limited had a restated 10-year Operation and Maintenance Agreement with Jegurupadu Operating, which became effective on the commercial operation date of the steam turbine unit. In 2004, total fees earned from the agreement were approximately $1 million.

17.  JORF LASFAR ENERGY COMPANY SCA ("JORF LASFAR")

(a)  Jorf Lasfar Energy Company SCA
     BP 99 Sidi Bouzid
     El Jadida
     Morocco

     Jorf Lasfar, a Moroccan company, operates through a subcontractor, CMS Morocco Operating Co., S.C.A., four 330 MW electric generating plants located at the port of Jorf Lasfar on the Atlantic coast of Morroco.

(b) Jorf Lasfar Energiaktiebolag, Jorf Lasfar Power Energy Aktiebolag, and Jorf Lasfar Handelsbolag, own 25%, 23% and 2%, respectively, of Jorf Lasfar. See Exhibit B.

(c) As of December 31, 2004, CMS Generation Investment Company IV had invested approximately $309 million of equity in Jorf Lasfar.

(d)  Capitalization at 12/31/04                                         (000s)
                                                                      ----------
        Shareholder's Equity                                          $  615,499
        Long Term Loans                                               $  534,991
     Total Capitalization                                             $1,150,490
     Net Income (Loss) for the period ended 12/31/04                  $  123,510

(e) As of December 31, 2004, Jorf Lasfar had an Operating and Maintenance Agreement with CMS Morocco, which became effective September 4, 1997. In 2004, total fees earned from the agreement were $5,685,689.

18.  JUBAIL ENERGY COMPANY

(a)  Jubail Energy Company
     Gate #9, SADAF Complex CGP
     P.O. Box 11515
     Jubail Industrial City 31961
     Kingdom of Saudi Arabia

     Jubail Energy Company is a Saudi company that owns and operates a 250 MW cogeneration facility selling steam and electricity to the SADAF Petrochemical Facility in the Jubail Industrial City.

(b) CMS Jubail Investment Company I owns a 25% equity interest in Jubail Energy Company. See Exhibit B.

(c) CMS Jubail Investment Company I has invested $11.3 million in Jubail Energy Company. In 2003, this investment was written down to $0.

(d) The cogeneration facility is currently under construction and there were no earnings recognized in the most recent reporting period.

(e) Jubail Energy Company has an On Shore and an Off Shore Technical Services Agreement (TSA) with CMS Generation Co. The TSA is an agreement that requires CMS Generation Co. to provide certain operating and construction personnel and service to Jubail Energy Company and provides for compensation for these services. In 2004, fees earned from the TSA totaled $1,433,391.

19.  PRIVATE POWER OPERATORS LIMITED ("PRIVATE POWER")

(a)  Private Power Operators Limited
     100 Windward Road
     Kingston 2
     Jamaica, W.I.

     Private Power, a Jamaican company, is the operator of a 65 MW electric generating facility in Rockfort, Kingston, Jamaica.

(b) HCO-Jamaica, Inc. owns 99% and HCE-Rockfort Diesel, Inc. owns 1% of Private Power. See Exhibit B.

(c) As of December 31, 2004, HCO-Jamaica, Inc. invested approximately $10,000 of equity in Private Power.

(d)  Capitalization at 12/31/04                                           (000s)
                                                                          ------
        Shareholder's Equity                                                $10
     Net Income (Loss) for the period ended 12/31/04                        $ 0

(e) As of December 31, 2004, Jamaica Private Power had an operating agreement with Private Power. In 2004, total fees earned from the agreement were $465,384.

20.  SHUWEIHAT CMS INTERNATIONAL POWER COMPANY

(a)  Shuweihat CMS International Power Company
     P.O. Box 52645
     Al Ghaith Tower, 8th Floor
     Hamden Street
     Abu Dhabi, United Arab Emirates

     Shuweihat CMS International Power Company, a U.A.E. Abu Dhabi Emirate company, owns a generation and desalination facility in Taweelah, Abu Dhabi.

(b) CMS Generation Investment Company VII owns 50% of Shuweihat General Partner Company and 49.5% of Shuweihat Limited Partnership. Shuweihat General Partner Company owns 1% of Shuweihat Limited Partnership. Shuweihat Limited Partnership owns 40% of Shuweihat CMS International Power Company. See Exhibit B.

(c) As of December 31, 2004, CMS Generation Investment Company VII had invested approximately $70.3 million of equity in Shuweihat CMS International Power Company.

(d)  Capitalization at 12/31/04                                           (000s)
                                                                         -------
        Long Term Debt                                                   $ 1,403
        Shareholder's Equity                                             $   196
     Total Capitalization                                                $ 1,599
     Net Income (Loss) for the period ended 12/31/04                     $16,260

(e) As of December 31, 2004, Shuweihat CMS International Power Company had a Management Support Agreement with Shuweihat Limited Partnership dated June 4, 2002. As of December 31, 2004, Shuweihat O&M Limited Partnership had an Operations and Maintenance Agreement with Shuweihat CMS International Power Company dated November 28, 2001. In 2004, fees earned totaled $19,321,000.

21.  SHUWEIHAT O&M LIMITED PARTNERSHIP

(a)  Shuweihat O&M Limited Partnership
     Suite 302, Old GASCo Building
     Al Kubeirah Street
     Corniche West
     Abu Dhabi, United Arab Emirates

     Shuweihat O&M Limited Partnership, a Cayman Islands limited partnership, will be the operator of a generation and desalination facility in Shuweihat, Abu Dhabi.

(b) CMS Generation Investment Company VII owns 49.5% of Shuweihat O&M Limited Partnership. CMS Generation Investment Company VII also owns 50% of Shuweihat O&M General Partner Company, which owns 1% of Shuweihat O&M Limited Partnership. See Exhibit B.

(c) As of December 31, 2004, CMS Generation Investment Company I had invested no equity in Shuweihat O&M Limited Partnership.

(d)  Capitalization at 12/31/04                                           (000s)
                                                                          ------
        Partners' Capital                                                 $3,789

(e) As of December 31, 2004, Shuweihat O&M Limited Partnership had an Operations and Maintenance Agreement with Shuweihat CMS International Power Company dated November 28, 2001. In 2004, fees earned totaled $19,321,000.

22.  ST-CMS ELECTRIC COMPANY PVT. LTD. ("ST-CMS")

(a)  ST-CMS Electric Company Pvt. Ltd.
     F-40 N.D.S.E. Part - I
     New Delhi - 110 149
     India

(b) ST-CMS is a 250 MW lignite-fired power station located in Neyveli, Tamil Nadu, India. The project is a 50%-50% joint venture between CMS Generation Neyveli Ltd. and ABB Power Investment (India) B.V. The plant achieved commercial operation on December 15, 2002. See Exhibit B.

(c) As of December 31, 2004, CMS Generation Neyveli Limited had invested approximately $67 million of equity in ST-CMS.

(d)  Capitalization at 12/31/04                                          (000s)
                                                                        --------
        Shareholder's Equity                                            $118,276
        Long-Term Loans                                                 $228,812
     Total Capitalization                                               $347,088
     Net Income (Loss) for the period ended 12/31/04                    $ 14,103

(e) As of December 31, 2004 CMS (India) O & M Private Limited had an operating & maintenance agreement with ST-CMS, effective November 15, 1999. In 2004, fees earned totaled approximately $1.4 million.

23.  TAKORADI INTERNATIONAL COMPANY

(a)  Takoradi International Company
     c/o Maples and Calder
     Ugland House
     P.O. Box 309, South Church Street
     George Town, Cayman Islands, British West Indies

     Takoradi International Company, a Cayman Island company, is the 90% owner of a 220 MW combined cycle thermal power plant located at the Takoradi Power Plant Complex near Takoradi at Aboadze in the Western Region of the Republic of Ghana.

(b) CMS Takoradi Investment Company II owns 90% of Takoradi International Company. See Exhibit B.

(c) As of December 31, 2004, CMS Generation Investment Company VI had a net investment of approximately $114 million in Takoradi International Company.

(d)  Capitalization at 12/31/04                                          (000s)
                                                                        --------
        Shareholder's Equity                                            $114,035
     Net Income (Loss) for the period ended 12/31/04                    $ 15,857

(e) As of December 31, 2004, there was an operating and management fee agreement between CMS International Operating Company and Takoradi International Company. In 2004, operating and management fees earned totaled $891,730.

                            FOREIGN UTILITY COMPANIES

1.   CMS OPERATING S.R.L.

(a)  CMS Operating S.R.L.
     Edificio torre Catalinas Plaza
     Ing. Butty 220, 8th Floor
     Buenos Aires, Argentina

     CMS Operating S.R.L., an Argentine company, has ownership interest of 100% in and is the operator of Ensenada, an EWG. As of December 31, 2003, Centrales Termicas Mendoza S.A., located in Mendoza Argentina, has an operation and maintenance contract, and a consulting contract with CMS Operating S.R.L. Refer to EWG section item 1, part (e).

(b) CMS International Ventures, L.L.C. owns 99.999% of CMS Operating S.R.L. and CMS Generation Holdings Company owns .001%. See Exhibit B.

(c) As of December 31, 2004, CMS International Ventures, L.L.C. had invested approximately $225 million of equity in CMS Operating S.R.L.

(d)  Capitalization at 12/31/04                                         (000s)
                                                                      ----------
        Common Stock                                                  $  35,785
        Irrevocable Contributions                                     $ 179,314
        Retained Earnings                                             $  21,110
        Currency Translation Adjustment                               $(173,089)
     Total Capitalization                                             $  63,120
     Net Income (Loss) for the period ended 12/31/04                  $  14,761

(e)  N/A

2.   COMPANHIA JAGUARI DE ENERGIA S.A. ("JAGUARI")

(a)  Companhia Jaguari de Energia S.A.
     Vigato 1.620, Street
     Jaguariuna - SP - Brazil
     Zip Code 13820-000

     Jaguari, a Brazilian company, owns and operates an electricity distribution concession located in the state of Sao Paulo. Jaguari is a non-traded utility company controlled by CPEE. Jaguari serves approximately 25,000 customers.

(b)  Jaguari is 100% owned by Sul Paulista. See CPEE below and Exhibit B.

(c)  As of December 31, 2004, Sul Paulista has invested $31 million in Jaguari.

(d)  Capitalization at 12/31/04                                          (000s)
                                                                         -------
        Shareholder's Equity                                             $21,480
     Net Income (Loss) for the period ended 12/31/04                     $ 4,536

(e)  N/A

3.   COMPANHIA LUZ E FORCA DE MOCOCA ("MOCOCA")

(a)  Companhia Luz e Forca de Mococa
     Vigato 1.620, Street - 1st Floor - Room 3
     Jaguariuna - SP- Brazil
     Zip Code 13820-000

     Mococa, a Brazilian company, owns and operates an electricity distribution concession located in the state of Sao Paulo and the State of Minas Gerais, Brazil. Mococa is a non-traded utility company controlled by CPEE. Mococa serves approximately 34,000 customers.

(b)  Mococa is 100% owned by Jaguari . See CPEE below and Exhibit B.

(c)  As of December 31, 2004, Jaguari has invested $8.6 million in Mococa.

(d)  Capitalization at 12/31/04                                           (000s)
                                                                         -------
        Shareholder's Equity                                             $10,302
     Net Income (Loss) for the period ended 12/31/04                     $ 4,853

(e)  N/A

4.   COMPANHIA PAULISTA DE ENERGIA ELECTRICA ("CPEE")

(a)  Companhia Paulista de Energia Electrica
     Vigato 1.620, Street - 1st Floor - Room 1
     Jaguariuna - SP -Brazil
     Zip Code 13820-000

     CPEE, a Brazilian company, owns and operates an electricity distribution concession in the state of Sao Paulo, Brazil and also has a controlling interest in 3 other non-traded utility companies which own and operate electricity distribution concessions located in the state of Sao Paulo and in the state of Minas Gerais. CPEE and its controlled companies serve approximately 160,000 customers. CPEE also owns a 7 percent interest in Investco S.A., which owns an 850 MW hydroelectric plant, which started commercial operations in December 2001.

(b)  CMS Participacoes Ltda. owns 94.01% of CPEE. See Exhibit B.

(c) As of December 31, 2004, CMS Participacoes Ltda. has invested $90 million in CPEE.

(d)  Capitalization at 12/31/04                                          (000s)
                                                                         -------
        Shareholder's Equity                                             $21,900
     Net Income (Loss) for the period ended 12/31/04                     $ 6,042

(e)  N/A

5.   COMPANHIA SUL PAULISTA DE ENERGIA ELECTRICA ("SUL PAULISTA")

(a)  Companhia Sul Paulista de Energia
     Vigato 1.620, Street - 1st Floor - Room 2
     Jaguariuna - SP - Brazil
     Zip Code 13820-000

     Sul Paulista, a Brazilian company, owns and operates an electricity distribution concession located in the state of Sao Paulo. Sul Paulista is a non-traded utility company controlled by CPEE. Sul Paulista serves approximately 58,000 customers.

(b)  Sul Paulista is 88.63% owned by CPEE. See CPEE above and Exhibit B.

(c)  As of December 31, 2004, CPEE has invested $47 million in Sul Paulista.

(d)  Capitalization at 12/31/04                                           (000s)
                                                                         -------
        Shareholder's Equity                                             $22,810
     Net Income (Loss) for the period ended 12/31/04                     $ 5,960

(e)  N/A

6.   EMIRATES CMS POWER COMPANY

(a)  Emirates CMS Power Company
     P.O. Box 47688
     United Arab Emirates
     Al Mansoor Tower,
     7th Floor, Suite 701
     Abu Dhabi

     Emirates CMS Power Company, a U.A.E. Abu Dhabi Emirate company, owns a generation and desalination facility in Taweelah, Abu Dhabi.

(b) CMS Generation Taweelah Limited owns 40% of Emirates CMS Power Company. See Exhibit B.

(c) As of December 31, 2004, CMS Generation Taweelah Limited had invested $74 million of equity in Emirates CMS Power Company.

(d)  Capitalization at 12/31/04                                         (000s)
                                                                       --------
        Term Loan                                                      $522,377
        Shareholder Loan                                               $ 53,994
        Retained Earnings                                              $(13,486)
        Shareholder's Equity                                           $112,518
     Total Capitalization                                              $675,403
     Net Income (Loss) for the period ended 12/31/04                   $ 33,252

(e) As of December 31, 2004, there was an operating and management agreement between Taweelah and Emirates CMS Power Company pursuant to which total fees earned were $1,236,553.

7.   GASATACAMA GENERACION S.A.

(a)  GasAtacama Generacion S.A.
     Casa Matriz: Isidora Goyenechea # 3365, Piso 8
     Las Condes - Santiago, Chile

     GasAtacama Generacion S.A. is a Chilean entity that operates the GasAtacama power plant.

(b) GasAtacama S.A. owns 99.90% and Compania de Inversiones CMS Energy-Chile Ltda. owns 0.05% of GasAtacama Generacion S.A. See Exhibit B.

(c) As of December 31, 2004, CMS Gas Transmission del Sur Company had invested approximately $49.8 million in GasAtacama Generacion S.A.

(d)  Capitalization at 12/31/04                                          (000s)
                                                                       ---------
        Retained Earnings                                              $(33,025)
        Shareholder's Equity                                           $133,306
     Total Capitalization                                              $100,281
     Net Income (Loss) for the period ended 12/31/04                   $ (4,481)

(e)  N/A

8.   SISTEMA ELECTRICO DEL ESTADO NUEVA ESPARTA C.A. ("SENECA")

(a)  Sistema Electrico del Estado Nueva Esparta C.A.
     San Lorenzo
     Pampatar, Nueva Esparta (6312)
     Venezuela

     SENECA, a Venezuelan company, is the owner of 200 MW of diesel-fired power generation units located on Margarita Island, Venezuela. SENECA also owns and operates an electric distribution system located on Margarita Island, Venezuela, serving approximately 104,000 customers.

(b) CMS Electric & Gas, L.L.C. owns 100% of ENELMAR. ENELMAR owns 33.34% of SENECA. CMS Electric & Gas L.L.C. owns 100% of CMS Venezuela. CMS Venezuela owns 52.37% of SENECA. See Exhibit B.

(c) As of December 31, 2004, ENELMAR had invested $3.9 million in SENECA. As of December 31, 2004, CMS Venezuela had invested $13.8 million in SENECA.

(d)  Capitalization at 12/31/04                                         (000s)
                                                                       --------
        Shareholder's Equity                                           $153,811
     Net Income (Loss) for the period ended 12/31/04                   $ (6,474)

(e)  N/A

9.   TAWEELAH A2 OPERATING COMPANY ("TAWEELAH")

(a)  Taweelah A2 Operating Company
     c/o CMS Generation Co.
     One Energy Plaza
     Jackson, Michigan 49201

     Taweelah operates a 710.3 MW generation and desalination facility in Taweelah, Abu Dhabi.

(b)  CMS Generation Co. owns 100% of Taweelah. See Exhibit B.

(c) As of December 31, 2004, CMS Generation Co. had invested approximately $1.0 million of equity in Taweelah.

(d)  Capitalization at 12/31/04                                           (000s)
                                                                          ------
        Shareholder's Capital                                             $1,565
        Retained Earnings                                                 $  410
        Shareholder's Equity                                              $1,975
     Net Income (Loss) for the period ended 12/31/04                      $1,221

(e) As of December 31, 2004, there was an operating and management agreement between Taweelah and Emirates CMS Power Company pursuant to which total fees earned were $1,236,553.

The above-named Claimant has caused this statement to be duly executed on its behalf by its authorized officer on this 10th day of March 2005.


                                        CMS ENERGY CORPORATION
                                        A Michigan corporation


[CORPORATE SEAL]                        By: /s/ Thomas J. Webb
                                            ------------------------------------
                                                Thomas J. Webb
                                                Executive Vice President and
                                                Chief Financial Officer

ATTEST:


/s/ Wendy A. McIntyre
-------------------------------------
    Wendy A. McIntyre
    Corporate Counsel

Name, title, and address of officer to whom notices and correspondence concerning this Statement should be addressed:

                           S. Kinnie Smith, Jr.
                           Vice Chairman of the Board
                           and General Counsel
                           One Energy Plaza
                           Jackson, Michigan 49201


March 10, 2005

                                    EXHIBIT A

A consolidating statement of income and surplus of CMS Energy and its subsidiary companies for the last calendar year, together with a consolidating balance sheet of CMS Energy and its subsidiary companies as of the close of such calendar year is attached.

CMS ENERGY CORPORATION
Consolidating Statement of Income
For the Year Ended December 31, 2004
(In Millions, except Per Share Amounts)

                                                              Consumers       CMS        Dearborn     Inter-        CMS
                                                                Energy    Enterprises   Industrial   company       Energy
                                                 CMS Energy    Company      Company     Generation   Elimina-   Corporation
                                                  Corp. (1)    Consol.      Consol.         LLC        tions      Consol.
                                                 ----------   ---------   -----------   ----------   --------   -----------
Operating Revenue                                 $     --      $4,711      $  871         $69        $(179)      $5,472
                                                  --------      ------      ------         ---        -----       ------
Earnings from Equity Method Investees                    1           1         113          --           --          115
                                                  --------      ------      ------         ---        -----       ------
Operating Expenses
   Fuel for electric generation                         --         720          67          10           (4)         793
   Purchased and interchange power                      --         224         120          --           --          344
   Purchased power-related parties                      --          67          47          30         (144)          --
   Cost of gas sold                                     --       1,469         323          19          (25)       1,786
   Other operation expenses                             27         717         205          10           (5)         954
   Maintenance                                          --         227          26           3           --          256
   Depreciation and amortization                         1         391          38           1           --          431
   General taxes                                        (5)        223          48           4           --          270
   Asset impairment charges                            (10)         --         170          --           --          160
                                                  --------      ------      ------         ---        -----       ------
      Total operating expenses                          13       4,038       1,044          77         (178)       4,994
                                                  --------      ------      ------         ---        -----       ------
Operating Income (Loss)                                (12)        674         (60)         (8)          (1)         593
                                                  --------      ------      ------         ---        -----       ------
Other Income (Deductions)
   Interest and dividends from affiliates              (13)         --          29          --          (16)          --
   Interest and dividends                                1          11          15          --           --           27
   Accretion expense                                    --          (3)        (20)         --           --          (23)
   Gain (loss) on asset sales, net                       3           1          48          --           --           52
   Regulatory return on capital expenditures            --         113          --          --           --          113
   Foreign currency gains (losses), net                 --          --          (3)         --           --           (3)
   Other income                                        290          16          11          --         (290)          27
   Other expense                                        (1)         (7)         (7)         --           --          (15)
                                                  --------      ------      ------         ---        -----       ------
      Total other income (deductions)                  280         131          73          --         (306)         178
                                                  --------      ------      ------         ---        -----       ------
Fixed Charges
   Interest on long-term debt                          213         284           5          --           --          502
   Interest on long-term debt-related parties           14          44          --          --           --           58
   Other interest                                       30          13          16           1          (16)          44
   Capitalized interest                                 --          25          --          --           --           25
   Preferred dividends of subsidiaries                  --           2           3          --           --            5
                                                  --------      ------      ------         ---        -----       ------
      Net fixed charges                                257         368          24           1          (16)         634
                                                  --------      ------      ------         ---        -----       ------
Income (Loss) before Minority Interests                 11         437         (11)         (9)        (291)         137
Minority Interests                                      --           7           8          --           --           15
                                                  --------      ------      ------         ---        -----       ------
Income (Loss) before Income Taxes                       11         430         (19)         (9)        (291)         122
Income Tax Expense (Benefit)                          (111)        152         (43)         (3)          --           (5)
                                                  --------      ------      ------         ---        -----       ------
Income (Loss) from Continuing Operations               122         278          24          (6)        (291)         127
Discontinued Operations                                 --          --          (4)         --           --           (4)
Cumulative Effect of Accounting Change                  --          (1)         (1)         --           --           (2)
                                                  --------      ------      ------         ---        -----       ------
Net Income (Loss)                                      122         277          19          (6)        (291)         121
Preferred Dividends                                     11          --          --          --           --           11
                                                  --------      ------      ------         ---        -----       ------
Net Income (Loss) Available to Common
   Stockholders                                        111         277          19          (6)        (291)         110
Dividends on Common Stock                                1         190         223          --         (414)          --
                                                  --------      ------      ------         ---        -----       ------
Net Income (Loss) after Common Stock
   Dividends                                      $    110      $   87      $ (204)        $(6)       $ 123       $  110
                                                  ========      ======      ======         ===        =====       ======
Average Number of CMS Energy Common Shares
   Outstanding - Basic                             168,553
Average Number of CMS Energy Common Shares
   Outstanding - Diluted                           172,065
Basic Earnings per CMS Energy Average Common
   Share                                                                                              $0.65
Diluted Earnings per CMS Energy Average Common
   Share                                                                                              $0.64


(1) Represents CMS Energy Corporation with Consumers Energy Company and CMS Enterprises Company included on the equity method of accounting.

CONSUMERS ENERGY COMPANY
Consolidating Statement of Income
For the Year Ended December 31, 2004
(In Millions)

                                                           Consumers            Consumers             CMS              Midland
                                               Consumers  Receivables Consumers   Campus     ES     Midland   CMS   Cogeneration
                                                 Energy    Funding II  Funding   Holdings Services Holdings Midland    Venture
                                              Company (2)     LLC        LLC       LLC    Company   Company   Inc.       LP
                                              ----------- ----------- --------- --------- -------- -------- ------- ------------
Operating Revenue                               $4,679        $ 2        $ 1       $ 1       $ 2      $--    $ --       $650
                                                ------        ---        ---       ---       ---      ---    ----       ----
Earnings from Equity Method Investees                2         --         --        --        --       14     (12)        --
                                                ------        ---        ---       ---       ---      ---    ----       ----
Operating Expenses
   Fuel for electric generation                    319         --         --        --        --       --      --        413
   Purchased and interchange power                 224         --         --        --        --       --      --         --
   Purchased power-related parties                 670         --         --        --        --       --      --         --
   Cost of gas sold                              1,468         --         --        --        --       --      --         --
   Cost of gas sold-related parties                  1         --         --        --        --       --      --         --
   Other operation expenses                        687          2          1         1         2       --      --         32
   Maintenance                                     216         --         --        --        --       --      --         11
   Depreciation and amortization                   301         --         --        --        --       --       1         89
   General taxes                                   192         --         --        --        --       --      --         29
                                                ------        ---        ---       ---       ---      ---    ----       ----
      Total operating expenses                   4,078          2          1         1         2       --       1        574
                                                ------        ---        ---       ---       ---      ---    ----       ----
Operating Income                                   603         --         --        --        --       14     (13)        76
                                                ------        ---        ---       ---       ---      ---    ----       ----
Other Income (Deductions)
   Interest and dividends from affiliates           --         --         21        --        --       --      --         --
   Interest and dividends                            6         --         --        --        --       --      --          5
   Accretion expense                                (3)        --         --        --        --       --      --         --
   Gain on asset sales, net                          1         --         --        --        --       --      --         --
   Regulatory return on capital expenditures       113         --         --        --        --       --      --         --
   Other income                                     17         --         --        --        --       --      --         --
   Other expense                                    (7)        --         --        --        --       --      --         --
                                                ------        ---        ---       ---       ---      ---    ----       ----
Total other income (deductions)                    127         --         21        --        --       --      --          5
                                                ------        ---        ---       ---       ---      ---    ----       ----
Interest Charges
   Interest on long-term debt                      193         --         21        --        --       --      --        105
   Interest on long-term debt-related parties       44         --         --        --        --       --      --         --
   Other interest                                   36         --         --        --        --       --      --         --
   Capitalized interest                             25         --         --        --        --       --      --         --
                                                ------        ---        ---       ---       ---      ---    ----       ----
      Net interest charges                         298         --         21        --        --       --      --        105
                                                ------        ---        ---       ---       ---      ---    ----       ----
Income before Minority Interests                   432         --         --        --        --       14     (13)       (24)
Minority Interests                                  --         --         --        --        --       --      --         --
                                                ------        ---        ---       ---       ---      ---    ----       ----
Income before Income Taxes                         432         --         --        --        --       14     (13)       (24)
Income Taxes                                       152         --         --        --        --        5      (5)        --
                                                ------        ---        ---       ---       ---      ---    ----       ----
Income before Accounting Change                    280         --         --        --        --        9      (8)       (24)
Cumulative Effect of Accounting Change              (1)        --         --        --        --       --      --         --
                                                ------        ---        ---       ---       ---      ---    ----       ----
Net Income                                         279         --         --        --        --        9      (8)       (24)
Preferred Stock Dividends                            2         --         --        --        --       --      --         --
                                                ------        ---        ---       ---       ---      ---    ----       ----
Net Income Available to Common Stockholder         277         --         --        --        --        9      (8)       (24)
Dividends on Common Stock                          190         --         --        --        --       --      --         --
                                                ------        ---        ---       ---       ---      ---    ----       ----
Net Income (Loss) after Common Dividends        $   87        $--        $--       $--       $--      $ 9    $ (8)      $(24)
                                                ======        ===        ===       ===       ===      ===    ====       ====

(Continued on Following Page)

CONSUMERS ENERGY COMPANY
Consolidating Statement of Income
For the Year Ended December 31, 2004
(In Millions)
(Continued from Previous Page)

                                                             Inter-    Consumers
                                                   First    company      Energy
                                                  Midland   Elimina-    Company
                                                     LP       tions     Consol.
                                                  -------   --------   ---------
Operating Revenue                                   $--      $(624)     $4,711
                                                    ---      -----      ------
Earnings from Equity Method Investees                --         (3)          1
                                                    ---      -----      ------
Operating Expenses
   Fuel for electric generation                      --        (12)        720
   Purchased and interchange power                   --         --         224
   Purchased power-related parties                   --       (603)         67
   Cost of gas sold                                  --         --       1,468
   Cost of gas sold-related parties                  --         --           1
   Other operation expenses                          --         (8)        717
   Maintenance                                       --         --         227
   Depreciation and amortization                     --         --         391
   General taxes                                      2         --         223
                                                    ---      -----      ------
      Total operating expenses                        2       (623)      4,038
                                                    ---      -----      ------
Operating Income                                     (2)        (4)        674
                                                    ---      -----      ------
Other Income (Deductions)
   Interest and dividends from affiliates            71        (92)         --
   Interest and dividends                            --         --          11
   Accretion expense                                 --         --          (3)
   Gain on asset sales, net                          --         --           1
   Regulatory return on capital expenditures         --         --         113
   Other income                                      --         (1)         16
   Other expense                                     --         --          (7)
                                                    ---      -----      ------
Total other income (deductions)                      71        (93)        131
                                                    ---      -----      ------
Interest Charges
   Interest on long-term debt                        36        (71)        284
   Interest on long-term debt-related parties        --         --          44
   Other interest                                    --        (23)         13
   Capitalized interest                              --         --          25
                                                    ---      -----      ------
      Net interest charges                           36        (94)        366
                                                    ---      -----      ------
Income before Minority Interests                     33         (3)        439
Minority Interests                                   --          7           7
                                                    ---      -----      ------
Income before Income Taxes                           33        (10)        432
Income Taxes                                         --         --         152
                                                    ---      -----      ------
Income before Accounting Change                      33        (10)        280
Cumulative Effect of Accounting Change               --         --          (1)
                                                    ---      -----      ------
Net Income                                           33        (10)        279
Preferred Stock Dividends                            --         --           2
                                                    ---      -----      ------
Net Income Available to Common Stockholder           33        (10)        277
Dividends on Common Stock                            --         --         190
                                                    ---      -----      ------
Net Income (Loss) after Common Dividends            $33      $ (10)     $   87
                                                    ===      =====      ======

(2) Represents Consumers Energy Company, CMS Engineering Company and Consumers Nuclear Services LLC consolidated.

CMS ENTERPRISES COMPANY
Consolidating Statement of Income
For the Year Ended December 31, 2004
(In Millions)

                                                              CMS         CMS Gas          CMS           CMS
                                                CMS       Generation   Transmission      Energy         Int'l       CMS       CMS
                                            Enterprises       Co.         Company     Resource Mgt.   Vent. LLC   Capital    Land
                                            Company (3)     Consol.       Consol.        Company       Consol.      LLC     Company
                                            -----------   ----------   ------------   -------------   ---------   -------   -------
Operating Revenue                              $  5          $226         $  24           $470          $237        $10      $ --
                                               ----          ----         -----           ----          ----        ---      ----
Earnings from Equity Method Investees            --            87            --             --            26         --      $ --
                                               ----          ----         -----           ----          ----        ---      ----
Operating Expenses
   Fuel for electric generation                  --            39            --             --            28         --        --
   Purchased and interchange power               --            --            --             58            63         --        --
   Purchased power-related parties               --            30            --             91            --         --        --
   Cost of gas sold                              --            24            --            318             1         --        --
   Other operation expense                       18            72            13              5            53          6        47
   Maintenance                                   --            11             1             --            14         --        --
   Depreciation and amortization                  2            13             6              1            16         --        --
   General taxes                                  1             9             2              1            35         --        --
   Asset impairment charges                      --             1           136             --            33         --        --
                                               ----          ----         -----           ----          ----        ---      ----
      Total operating expenses                   21           199           158            474           243          6        47
                                               ----          ----         -----           ----          ----        ---      ----
Operating Income (Loss)                         (16)          114          (134)            (4)           20          4       (47)
                                               ----          ----         -----           ----          ----        ---      ----
Other Income (Deductions)
   Interest and dividends from affiliates        12            --             2             20             1         27        --
   Interest and dividends                         1             2             1              1             6          4        --
   Accretion expense                             --            --            --            (20)           --         --        --
   Gain (loss) on asset sales, net               --             3             1             --            44         --        --
   Foreign currency gains (losses), net          --             1            --             --            (4)        --        --
   Other income                                  66            --            22             --             4         --        --
   Other expense                                 --            (7)           --             --            --         --        --
                                               ----          ----         -----           ----          ----        ---      ----
      Total other income (deductions)            79            (1)           26              1            51         31        --
                                               ----          ----         -----           ----          ----        ---      ----
Fixed Charges
   Interest on long-term debt                    --             3            --             --             2         --        --
   Other interest                                28             9             1             --             4          7        --
   Preferred dividends                           --            --             3             --            --         --        --
                                               ----          ----         -----           ----          ----        ---      ----
      Net fixed charges                          28            12             4             --             6          7        --
                                               ----          ----         -----           ----          ----        ---      ----
Income (Loss) before Minority Interests          35           101          (112)            (3)           65         28       (47)
Minority Interests                               --             4           (19)            --             3         --        --
                                               ----          ----         -----           ----          ----        ---      ----
Income (Loss) before Income Taxes                35            97           (93)            (3)           62         28       (47)
Income Tax Expense (Benefit)                     18           (25)          (34)            (2)            7         10       (16)
                                               ----          ----         -----           ----          ----        ---      ----
Income (Loss) from Continuing Operations         17           122           (59)            (1)           55         18       (31)
Discontinued Operations                          --            --            (3)            (6)            8         --        --
Cumulative Effect of Accounting Change           (1)           --            --             --            --         --        --
                                               ----          ----         -----           ----          ----        ---      ----
Net Income (Loss)                              $ 16          $122         $ (62)          $ (7)         $ 63        $18      $(31)
                                               ====          ====         =====           ====          ====        ===      ====

(Continued on Following Page)

CMS ENTERPRISES COMPANY
Consolidating Statement of Income
For the Year Ended December 31, 2004
(In Millions)
(Continued from Previous Page)

                                                CMS        Inter-        CMS
                                              Resource     company   Enterprises
                                            Development   Elimina-     Company
                                              Company       tions      Consol.
                                            -----------   --------   -----------
Operating Revenue                               $--        $(101)      $  871
                                                ---        -----       ------
Earnings from Equity Method Investees            --           --          113
                                                ---        -----       ------
Operating Expenses
   Fuel for electric generation                  --           --           67
   Purchased and interchange power               --           (1)         120
   Purchased power-related parties               --          (74)          47
   Cost of gas sold                              --          (20)         323
   Other operation expense                       (2)          (7)         205
   Maintenance                                   --           --           26
   Depreciation and amortization                 --           --           38
   General taxes                                 --           --           48
   Asset impairment charges                      --           --          170
                                                ---        -----       ------
      Total operating expenses                   (2)        (102)       1,044
                                                ---        -----       ------
Operating Income (Loss)                           2            1          (60)
                                                ---        -----       ------
Other Income (Deductions)
   Interest and dividends from affiliates        --          (33)          29
   Interest and dividends                        --           --           15
   Accretion expense                             --           --          (20)
   Gain (loss) on asset sales, net               --           --           48
   Foreign currency gains (losses), net          --           --           (3)
   Other income                                  --          (81)          11
   Other expense                                 --           --           (7)
                                                ---        -----       ------
      Total other income (deductions)            --         (114)          73
                                                ---        -----       ------
Fixed Charges
   Interest on long-term debt                    --           --            5
   Other interest                                --          (33)          16
   Preferred dividends                           --           --            3
                                                ---        -----       ------
      Net fixed charges                          --          (33)          24
                                                ---        -----       ------
Income (Loss) before Minority Interests           2          (80)         (11)
Minority Interests                               --           20            8
                                                ---        -----       ------
Income (Loss) before Income Taxes                 2         (100)         (19)
Income Tax Expense (Benefit)                      1           (2)         (43)
                                                ---        -----       ------
Income (Loss) from Continuing Operations          1          (98)          24
Discontinued Operations                          --           (3)          (4)
Cumulative Effect of Accounting Change           --           --           (1)
                                                ---        -----       ------
Net Income (Loss)                               $ 1        $(101)      $   19
                                                ===        =====       ======

(3) Represents CMS Enterprises Company, CMS Enterprises Development LLC, CMS Distributed Power LLC, CMS Comercializadora de Energia SA, CMS Enterprises Holding Company SA, CMS Energy South America Company, CMS Energy UK Limited, CMS Business Development LLC and CMS Texas LLC consolidated with CMS Generation Co., CMS Gas Transmission Company and CMS International Ventures LLC included on the equity method of accounting.

CMS GENERATION CO.
Consolidating Statement of Income
For the Year Ended December 31, 2004
(In Millions)

                                                            TES       Genesee    Grayling                  Dearborn
                                                CMS      Filer City    Power    Generating     Exeter     Generation   Exeter
                                            Generation       LP          LP         LP       Management   Operating    Energy
                                              Co. (4)      Consol.      (5)         (6)        Company       LLC         LP
                                            ----------   ----------   -------   ----------   ----------   ----------   ------
Operating Revenue                              $  1          $34        $16         $18          $--         $ 1         $ 8
                                               ----          ---        ---         ---          ---         ---         ---
Earnings from Equity Method Investees            (1)          --         --          --           --          --          --
                                               ----          ---        ---         ---          ---         ---         ---
Operating Expenses
   Fuel for electric generation                  --           14         --          --           --          --          --
   Purchased power-related parties               --           --         --          --           --          --          --
   Cost of gas sold                              --           --         --          --           --          --          --
   Other operation expense                       15            7          7          11           --          --           8
   Maintenance                                   --           --          4          --           --          --          --
   Depreciation and amortization                  3            3          3           2           --          --           1
   General taxes                                 --            2          1           1           --          --           1
   Asset impairment charges                       1           --         --          --           --          --          --
                                               ----          ---        ---         ---          ---         ---         ---
      Total operating expenses                   19           26         15          14           --          --          10
                                               ----          ---        ---         ---          ---         ---         ---
Operating Income (Loss)                         (19)           8          1           4           --           1          (2)
                                               ----          ---        ---         ---          ---         ---         ---
Other Income (Deductions)
   Dividends and interest from affiliates         1           --         --          --           --          --          --
   Interest and dividends                         1           --          1          --           --          --          --
   Gain (loss) on asset sales, net                2           --         --          --           --          --          --
   Foreign currency gains (losses), net          --           --         --          --           --          --          --
   Other income                                 106           --         (1)          1           --          --          --
   Other expense                                 --           --         --          --           --          --          --
                                               ----          ---        ---         ---          ---         ---         ---
      Total other income (deductions)           110           --         --           1           --          --          --
                                               ----          ---        ---         ---          ---         ---         ---
Fixed Charges
   Interest on long-term debt                    --           --         --           3           --          --          --
   Other interest                                --            2          5          --           --          --          --
   Capitalized interest                          --           --         --          --           --          --          --
                                               ----          ---        ---         ---          ---         ---         ---
      Net fixed charges                          --            2          5           3           --          --          --
                                               ----          ---        ---         ---          ---         ---         ---
Income (Loss) before Minority Interests          91            6         (4)          2           --           1          (2)
Minority Interests                               --            3         (2)          1           --          --          --
                                               ----          ---        ---         ---          ---         ---         ---
Income (Loss) before Income Taxes                91            3         (2)          1           --           1          (2)
Income Tax Expense (Benefit)                    (29)           1         --          --           (2)         --          --
                                               ----          ---        ---         ---          ---         ---         ---
Net Income (Loss)                              $120          $ 2        $(2)        $ 1          $ 2         $ 1         $(2)
                                               ====          ===        ===         ===          ===         ===         ===

(Continued on Following Page)

CMS GENERATION CO.
Consolidating Statement of Income
For the Year Ended December 31, 2004
(In Millions)
(Continued from Previous Page)


                                             Taweelah     CMSG         CMSG         CMSG         CMSG         CMSG        HYDRA-CO
                                                A2      Michigan      Int'l      Investment   Investment   Investment   Enterprises,
                                            Operating     Power     Operating      Co. IV       Co. VI       Co. VII        Inc.
                                             Company       LLC     Co. Consol.     Consol.      Consol.      Consol.       Consol.
                                            ---------   --------   -----------   ----------   ----------   ----------   ------------
Operating Revenue                              $ 4        $ 2          $10           $--          $50          $--           $ 4
                                               ---        ---          ---           ---          ---          ---           ---
Earnings from Equity Method Investees           --         --           --            63           --           21             4
                                               ---        ---          ---           ---          ---          ---           ---
Operating Expenses
   Fuel for electric generation                 --          1           --            --           16           --            --
   Purchased power-related parties              --         --           --            --           --           --            --
   Cost of gas sold                             --         --           --            --           --           --            --
   Other operation expense                       3          1            2            --           10           --             3
   Maintenance                                  --          1           --            --            3           --            --
   Depreciation and amortization                --         --           --            --           --           --            --
   General taxes                                --          1           --            --           --           --            --
   Asset impairment charges                     --         --           --            --           --           --            --
                                               ---        ---          ---           ---          ---          ---           ---
      Total operating expenses                   3          4            2            --           29           --             3
                                               ---        ---          ---           ---          ---          ---           ---
Operating Income (Loss)                          1         (2)           8            63           21           21             5
                                               ---        ---          ---           ---          ---          ---           ---
Other Income (Deductions)
   Dividends and interest from affiliates       --         --           --             1            1           --            --
   Interest and dividends                       --         --           --            --           --           --            --
   Gain (loss) on asset sales, net              --         --           --            --           --           --             1
   Foreign currency gains (losses), net         --         --           --             1           --           --            --
   Other income                                 --         --            7             2           --           --            --
   Other expense                                --         --           (7)           --           --           --            --
                                               ---        ---          ---           ---          ---          ---           ---
      Total other income (deductions)           --         --           --             4            1           --             1
                                               ---        ---          ---           ---          ---          ---           ---
Fixed Charges
   Interest on long-term debt                   --         --           --            --           --           --            --
   Other interest                               --         --           --             2           --            2            --
   Capitalized interest                         --         --           --            --           --           --            --
                                               ---        ---          ---           ---          ---          ---           ---
      Net fixed charges                         --         --           --             2           --            2            --
                                               ---        ---          ---           ---          ---          ---           ---
Income (Loss) before Minority Interests          1         (2)           8            65           22           19             6
Minority Interests                              --         --           --            --            2           --            --
                                               ---        ---          ---           ---          ---          ---           ---
Income (Loss) before Income Taxes                1         (2)           8            65           20           19             6
Income Tax Expense (Benefit)                    --         --            2             1            3           --            (1)
                                               ---        ---          ---           ---          ---          ---           ---
Net Income (Loss)                              $ 1        $(2)         $ 6           $64          $17          $19           $ 7
                                               ===        ===          ===           ===          ===          ===           ===


(Continued on Following Page)

CMS GENERATION CO.
Consolidating Statement of Income
For the Year Ended December 31, 2004
(In Millions)
(Continued from Previous Page)

                                             Dearborn     Inter-       CMS
                                            Industrial    company   Generation
                                            Generation   Elimina-     Company
                                                LLC        tions      Consol.
                                            ----------   --------   ----------
Operating Revenue                               $78       $  --        $226
                                                ---       -----        ----
Earnings from Equity Method Investees            --          --          87
                                                ---       -----        ----
Operating Expenses
   Fuel for electric generation                   8          --          39
   Purchased power-related parties               30          --          30
   Cost of gas sold                              24          --          24
   Other operation expense                        5          --          72
   Maintenance                                    3          --          11
   Depreciation and amortization                  1          --          13
   General taxes                                  3          --           9
   Asset impairment charges                      --          --           1
                                                ---       -----        ----
      Total operating expenses                   74          --         199
                                                ---       -----        ----
Operating Income (Loss)                           4          --         114
                                                ---       -----        ----
Other Income (Deductions)
   Dividends and interest from affiliates        --          (3)         --
   Interest and dividends                        --          --           2
   Gain (loss) on asset sales, net               --          --           3
   Foreign currency gains (losses), net          --          --           1
   Other income                                  --        (115)         --
   Other expense                                 --          --          (7)
                                                ---       -----        ----
      Total other income (deductions)            --        (118)         (1)
                                                ---       -----        ----
Fixed Charges
   Interest on long-term debt                    --          --           3
   Other interest                                 1          (3)          9
   Capitalized interest                          --          --          --
                                                ---       -----        ----
      Net fixed charges                           1          (3)         12
                                                ---       -----        ----
Income (Loss) before Minority Interests           3        (115)        101
Minority Interests                               --          --           4
                                                ---       -----        ----
Income (Loss) before Income Taxes                 3        (115)         97
Income Tax Expense (Benefit)                     --          --         (25)
                                                ---       -----        ----
Net Income (Loss)                               $ 3       $(115)       $122
                                                ===       =====        ====


(4) Represents CMS Generation Company, CMSG Altoona Company, CMSG Chateaugay Company, CMSG Filer City Operating Company, CMSG Operating Company, CMSG Recycling Company, CMSG Honey Lake Company and CMS Centrales Termicas SA consolidated with CMSG Filer City, Inc., CMS International Operating Company, CMSG Investment Company IV, CMSG Investment Company VI, CMSG Investment Company VII and HYDRA-CO Enterprises, Inc. included on the equity method of accounting.
(5)  Includes CMSG Genesee Company, CMSG Holdings Company and GPS Newco LLC.
(6)  Includes CMSG Grayling Company and CMSG Grayling Holdings Company.

TES FILER CITY STATION LP
Consolidating Statement of Income
For the Year Ended December 31, 2004
(In Millions)

                                                             TES        Inter-       TES
                                               CMSG      Filer City    company   Filer City
                                            Filer City     Station    Elimina-       LP
                                               Inc.          LP         tions      Consol.
                                            ----------   ----------   --------   ----------
Operating Revenue                               $--          $34         $--         $34
                                                ---          ---         ---         ---
Earnings from Equity Method Investees            --           --          --          --
                                                ---          ---         ---         ---
Operating Expenses
   Fuel for electric generation                  --           14          --          14
   Purchased power-related parties               --           --          --          --
   Cost of gas sold                              --           --          --          --
   Other operation expense                       --            7          --           7
   Maintenance                                   --           --          --          --
   Depreciation and amortization                 --            3          --           3
   General taxes                                 --            2          --           2
   Asset impairment charges                      --           --          --          --
                                                ---          ---         ---         ---
      Total operating expenses                   --           26          --          26
                                                ---          ---         ---         ---
Operating Income (Loss)                          --            8          --           8
                                                ---          ---         ---         ---
Other Income (Deductions)
   Dividends and interest from affiliates        --           --          --          --
   Interest and dividends                        --           --          --          --
   Other income                                   3           --          (3)         --
   Other expense                                 --           --          --          --
                                                ---          ---         ---         ---
      Total other income (deductions)             3           --          (3)         --
                                                ---          ---         ---         ---
Fixed Charges
   Interest on long-term debt                    --           --          --          --
   Other interest                                --            2          --           2
   Capitalized interest                          --           --          --          --
                                                ---          ---         ---         ---
      Net fixed charges                          --            2          --           2
                                                ---          ---         ---         ---
Income (Loss) before Minority Interests           3            6          (3)          6
Minority Interests                               --           --           3           3
                                                ---          ---         ---         ---
Income (Loss) before Income Taxes                 3            6          (6)          3
Income Tax Expense (Benefit)                      1           --          --           1
                                                ---          ---         ---         ---
Net Income (Loss)                               $ 2          $ 6         $(6)        $ 2
                                                ===          ===         ===         ===

CMS INT'L OPERATING COMPANY
Consolidating Statement of Income
For the Year Ended December 31, 2004
(In Millions)

                                               CMS          CMS                      CMS         CMS       Inter-       CMS
                                              Int'l         UK          Jorf       Morocco    India O&M    company     Int'l
                                            Operating   Oper. Pvt.     Lasfar     Oper. Co.    Co. Pvt.   Elimina-   Operating
                                             Co. (7)      Limited    Aktiebolag      SCA       Limited      tions     Consol.
                                            ---------   ----------   ----------   ---------   ---------   --------   ---------
Operating Revenue                              $ 1          $--          $--         $ 5         $ 4        $ --        $10
                                               ---          ---          ---         ---         ---        ----        ---
Earnings from Equity Method Investees           --           --           --          --          --          --         --
                                               ---          ---          ---         ---         ---        ----        ---
Operating Expenses
   Fuel for electric generation                 --           --           --          --          --          --         --
   Purchased power-related parties              --           --           --          --          --          --         --
   Cost of gas sold                             --           --           --          --          --          --         --
   Other operation expense                      --           --           --          --           2          --          2
   Maintenance                                  --           --           --          --          --          --         --
   Depreciation and amortization                --           --           --          --          --          --         --
   General taxes                                --           --           --          --          --          --         --
   Asset impairment charges                     --           --           --          --          --          --         --
                                               ---          ---          ---         ---         ---        ----        ---
      Total operating expenses                  --           --           --          --           2          --          2
                                               ---          ---          ---         ---         ---        ----        ---
Operating Income (Loss)                          1           --           --           5           2          --          8
                                               ---          ---          ---         ---         ---        ----        ---
Other Income (Deductions)
   Dividends and interest from affiliates       --           --           --          --          --          --         --
   Interest and dividends                       --           --           --          --          --          --         --
   Foreign currency gains (losses), net         (2)          --            2          --          --          --         --
   Other income                                 15           10            4          --          --         (22)         7
   Other expense                                (7)          --           --          --          --          --         (7)
                                               ---          ---          ---         ---         ---        ----        ---
      Total other income (deductions)            6           10            6          --          --         (22)        --
                                               ---          ---          ---         ---         ---        ----        ---
Fixed Charges
   Interest on long-term debt                   --           --           --          --          --          --         --
   Other interest                               --           --           --          --          --          --         --
   Capitalized interest                         --           --           --          --          --          --         --
                                               ---          ---          ---         ---         ---        ----        ---
      Net fixed charges                         --           --           --          --          --          --         --
                                               ---          ---          ---         ---         ---        ----        ---
Income (Loss) before Minority Interests          7           10            6           5           2         (22)         8
Minority Interests                              --           --           --          --          --          --         --
                                               ---          ---          ---         ---         ---        ----        ---
Income (Loss) before Income Taxes                7           10            6           5           2         (22)         8
Income Tax Expense (Benefit)                    --           --           --           2          --          --          2
                                               ---          ---          ---         ---         ---        ----        ---
Net Income (Loss)                              $ 7          $10          $ 6         $ 3         $ 2        $(22)       $ 6
                                               ===          ===          ===         ===         ===        ====        ===

(7) Represents CMS International Operating Company and CMSG Jorf Lasfar III LDC consolidated.

CMSG INVESTMENT CO IV
Consolidating Statement of Income
For the Year Ended December 31, 2004
(In Millions)

                                               CMSG         CMSG         CMSG       Inter-       CMSG
                                            Investment   Luxembourg   Investment    company   Investment
                                              Company       SARL        Co. II     Elimina-     Co. IV
                                              IV (8)       Consol.      Consol.      tions      Consol.
                                            ----------   ----------   ----------   --------   ----------
Operating Revenue                               $--         $ --          $--        $ --         $--
                                                ---         ----          ---        ----         ---
Earnings from Equity Method Investees            --           61            2          --          63
                                                ---         ----          ---        ----         ---
Operating Expenses
   Fuel for electric generation                  --           --           --          --          --
   Purchased power-related parties               --           --           --          --          --
   Cost of gas sold                              --           --           --          --          --
   Other operation expense                       --           --           --          --          --
   Maintenance                                   --           --           --          --          --
   Depreciation and amortization                 --           --           --          --          --
   General taxes                                 --           --           --          --          --
   Asset impairment charges                      --           --           --          --          --
                                                ---         ----          ---        ----         ---
      Total operating expenses                   --           --           --          --          --
                                                ---         ----          ---        ----         ---
Operating Income (Loss)                          --           61            2          --          63
                                                ---         ----          ---        ----         ---
Other Income (Deductions)
   Dividends and interest from affiliates        11            1            2         (13)          1
   Interest and dividends                        --           --           --          --          --
   Foreign currency gains (losses), net          49          (50)           2          --           1
   Other income                                   6           --           --          (4)          2
   Other expense                                 --           --           --          --          --
                                                ---         ----          ---        ----         ---
      Total other income (deductions)            66          (49)           4         (17)          4
                                                ---         ----          ---        ----         ---
Fixed Charges
   Interest on long-term debt                    --           --           --          --          --
   Other interest                                 2           11            2         (13)          2
   Capitalized interest                          --           --           --          --          --
                                                ---         ----          ---        ----         ---
      Net fixed charges                           2           11            2         (13)          2
                                                ---         ----          ---        ----         ---
Income (Loss) before Minority Interests          64            1            4          (4)         65
Minority Interests                               --           --           --          --          --
                                                ---         ----          ---        ----         ---
Income (Loss) before Income Taxes                64            1            4          (4)         65
Income Tax Expense (Benefit)                     --            1           --          --           1
                                                ---         ----          ---        ----         ---
Net Income (Loss)                               $64         $ --          $ 4        $ (4)        $64
                                                ===         ====          ===        ====         ===

(8) Represents CMSG Investment Company IV with CMSG Luxembourg SARL and CMSG Investment Company II included on the equity method of accounting.

CMSG LUXEMBOURG SARL
Consolidating Statement of Income
For the Year Ended December 31, 2004
(In Millions)

                                                                                       Jorf         Jorf        Inter-        CMS
                                               CMSG         CMSG          CMSG        Lasfar       Lasfar       company   Luxembourg
                                            Luxembourg   Luxembourg   Netherlands   Energiak-   Power Energy   Elimina-      SARL
                                              II SARL       SARL           BV        tiebolag    Aktiebolag      tions      Consol.
                                            ----------   ----------   -----------   ---------   ------------   --------   ----------
Operating Revenue                              $ --          $--          $--         $ --          $ --         $ --        $ --
                                               ----          ---          ---         ----          ----         ----        ----
Earnings from Equity Method Investees            --           --           --           32            29           --          61
                                               ----          ---          ---         ----          ----         ----        ----
Operating Expenses
   Fuel for electric generation                  --           --           --           --            --           --          --
   Purchased power-related parties               --           --           --           --            --           --          --
   Cost of gas sold                              --           --           --           --            --           --          --
   Other operation expense                       --           --           --           --            --           --          --
   Maintenance                                   --           --           --           --            --           --          --
   Depreciation and amortization                 --           --           --           --            --           --          --
   General taxes                                 --           --           --           --            --           --          --
   Asset impairment charges                      --           --           --           --            --           --          --
                                               ----          ---          ---         ----          ----         ----        ----
      Total operating expenses                   --           --           --           --            --           --          --
                                               ----          ---          ---         ----          ----         ----        ----
Operating Income (Loss)                          --           --           --           32            29           --          61
                                               ----          ---          ---         ----          ----         ----        ----
Other Income (Deductions)
   Dividends and interest from affiliates        --           --            1           --            --           --           1
   Interest and dividends                        --           --           --           --            --           --          --
   Foreign currency gains (losses), net         (22)          --            2          (16)          (14)          --         (50)
   Other income                                  27           22           20           --            --          (69)         --
   Other expense                                 --           --           --           --            --           --          --
                                               ----          ---          ---         ----          ----         ----        ----
      Total other income (deductions)             5           22           23          (16)          (14)         (69)        (49)
                                               ----          ---          ---         ----          ----         ----        ----
Fixed Charges
   Interest on long-term debt                    --           --           --           --            --           --          --
   Other interest                                --           --           --            6             5           --          11
   Capitalized interest                          --           --           --           --            --           --          --
                                               ----          ---          ---         ----          ----         ----        ----
      Net fixed charges                          --           --           --            6             5           --          11
                                               ----          ---          ---         ----          ----         ----        ----
Income (Loss) before Minority Interests           5           22           23           10            10          (69)          1
Minority Interests                               --           --           --           --            --           --          --
                                               ----          ---          ---         ----          ----         ----        ----
Income (Loss) before Income Taxes                 5           22           23           10            10          (69)          1
Income Tax Expense (Benefit)                     --           --            1           --            --           --           1
                                               ----          ---          ---         ----          ----         ----        ----
Net Income (Loss)                              $  5          $22          $22         $ 10          $ 10         $(69)       $ --
                                               ====          ===          ===         ====          ====         ====        ====

CMSG INVESTMENT CO II
Consolidating Statement of Income
For the Year Ended December 31, 2004
(In Millions)

                                               CMSG       CMSG     CMSG                    Inter-       CMSG
                                            Investment    Jorf     Jorf        Jorf        company   Investment
                                              Company    Lasfar   Lasfar      Lasfar      Elimina-     Co. II
                                                II        I LDC   II LDC   Handelsbolag     tions      Consol.
                                            ----------   ------   ------   ------------   --------   ----------
Operating Revenue                               $--        $--      $--         $--          $--         $--
                                                ---        ---      ---         ---          ---         ---
Earnings from Equity Method Investees            --         --       --           2           --           2
                                                ---        ---      ---         ---          ---         ---
Operating Expenses
   Fuel for electric generation                  --         --       --          --           --          --
   Purchased power-related parties               --         --       --          --           --          --
   Cost of gas sold                              --         --       --          --           --          --
   Other operation expense                       --         --       --          --           --          --
   Maintenance                                   --         --       --          --           --          --
   Depreciation and amortization                 --         --       --          --           --          --
   General taxes                                 --         --       --          --           --          --
   Asset impairment charges                      --         --       --          --           --          --
                                                ---        ---      ---         ---          ---         ---
      Total operating expenses                   --         --       --          --           --          --
                                                ---        ---      ---         ---          ---         ---
Operating Income (Loss)                          --         --       --           2           --           2
                                                ---        ---      ---         ---          ---         ---
Other Income (Deductions)
   Dividends and interest from affiliates         2         --       --          --           --           2
   Interest and dividends                        --         --       --          --           --          --
   Foreign currency gains (losses), net           2         --       --          --           --           2
   Other income                                   1          1        1          --           (3)         --
   Other expense                                 --         --       --          --           --          --
                                                ---        ---      ---         ---          ---         ---
      Total other income (deductions)             5          1        1          --           (3)          4
                                                ---        ---      ---         ---          ---         ---
Fixed Charges
   Interest on long-term debt                    --         --       --          --           --          --
   Other interest                                 1         --       --           1           --           2
   Capitalized interest                          --         --       --          --           --          --
                                                ---        ---      ---         ---          ---         ---
      Net fixed charges                           1         --       --           1           --           2
                                                ---        ---      ---         ---          ---         ---
Income (Loss) before Minority Interests           4          1        1           1           (3)          4
Minority Interests                               --         --       --          --           --          --
                                                ---        ---      ---         ---          ---         ---
Income (Loss) before Income Taxes                 4          1        1           1           (3)          4
Income Tax Expense (Benefit)                     --         --       --          --           --          --
                                                ---        ---      ---         ---          ---         ---
Net Income (Loss)                               $ 4        $ 1      $ 1         $ 1          $(3)        $ 4
                                                ===        ===      ===         ===          ===         ===

CMSG INVESTMENT CO VI
Consolidating Statement of Income
For the Year Ended December 31, 2004
(In Millions)


                                               CMSG         CMS       Inter-       CMSG
                                            Investment    Takoradi    company   Investment
                                              Company   Invest. Co.   Elimina-    Co. VI
                                              VI (9)      Consol.      tions     Consol.
                                            ----------   ---------   --------   ----------
Operating Revenue                               $--         $50        $ --         $50
                                                ---         ---        ----         ---
Earnings from Equity Method Investees            --          --          --          --
                                                ---         ---        ----         ---
Operating Expenses
   Fuel for electric generation                  --          16          --          16
   Purchased power-related parties               --          --          --          --
   Cost of gas sold                              --          --          --          --
   Other operation expense                       --          10          --          10
   Maintenance                                   --           3          --           3
   Depreciation and amortization                 --          --          --          --
   General taxes                                 --          --          --          --
   Asset impairment charges                      --          --          --          --
                                                ---         ---        ----         ---
      Total operating expenses                   --          29          --          29
                                                ---         ---        ----         ---
Operating Income (Loss)                          --          21          --          21
                                                ---         ---        ----         ---
Other Income (Deductions)
   Dividends and interest from affiliates         1          --          --           1
   Interest and dividends                        --          --          --          --
   Foreign currency gains (losses), net          --          --          --          --
   Other income                                  16          --         (16)         --
   Other expense                                 --          --          --          --
                                                ---         ---        ----         ---
      Total other income (deductions)            17          --         (16)          1
                                                ---         ---        ----         ---
Fixed Charges
   Interest on long-term debt                    --          --          --          --
   Other interest                                --          --          --          --
   Capitalized interest                          --          --          --          --
                                                ---         ---        ----         ---
      Net fixed charges                          --          --          --          --
                                                ---         ---        ----         ---
Income (Loss) before Minority Interests          17          21         (16)         22
Minority Interests                               --           2          --           2
                                                ---         ---        ----         ---
Income (Loss) before Income Taxes                17          19         (16)         20
Income Tax Expense (Benefit)                     --           3          --           3
                                                ---         ---        ----         ---
Net Income (Loss)                               $17         $16        $(16)        $17
                                                ===         ===        ====         ===


(9) Represents CMSG Investment Company VI with CMS Takoradi Investment Company included on the equity method of accounting.

CMS TAKORADI INVESTMENT CO.
Consolidating Statement of Income
For the Year Ended December 31, 2004
(In Millions)

                                                CMS          CMS                       Inter-        CMS
                                             Takoradi     Takoradi       Takoradi      company     Takoradi
                                            Investment   Investment   International   Elimina-   Invest. Co.
                                              Company    Company II     Company         tions      Consol.
                                            ----------   ----------   -------------   --------   -----------
Operating Revenue                               $--          $--           $50          $ --         $50
                                                ---          ---           ---          ----         ---
Earnings from Equity Method Investees            --           --            --            --          --
                                                ---          ---           ---          ----         ---
Operating Expenses
   Fuel for electric generation                  --           --            16            --          16
   Purchased power-related parties               --           --            --            --          --
   Cost of gas sold                              --           --            --            --          --
   Other operation expense                       --           --            10            --          10
   Maintenance                                   --           --             3            --           3
   Depreciation and amortization                 --           --            --            --          --
   General taxes                                 --           --            --            --          --
   Asset impairment charges                      --           --            --            --          --
                                                ---          ---           ---          ----         ---
      Total operating expenses                   --           --            29            --          29
                                                ---          ---           ---          ----         ---
Operating Income (Loss)                          --           --            21            --          21
                                                ---          ---           ---          ----         ---
Other Income (Deductions)
   Dividends and interest from affiliates        --           --            --            --          --
   Interest and dividends                        --           --            --            --          --
   Foreign currency gains (losses), net          --           --            --            --          --
   Other income                                  16           16            --           (32)         --
   Other expense                                 --           --            --            --          --
                                                ---          ---           ---          ----         ---
      Total other income (deductions)            16           16            --           (32)         --
                                                ---          ---           ---          ----         ---
Fixed Charges
   Interest on long-term debt                    --           --            --            --          --
   Other interest                                --           --            --            --          --
   Capitalized interest                          --           --            --            --          --
                                                ---          ---           ---          ----         ---
      Net fixed charges                          --           --            --            --          --
                                                ---          ---           ---          ----         ---
Income (Loss) before Minority Interests          16           16            21           (32)         21
Minority Interests                               --           --            --             2           2
                                                ---          ---           ---          ----         ---
Income (Loss) before Income Taxes                16           16            21           (34)         19
Income Tax Expense (Benefit)                     --           --             3            --           3
                                                ---          ---           ---          ----         ---
Net Income (Loss)                               $16          $16           $18          $(34)        $16
                                                ===          ===           ===          ====         ===

CMSG INVESTMENT CO VII
Consolidating Statement of Income
For the Year Ended December 31, 2004
(In Millions)

                                               CMSG                                Shuweihat     Inter-       CMSG
                                            Investment     CMSG      Shuweihat        O&M        company   Investment
                                              Company    Taweelah     Limited       Limited     Elimina-     Co. VII
                                                VII       Limited   Partnership   Partnership     tions      Consol.
                                            ----------   --------   -----------   -----------   --------   ----------
Operating Revenue                               $--         $--         $--           $--         $ --         $--
                                                ---         ---         ---           ---         ----         ---
Earnings from Equity Method Investees            --          14           3             4           --          21
                                                ---         ---         ---           ---         ----         ---
Operating Expenses
   Fuel for electric generation                  --          --          --            --           --          --
   Purchased power-related parties               --          --          --            --           --          --
   Cost of gas sold                              --          --          --            --           --          --
   Other operation expense                       --          --          --            --           --          --
   Maintenance                                   --          --          --            --           --          --
   Depreciation and amortization                 --          --          --            --           --          --
   General taxes                                 --          --          --            --           --          --
   Asset impairment charges                      --          --          --            --           --          --
                                                ---         ---         ---           ---         ----         ---
      Total operating expenses                   --          --          --            --           --          --
                                                ---         ---         ---           ---         ----         ---
Operating Income (Loss)                          --          14           3             4           --          21
                                                ---         ---         ---           ---         ----         ---
Other Income (Deductions)
   Dividends and interest from affiliates        --          --          --            --           --          --
   Interest and dividends                        --          --          --            --           --          --
   Foreign currency gains (losses), net          --          --          --            --           --          --
   Other income                                  21          --          --            --          (21)         --
   Other expense                                 --          --          --            --           --          --
                                                ---         ---         ---           ---         ----         ---
      Total other income (deductions)            21          --          --            --          (21)         --
                                                ---         ---         ---           ---         ----         ---
Fixed Charges
   Interest on long-term debt                    --          --          --            --           --          --
   Other interest                                 2          --          --            --           --           2
   Capitalized interest                          --          --          --            --           --          --
                                                ---         ---         ---           ---         ----         ---
      Net fixed charges                           2          --          --            --           --           2
                                                ---         ---         ---           ---         ----         ---
Income (Loss) before Minority Interests          19          14           3             4          (21)         19
Minority Interests                               --          --          --            --           --          --
                                                ---         ---         ---           ---         ----         ---
Income (Loss) before Income Taxes                19          14           3             4          (21)         19
Income Tax Expense (Benefit)                     --          --          --            --           --          --
                                                ---         ---         ---           ---         ----         ---
Net Income (Loss)                               $19         $14         $ 3           $ 4         $(21)        $19
                                                ===         ===         ===           ===         ====         ===

HYDRA-CO ENTERPRISES, INC.
Consolidating Statement of Income
For the Year Ended December 31, 2004
(In Millions)

                                                              CMSG        HCE                 Inter-      HYDRA-CO
                                              HYDRA-CO     Operating   Rockport     CMSG      company   Enterprises,
                                            Enterprises,    Company     Diesel,   Stratton   Elimina-       Inc.
                                              Inc. (10)     II, Inc.     Inc.      Company     tions       Consol.
                                            ------------   ---------   --------   --------   --------   ------------
Operating Revenue                                $--          $ 4         $--        $--        $--          $ 4
                                                 ---          ---         ---        ---        ---          ---
Earnings from Equity Method Investees              2           --           2         --         --            4
                                                 ---          ---         ---        ---        ---          ---
Operating Expenses
   Fuel for electric generation                   --           --          --         --         --           --
   Purchased power-related parties                --           --          --         --         --           --
   Cost of gas sold                               --           --          --         --         --           --
   Other operation expense                        --            3          --         --         --            3
   Maintenance                                    --           --          --         --         --           --
   Depreciation and amortization                  --           --          --         --         --           --
   General taxes                                  --           --          --         --         --           --
   Asset impairment charges                       --           --          --         --         --           --
                                                 ---          ---         ---        ---        ---          ---
      Total operating expenses                    --            3          --         --         --            3
                                                 ---          ---         ---        ---        ---          ---
Operating Income (Loss)                            2            1           2         --         --            5
                                                 ---          ---         ---        ---        ---          ---
Other Income (Deductions)
   Dividends and interest from affiliates         --           --          --         --         --           --
   Interest and dividends                         --           --          --         --         --           --
   Gain (loss) on asset sales, net                 1           --          --         --         --            1
   Other income                                    8           --          --         --         (8)          --
   Other expense                                  --           --          --         --         --           --
                                                 ---          ---         ---        ---        ---          ---
      Total other income (deductions)              9           --          --         --         (8)           1
                                                 ---          ---         ---        ---        ---          ---
Fixed Charges
   Interest on long-term debt                     --           --          --         --         --           --
   Other interest                                 --           --          --         --         --           --
   Capitalized interest                           --           --          --         --         --           --
                                                 ---          ---         ---        ---        ---          ---
      Net fixed charges                           --           --          --         --         --           --
                                                 ---          ---         ---        ---        ---          ---
Income (Loss) before Minority Interests           11            1           2         --         (8)           6
Minority Interests                                --           --          --         --         --           --
                                                 ---          ---         ---        ---        ---          ---
Income (Loss) before Income Taxes                 11            1           2         --         (8)           6
Income Tax Expense (Benefit)                       4            1          (2)        (4)        --           (1)
                                                 ---          ---         ---        ---        ---          ---
Net Income (Loss)                                $ 7          $--         $ 4        $ 4        $(8)         $ 7
                                                 ===          ===         ===        ===        ===          ===

(10) Represents HYDRA-CO Enterprises, Inc., HCE-Biopower, Inc., HCO-Jamaica, Inc., HCE-Jamaica Development, Inc. and New Bern Energy Recovery, Inc. consolidated.

CMS GAS TRANSMISSION COMPANY
Consolidating Statement of Income
For the Year Ended December 31, 2004
(In Millions)


                                               CMS Gas         CMS                  Inter-       CMS Gas
                                            Transmission     Energy      CMS Gas   company    Transmission
                                               Company     Invest. LLC  Argentina  Elimina-      Company
                                                (11)         Consol.     Company     tions       Consol.
                                            ------------   ----------   ---------  --------   ------------
Operating Revenue                               $ --          $  23        $ 1       $ --         $  24
                                                ----          -----        ---       ----         -----
Earnings from Equity Method Investees             --             --         --         --            --
                                                ----          -----        ---       ----         -----
Operating Expenses
   Other operation expense                         8              5         --         --            13
   Maintenance                                    --              1         --         --             1
   Depreciation and amortization                  --              6         --         --             6
   General taxes                                  --              1          1         --             2
   Asset impairment charges                       --            136         --         --           136
                                                ----          -----        ---       ----         -----
      Total operating expenses                     8            149          1         --           158
                                                ----          -----        ---       ----         -----
Operating Income (Loss)                           (8)          (126)        --         --          (134)
                                                ----          -----        ---       ----         -----
Other Income (Deductions)
   Dividends and interest from affiliates          2             --         --         --             2
   Interest and dividends                          1             --         --         --             1
   Gain (loss) on asset sales                      1             --         --         --             1
   Other income                                  (88)            --         --        110            22
   Other expense                                  --             --         --         --            --
                                                ----          -----        ---       ----         -----
      Total other income (deductions)            (84)            --         --        110            26
                                                ----          -----        ---       ----         -----
Fixed Charges
   Interest on long-term debt                     --             --         --         --            --
   Other interest                                  1             --         --         --             1
   Preferred dividends                            --              3         --         --             3
                                                ----          -----        ---       ----         -----
      Net fixed charges                            1              3         --         --             4
                                                ----          -----        ---       ----         -----
Income (Loss) before Minority Interests          (93)          (129)        --        110          (112)
Minority Interests                                --            (19)        --         --           (19)
                                                ----          -----        ---       ----         -----
Income (Loss) before Income Taxes                (93)          (110)        --        110           (93)
Income Tax Expense (Benefit)                     (34)            --         --         --           (34)
                                                ----          -----        ---       ----         -----
Income (Loss) from Continuing Operations         (59)          (110)        --        110           (59)
Discontinued Operations                           (3)            --         --         --            (3)
Cumulative Effect of Accounting Change            --             --         --         --            --
                                                ----          -----        ---       ----         -----
Net Income (Loss)                               $(62)         $(110)       $--       $110         $ (62)
                                                ====          =====        ===       ====         =====


(11) Represents CMS Gas Transmission Company and CMS Saginaw Bay Lateral Company consolidated with CMS Energy Investment LLC included on the equity method of accounting.

CMS ENERGY INVESTMENT LLC
Consolidating Statement of Income
For the Year Ended December 31, 2004
(In Millions)

                                                CMS      Loy Yang      CMSG        CMS       CMS       CMS
                                              Energy     Holdings   Investment   Antrim    Bay Area   Grand
                                            Investment    No. 1-4      Co. I       Gas     Pipeline    Lacs
                                             LLC (12)       LLC       Consol.      LLC       LLC       LLC
                                            ----------   --------   ----------   ------   ---------   -----
Operating Revenue                              $  --       $  --       $  --       $12       $ 4       $ 4
                                               -----       -----       -----       ---       ---       ---
Earnings from Equity Method Investees             --          --          --        --        --        --
                                               -----       -----       -----       ---       ---       ---
Operating Expenses
   Other operation expense                         1          --          --         3         1        --
   Maintenance                                    --          --          --        --        --         1
   Depreciation and amortization                  --          --          --         3         1         1
   General taxes                                  --          --          --         1        --        --
   Asset impairment charges                        1          --         135        --        --        --
                                               -----       -----       -----       ---       ---       ---
      Total operating expenses                     2          --         135         7         2         2
                                               -----       -----       -----       ---       ---       ---
Operating Income (Loss)                           (2)         --        (135)        5         2         2
                                               -----       -----       -----       ---       ---       ---
Other Income (Deductions)
   Dividends and interest from affiliates         --          --          --        --        --        --
   Interest and dividends                         --          --          --        --        --        --
   Gain (loss) on asset sales                     --          --          --        --        --        --
   Other income                                 (105)       (135)         --        --        --        --
   Other expense                                  --          --          --        --        --        --
                                               -----       -----       -----       ---       ---       ---
      Total other income (deductions)           (105)       (135)         --        --        --        --
                                               -----       -----       -----       ---       ---       ---
Fixed Charges
   Interest on long-term debt                     --          --          --        --        --        --
   Other interest                                 --          --          --        --        --        --
   Preferred dividends                             3          --          --        --        --        --
                                               -----       -----       -----       ---       ---       ---
      Net fixed charges                            3          --          --        --        --        --
                                               -----       -----       -----       ---       ---       ---
Income (Loss) before Minority Interests         (110)       (135)       (135)        5         2         2
Minority Interests                                --          --          --        --        --        --
                                               -----       -----       -----       ---       ---       ---
Income (Loss) before Income Taxes               (110)       (135)       (135)        5         2         2
Income Tax Expense (Benefit)                      --          --          --        --        --        --
                                               -----       -----       -----       ---       ---       ---
Income (Loss) from Continuing Operations        (110)       (135)       (135)        5         2         2
Discontinued Operations                           --          --          --        --        --        --
Cumulative Effect of Accounting Change            --          --          --        --        --        --
                                               -----       -----       -----       ---       ---       ---
Net Income (Loss)                              $(110)      $(135)      $(135)      $ 5       $ 2       $ 2
                                               =====       =====       =====       ===       ===       ===

(Continued on Following Page)

CMS ENERGY INVESTMENT LLC
Consolidating Statement of Income
For the Year Ended December 31, 2004
(In Millions)
(Continued from Previous Page)

                                                                    Inter-        CMS
                                              CMS        CMS        company     Energy
                                            Jackson   Litchfield   Elimina-   Invest LLC
                                              LLC        LLC         tions      Consol.
                                            -------   ----------   --------   ----------
Operating Revenue                             $ 2         $ 1        $ --        $  23
                                              ---         ---        ----        -----

Earnings from Equity Method Investees          --          --          --           --
                                              ---         ---        ----        -----

Operating Expenses
   Other operation expense                     --          --          --            5
   Maintenance                                 --          --          --            1
   Depreciation and amortization                1          --          --            6
   General taxes                               --          --          --            1
   Asset impairment charges                    --          --          --          136
                                              ---         ---        ----        -----
      Total operating expenses                  1          --          --          149
                                              ---         ---        ----        -----
Operating Income (Loss)                         1           1          --         (126)
                                              ---         ---        ----        -----
Other Income (Deductions)
   Dividends and interest from affiliates      --          --          --           --
   Interest and dividends                      --          --          --           --
   Gain (loss) on asset sales                  --          --          --           --
   Other income                                --          --         240           --
   Other expense                               --          --          --           --
                                              ---         ---        ----        -----
      Total other income (deductions)          --          --         240           --
                                              ---         ---        ----        -----
Fixed Charges
   Interest on long-term debt                  --          --          --           --
   Other interest                              --          --          --           --
   Preferred dividends                         --          --          --            3
                                              ---         ---        ----        -----
      Net fixed charges                        --          --          --            3
                                              ---         ---        ----        -----
Income (Loss) before Minority Interests         1           1         240         (129)
Minority Interests                             --          --         (19)         (19)
                                              ---         ---        ----        -----
Income (Loss) before Income Taxes               1           1         259         (110)
Income Tax Expense (Benefit)                   --          --          --           --
                                              ---         ---        ----        -----
Income (Loss) from Continuing Operations        1           1         259         (110)
Discontinued Operations                        --          --          --           --
Cumulative Effect of Accounting Change         --          --          --           --
                                              ---         ---        ----        -----
Net Income (Loss)                             $ 1         $ 1        $259        $(110)
                                              ===         ===        ====        =====

(12) Represents CMS Energy Investment LLC with CMSG Investment Company I included on the equity method of accounting.

CMSG INVESTMENT COMPANY I
Consolidating Statement of Income
For the Year Ended December 31, 2004
(In Millions)

                                               CMSG        CMSG       CMSG      Inter-       CMSG
                                            Investment   Loy Yang   Loy Yang    company   Investment
                                              Company    Holdings   Holdings   Elimina-      Co. I
                                                 I        1 Ltd.     2 Ltd.      tions      Consol.
                                            ----------   --------   --------   --------   ----------
Operating Revenue                             $  --        $ --       $ --       $ --       $  --
                                              -----        ----       ----       ----       -----
Earnings from Equity Method Investees            --          --         --         --          --
                                              -----        ----       ----       ----       -----
Operating Expenses
   Other operation expense                       --          --         --         --          --
   Maintenance                                   --          --         --         --          --
   Depreciation and amortization                 --          --         --         --          --
   General taxes                                 --          --         --         --          --
   Asset impairment charges                      --          67         68         --         135
                                              -----        ----       ----       ----       -----
      Total operating expenses                   --          67         68         --         135
                                              -----        ----       ----       ----       -----
Operating Income (Loss)                          --         (67)       (68)        --        (135)
                                              -----        ----       ----       ----       -----
Other Income (Deductions)
   Dividends and interest from affiliates        --          --         --         --          --
   Interest and dividends                        --          --         --         --          --
   Gain (loss) on asset sales                   (16)         --         16         --          --
   Other income                                (119)         --         --        119          --
   Other expense                                 --          --         --         --          --
                                              -----        ----       ----       ----       -----
      Total other income (deductions)          (135)         --         16        119          --
                                              -----        ----       ----       ----       -----
Fixed Charges
   Interest on long-term debt                    --          --         --         --          --
   Other interest                                --          --         --         --          --
   Preferred dividends                           --          --         --         --          --
                                              -----        ----       ----       ----       -----
      Net fixed charges                          --          --         --         --          --
                                              -----        ----       ----       ----       -----
Income (Loss) before Minority Interests        (135)        (67)       (52)       119        (135)
Minority Interests                               --          --         --         --          --
                                              -----        ----       ----       ----       -----
Income (Loss) before Income Taxes              (135)        (67)       (52)       119        (135)
Income Tax Expense (Benefit)                     --          --         --         --          --
                                              -----        ----       ----       ----       -----
Net Income (Loss)                             $(135)       $(67)      $(52)      $119       $(135)
                                              =====        ====       ====       ====       =====

CMS INT'L VENTURES LLC
Consolidating Statement of Income
For the Year Ended December 31, 2004
(In Millions)

                                                                CMS        CMSG         CMS            CMS        Western
                                                  CMS        Operating   Invest.   Electric & Gas   GT del Sur   Australia   CMSG
                                            Int'l Ventures      SRL      Co. III        LLC          Company     GT Co. I    Invest.
                                               LLC (13)       Consol.    Consol.      Consol.         Consol.     Consol.     Co. V
                                            --------------   ---------   -------   --------------   ----------   ---------   -------
Operating Revenue                                $ --           $83       $ --          $152            $--         $  2       $--
                                                 ----           ---       ----          ----            ---         ----       ---
Earnings from Equity Method Investees              --             1          7            --              6           10         4
                                                 ----           ---       ----          ----            ---         ----       ---
Operating Expenses
   Fuel for electric generation                    --            28         --            --             --           --        --
   Purchased and interchange power                 --            16         --            47             --           --        --
   Cost of gas sold                                --             1         --            --             --           --        --
   Other operation expense                          2             7         --            43             --           --        --
   Maintenance                                     --             9         --             5             --           --        --
   Depreciation and amortization                   --             7         --             6             --            2        --
   General taxes                                   --            --         --            34             --           --        --
   Asset impairment charges                        --            --         29            --             --           --         4
                                                 ----           ---       ----          ----            ---         ----       ---
      Total operating expenses                      2            68         29           135             --            2         4
                                                 ----           ---       ----          ----            ---         ----       ---
Operating Income (Loss)                            (2)           16        (22)           17              6           10        --
Other Income (Deductions)
   Dividends and interest from affiliates           1            --         --            --             --           --        --
   Interest and dividends                          --             1         --             5             --           --        --
   Gain (loss) on asset sales                     120            --         --            --             --          (76)       --
   Foreign currency gains (losses), net            --            --         --            (3)            --           (1)       --
   Other income                                   (64)            1         --             1             --           --        --
   Other expense                                   --            --         --            --             --           --        --
                                                 ----           ---       ----          ----            ---         ----       ---
      Total other income (deductions)              57             2         --             3             --          (77)       --
                                                 ----           ---       ----          ----            ---         ----       ---
Fixed Charges
   Interest on long-term debt                      --             2         --            --             --           --        --
   Other interest                                  --            --         --             4             --           --        --
   Capitalized interest                            --            --         --            --             --           --        --
                                                 ----           ---       ----          ----            ---         ----       ---
      Net fixed charges                            --             2         --             4             --           --        --
                                                 ----           ---       ----          ----            ---         ----       ---
Income (Loss) before Minority Interests            55            16        (22)           16              6          (67)       --
Minority Interests                                 --             1         --             2             --           --        --
                                                 ----           ---       ----          ----            ---         ----       ---
Income (Loss) before Income Taxes                  55            15        (22)           14              6          (67)       --
Income Tax Expense (Benefit)                       --             1         --             5              1           --        --
                                                 ----           ---       ----          ----            ---         ----       ---
Income (Loss) from Continuing Operations           55            14        (22)            9              5          (67)       --
Discontinued Operations                             8            --         --            --             --           --        --
Cumulative Effect of Accounting Change             --            --         --            --             --           --        --
                                                 ----           ---       ----          ----            ---         ----       ---
Net Income (Loss)                                $ 63           $14       $(22)         $  9            $ 5         $(67)      $--
                                                 ====           ===       ====          ====            ===         ====       ===

(Continued on Following Page)

CMS INT'L VENTURES LLC
Consolidating Statement of Income
For the Year Ended December 31, 2004
(In Millions)
(Continued from Previous Page)

                                                  CMS                                      CMS         Inter-    CMS Int'l
                                            Int'l Ventures      CMS                   International    company    Ventures
                                                  LLC        Luxembourg   Valandrid    Finan. Svcs.   Elimina-      LLC
                                                Branch          SARL         BV          Company        tions     Consol.
                                            --------------   ----------   ---------   -------------   --------   ---------
Operating Revenue                                $--            $--          $--           $--          $--        $237
                                                 ---            ---          ---           ---          ---        ----
Earnings from Equity Method Investees             --             --           --            --           (2)         26
                                                 ---            ---          ---           ---          ---        ----
Operating Expenses
   Fuel for electric generation                   --             --           --            --           --          28
   Purchased and interchange power                --             --           --            --           --          63
   Cost of gas sold                               --             --           --            --           --           1
   Other operation expense                         1             --           --            --           --          53
   Maintenance                                    --             --           --            --           --          14
   Depreciation and amortization                   1             --           --            --           --          16
   General taxes                                   1             --           --            --           --          35
   Asset impairment charges                       --             --           --            --           --          33
                                                 ---            ---          ---           ---          ---        ----
      Total operating expenses                     3             --           --            --           --         243
                                                 ---            ---          ---           ---          ---        ----
Operating Income (Loss)                           (3)            --           --            --           (2)         20
Other Income (Deductions)
   Dividends and interest from affiliates         --             --           --            --           --           1
   Interest and dividends                         --             --           --            --           --           6
   Gain (loss) on asset sales                     --             --           --            --           --          44
   Foreign currency gains (losses), net           --             --           (1)            1           --          (4)
   Other income                                   --             (1)          --            --           67           4
   Other expense                                  --             --           --            --           --          --
                                                 ---            ---          ---           ---          ---        ----
      Total other income (deductions)             --             (1)          (1)            1           67          51
                                                 ---            ---          ---           ---          ---        ----
Fixed Charges
   Interest on long-term debt                     --             --           --            --           --           2
   Other interest                                 --             --           --            --           --           4
   Capitalized interest                           --             --           --            --           --          --
                                                 ---            ---          ---           ---          ---        ----
      Net fixed charges                           --             --           --            --           --           6
                                                 ---            ---          ---           ---          ---        ----
Income (Loss) before Minority Interests           (3)            (1)          (1)            1           65          65
Minority Interests                                --             --           --            --           --           3
                                                 ---            ---          ---           ---          ---        ----
Income (Loss) before Income Taxes                 (3)            (1)          (1)            1           65          62
Income Tax Expense (Benefit)                      --             --           --            --           --           7
                                                 ---            ---          ---           ---          ---        ----
Income (Loss) from Continuing Operations          (3)            (1)          (1)            1           65          55
Discontinued Operations                           --             --           --            --           --           8
Cumulative Effect of Accounting Change            --             --           --            --           --          --
                                                 ---            ---          ---           ---          ---        ----
Net Income (Loss)                                $(3)           $(1)         $(1)          $ 1          $65        $ 63
                                                 ===            ===          ===           ===          ===        ====

(13) Represents CMS International Ventures LLC and CMS Generation SRL consolidated with CMS Operating SRL, CMSG Investment Company III, CMS Electric & Gas LLC, CMS Gas Transmission del Sur Company and Western Australia GT Company I included on the equity method of accounting.

CMS OPERATING SRL
Consolidating Statement of Income
For the Year Ended December 31, 2004
(In Millions)

                                                                                 Inter-
                                               CMS       Centrales      CMS      Company       CMS
                                            Operating    Termicas    Ensenada   Elimina-    Operating
                                             SRL (14)   Mendoza SA      SA        tions    SRL Consol
                                            ---------   ----------   --------   --------   ----------
Operating Revenue                              $(2)         $58        $28        $ (1)        $83
                                               ---          ---        ---        ----         ---
Earnings from Equity Method Investees            1           --         --          --           1
                                               ---          ---        ---        ----         ---
Operating Expenses
   Fuel for electric generation                 --           19         10          (1)         28
   Purchased and interchange power              --           10          6          --          16
   Cost of gas sold                             --            1         --          --           1
   Other operation expense                      (1)           4          4          --           7
   Maintenance                                  --            7          2          --           9
   Depreciation and amortization                 1            4          2          --           7
   General taxes                                --           --         --          --          --
   Asset impairment charges                     --           --         --          --          --
                                               ---          ---        ---        ----         ---
      Total operating expenses                  --           45         24          (1)         68
                                               ---          ---        ---        ----         ---
Operating Income (Loss)                         (1)          13          4          --          16
                                               ---          ---        ---        ----         ---
Other Income (Deductions)
   Dividends and interest from affiliates       --           --         --          --          --
   Interest and dividends                       --            1         --          --           1
   Foreign currency gains (losses), net         --           --         --          --          --
   Other income                                 13           --         --         (12)          1
   Other expense                                --           --         --          --          --
                                               ---          ---        ---        ----         ---
      Total other income (deductions)           13            1         --         (12)          2
                                               ---          ---        ---        ----         ---
Fixed Charges
   Interest on long-term debt                   --           --          2          --           2
   Other interest                               --           --         --          --          --
   Capitalized interest                         --           --         --          --          --
                                               ---          ---        ---        ----         ---
      Net fixed charges                         --           --          2          --           2
                                               ---          ---        ---        ----         ---
Income (Loss) before Minority Interests         12           14          2         (12)         16
Minority Interests                              --            1         --          --           1
                                               ---          ---        ---        ----         ---
Income (Loss) before Income Taxes               12           13          2         (12)         15
Income Tax Expense (Benefit)                    (2)           5         (2)         --           1
                                               ---          ---        ---        ----         ---
Income (Loss) from Continuing Operations        14            8          4         (12)         14
Discontinued Operations                         --           --         --          --          --
Cumulative Effect of Accounting Change          --           --         --          --          --
                                               ---          ---        ---        ----         ---
Net Income (Loss)                              $14          $ 8        $ 4        $(12)        $14
                                               ===          ===        ===        ====         ===

(14) Represents CMS Operating SRL and Cuyana SA de Inversiones consolidated.

CMSG INVESTMENT COMPANY III
Consolidating Statement of Income
For the Year Ended December 31, 2004
(In Millions)

                                               CMSG      Jegurupadu              Inter-       CMSG
                                            Investment      CMSG        CMSG     Company   Investment
                                              Company     Company     Neyveli   Elimina-     Co. III
                                             III (15)     Limited     Limited     tions      Consol.
                                            ----------   ----------   -------   --------   ----------
Operating Revenue                              $ --         $ --        $--        $--        $ --
                                               ----         ----        ---        ---        ----
Earnings from Equity Method Investees            --            3          4         --           7
                                               ----         ----        ---        ---        ----
Operating Expenses
   Fuel for electric generation                  --           --         --         --          --
   Purchased and interchange power               --           --         --         --          --
   Other operation expense                       --           --         --         --          --
   Maintenance                                   --           --         --         --          --
   Depreciation and amortization                 --           --         --         --          --
   General taxes                                 --           --         --         --          --
   Asset impairment charges                      --           29         --         --          29
                                               ----         ----        ---        ---        ----
      Total operating expenses                   --           29         --         --          29
                                               ----         ----        ---        ---        ----
Operating Income (Loss)                          --          (26)         4         --         (22)
                                               ----         ----        ---        ---        ----
Other Income (Deductions)
   Dividends and interest from affiliates        --           --         --         --          --
   Interest and dividends                        --           --         --         --          --
   Foreign currency gains (losses), net          --           --         --         --          --
   Other income                                 (22)          --         --         22          --
   Other expense                                 --           --         --         --          --
                                               ----         ----        ---        ---        ----
      Total other income (deductions)           (22)          --         --         22          --
                                               ----         ----        ---        ---        ----
Fixed Charges
   Interest on long-term debt                    --           --         --         --          --
   Other interest                                --           --         --         --          --
   Capitalized interest                          --           --         --         --          --
                                               ----         ----        ---        ---        ----
      Net fixed charges                          --           --         --         --          --
                                               ----         ----        ---        ---        ----
Income (Loss) before Minority Interests         (22)         (26)         4         22         (22)
Minority Interests                               --           --         --         --          --
                                               ----         ----        ---        ---        ----
Income (Loss) before Income Taxes               (22)         (26)         4         22         (22)
Income Tax Expense (Benefit)                     --           --         --         --          --
                                               ----         ----        ---        ---        ----
Income (Loss) from Continuing Operations        (22)         (26)         4         22         (22)
Discontinued Operations                          --           --         --         --          --
Cumulative Effect of Accounting Change           --           --         --         --          --
                                               ----         ----        ---        ---        ----
Net Income (Loss)                              $(22)        $(26)       $ 4        $22        $(22)
                                               ====         ====        ===        ===        ====

(15) Represents CMSG Investment Company III, CMSG Jegurupadu I LDC, CMSG Jegurupadu II LDC, CMSG Jegurupadu O&M Co. Mauritius and CMS Energy Mauritius Limited consolidated.

CMS ELECTRIC & GAS LLC
Consolidating Statement of Income
For the Year Ended December 31, 2004
(In Millions)

                                               CMS        Sistema                       Companhia     Inter-        CMS
                                            Electric   Electrico del        CMS         Paulista     Company    Electric &
                                             & Gas      Estado Nueva   Distribuidora   de Energia    Elimina-     Gas LLC
                                            LLC (16)     Esparta CA        Ltda.         Eletrica     tions       Consol.
                                            --------   -------------   -------------   ----------   ---------   ----------
Operating Revenue                             $ 1           $49             $--           $102        $ --         $152
                                              ---           ---             ---           ----        ----         ----
Earnings from Equity Method Investees          --            --              --             --          --           --
                                              ---           ---             ---           ----        ----         ----
Operating Expenses
   Fuel for electric generation                --            --              --             --          --           --
   Purchased and interchange power             --            15              --             32          --           47
   Other operation expense                      2            21              --             20          --           43
   Maintenance                                 --             4              --              1          --            5
   Depreciation and amortization               --             4              --              2          --            6
   General taxes                               --             3              --             31          --           34
   Asset impairment charges                    --            --              --             --          --           --
                                              ---           ---             ---           ----        ----         ----
      Total operating expenses                  2            47              --             86          --          135
                                              ---           ---             ---           ----        ----         ----
Operating Income (Loss)                        (1)            2              --             16          --           17
                                              ---           ---             ---           ----        ----         ----
Other Income (Deductions)
   Dividends and interest from affiliates      --            --              --             --          --           --
   Interest and dividends                      --             1              --              4          --            5
   Foreign currency gains (losses), net        --            (3)             --             --          --           (3)
   Other income                                10            --              --              1         (10)           1
   Other expense                               --            --              --             --          --           --
                                              ---           ---             ---           ----        ----         ----
      Total other income (deductions)          10            (2)             --              5         (10)           3
                                              ---           ---             ---           ----        ----         ----
Fixed Charges
   Interest on long-term debt                  --            --              --             --          --           --
   Other interest                              --            --              --              4          --            4
   Capitalized interest                        --            --              --             --          --           --
                                              ---           ---             ---           ----        ----         ----
      Net fixed charges                        --            --              --              4          --            4
                                              ---           ---             ---           ----        ----         ----
Income (Loss) before Minority Interests         9            --              --             17         (10)          16
Minority Interests                             --            --               2             --          --            2
                                              ---           ---             ---           ----        ----         ----
Income (Loss) before Income Taxes               9            --              (2)            17         (10)          14
Income Tax Expense (Benefit)                   --            --              --              5          --            5
                                              ---           ---             ---           ----        ----         ----
Income (Loss) from Continuing Operations        9            --              (2)            12         (10)           9
Discontinued Operations                        --            --              --             --          --           --
Cumulative Effect of Accounting Change         --            --              --             --          --           --
                                              ---           ---             ---           ----        ----         ----
Net Income (Loss)                             $ 9           $--             $(2)          $ 12        $(10)        $  9
                                              ===           ===             ===           ====        ====         ====

(16) Represents CMS Electric & Gas LLC, CMS Venezuela SA, ENELMAR SA, CMS Participacoes Ltda. and CMS Comercializadora de Energia Ltda. consolidated.

CMS GT DEL SUR COMPANY
Consolidating Statement of Income
For the Year Ended December 31, 2004
(In Millions)

                                                            Compania       Inter-        CMS
                                                CMS      de Inversiones   Company    GT del Sur
                                            GT del Sur     CMS Energy     Elimina-     Company
                                              Company      Chile Ltda.      tions      Consol.
                                            ----------   --------------   --------   ----------
Operating Revenue                               $--            $--           $--         $--
                                                ---            ---           ---         ---
Earnings from Equity Method Investees             2              4            --           6
                                                ---            ---           ---         ---

Operating Expenses
   Fuel for electric generation                  --             --            --          --
   Purchased and interchange power               --             --            --          --
   Other operation expense                       --             --            --          --
   Maintenance                                   --             --            --          --
   Depreciation and amortization                 (2)             2            --          --
   General taxes                                 --             --            --          --
   Asset impairment charges                      --             --            --          --
                                                ---            ---           ---         ---
      Total operating expenses                   (2)             2            --          --
                                                ---            ---           ---         ---
Operating Income (Loss)                           4              2            --           6
                                                ---            ---           ---         ---

Other Income (Deductions)
   Dividends and interest from affiliates        --             --            --          --
   Interest and dividends                        --             --            --          --
   Other income                                  --             --            --          --
   Other expense                                 --             --            --          --
                                                ---            ---           ---         ---
      Total other income (deductions)            --             --            --          --
                                                ---            ---           ---         ---

Fixed Charges
   Interest on long-term debt                    --             --            --          --
   Other interest                                --             --            --          --
   Capitalized interest                          --             --            --          --
                                                ---            ---           ---         ---

      Net fixed charges                          --             --            --          --
                                                ---            ---           ---         ---
Income (Loss) before Minority Interests           4              2            --           6

Minority Interests                               --             --            --          --
                                                ---            ---           ---         ---
Income (Loss) before Income Taxes                 4              2            --           6

Income Tax Expense (Benefit)                     (1)             2            --           1
                                                ---            ---           ---         ---
Income (Loss) from Continuing Operations          5             --            --           5

Discontinued Operations                          --             --            --          --

Cumulative Effect of Accounting Change           --             --            --          --
                                                ---            ---           ---         ---
Net Income (Loss)                               $ 5            $--           $--         $ 5
                                                ===            ===           ===         ===

WESTERN AUSTRALIA GT CO I
Consolidating Statement of Income
For the Year Ended December 31, 2004
(In Millions)

                                             Western                                  CMS            CMS        Compania de
                                            Australia       CMS                   Goldfields    International   Inversiones
                                              GT Co.    Luxembourg   Valandrid   GT Australia      Finance       CMS Energy
                                              I (17)       SARL          BV         PTY LTD        Svcs. Co.     Chile Ltda
                                            ---------   ----------   ---------   ------------   -------------   -----------
Operating Revenue                             $   2         $--         $--           $--            $--            $--
                                              -----         ---         ---           ---            ---            ---
Earnings from Equity Method Investees            --          --          --             8             --              2
                                              -----         ---         ---           ---            ---            ---

Operating Expenses
   Fuel for electric generation                  --          --          --            --             --             --
   Purchased and interchange power               --          --          --            --             --             --
   Other operation expense                       --          --          --            --             --             --
   Maintenance                                   --          --          --            --             --             --
   Depreciation and amortization                 --          --          --            --             --              2
   General taxes                                 --          --          --            --             --             --
   Asset impairment charges                      --          --          --            --             --             --
                                                                                                                     --
                                              -----         ---         ---           ---            ---            ---
      Total operating expenses                   --          --          --            --             --              2
                                              -----         ---         ---           ---            ---            ---
Operating Income (Loss)                           2          --          --             8             --             --
                                              -----         ---         ---           ---            ---            ---

Other Income (Deductions)
   Dividends and interest from affiliates        (3)         --          --            --              2             --
   Interest and dividends                        --          --          --            --             --             --
   Gain (loss) on asset sales                  (122)         --          46            --             --             --
   Foreign currency gains (losses), net          --          --           3            (1)            (3)            --
   Other income                                  56          55           7            --             --             --
   Other expense                                 --          --          --            --             --             --
                                                                                                                     --
                                              -----         ---         ---           ---            ---            ---
      Total other income (deductions)           (69)         55          56            (1)            (1)            --
                                              -----         ---         ---           ---            ---            ---

Fixed Charges
   Interest on long-term debt                    --          --          --            --             --             --
   Other interest                                --          (2)          1            --             --             --
   Capitalized interest                          --          --          --            --             --             --
                                              -----         ---         ---           ---            ---            ---
      Net fixed charges                          --          (2)          1            --             --             --
                                              -----         ---         ---           ---            ---            ---

Income (Loss) before Minority Interests         (67)         57          55             7             (1)            --

Minority Interests                               --          --          --            --             --             --
                                              -----         ---         ---           ---            ---            ---
Income (Loss) before Income Taxes               (67)         57          55             7             (1)            --

Income Tax Expense (Benefit)                     --          --          --            --             --             --
                                              -----         ---         ---           ---            ---            ---
Income (Loss) from Continuing Operations        (67)         57          55             7             (1)            --

Discontinued Operations                          --          --          --            --             --             --

Cumulative Effect of Accounting Change           --          --          --            --             --             --
                                              -----         ---         ---           ---            ---            ---
Net Income (Loss)                             $ (67)        $57         $55           $ 7            $(1)           $--
                                              =====         ===         ===           ===            ===            ===

(Continued on Following Page)

WESTERN AUSTRALIA GT CO I
Consolidating Statement of Income
For the Year Ended December 31, 2004
(In Millions)
(Continued from Previous Page)

                                                             Inter-     Western
                                                             company   Australia
                                                            Elimina-    GT Co. I
                                                              tions     Consol.
                                                            --------   ---------
Operating Revenue                                             $  --       $  2
                                                              -----       ----
Earnings from Equity Method Investees                            --         10
                                                              -----       ----

Operating Expenses
   Fuel for electric generation                                  --         --
   Purchased and interchange power                               --         --
   Other operation expense                                       --         --
   Maintenance                                                   --         --
   Depreciation and amortization                                 --          2
   General taxes                                                 --         --
   Asset impairment charges                                      --         --
                                                              -----       ----
      Total operating expenses                                   --          2
                                                              -----       ----
Operating Income (Loss)                                          --         10
                                                              -----       ----

Other Income (Deductions)
   Dividends and interest from affiliates                         1         --
   Interest and dividends                                        --         --
   Gain (loss) on asset sales                                    --        (76)
   Foreign currency gains (losses), net                          --         (1)
   Other income                                                (118)        --
   Other expense                                                 --         --
                                                              -----       ----
      Total other income (deductions)                          (117)       (77)
                                                              -----       ----

Fixed Charges
   Interest on long-term debt                                    --         --
   Other interest                                                 1         --
   Capitalized interest                                          --         --
                                                              -----       ----
      Net fixed charges                                           1         --
                                                              -----       ----
Income (Loss) before Minority Interests                        (118)       (67)

Minority Interests                                               --         --
                                                              -----       ----
Income (Loss) before Income Taxes                              (118)       (67)

Income Tax Expense (Benefit)                                     --         --
                                                              -----       ----
Income (Loss) from Continuing Operations                       (118)       (67)

Discontinued Operations                                          --         --

Cumulative Effect of Accounting Change                           --         --
                                                              -----       ----
Net Income (Loss)                                             $(118)      $(67)
                                                              =====       ====

(17) Represents Western Australia GT Company I, CMS GT del Sur Company, CMS Gas Transmission of Australia Holdings Company and CMS GT of Australia Holdings Company consolidated.

CMS ENERGY CORPORATION
Consolidating Balance Sheet - Assets
December 31, 2004
(In Millions)

                                                              Consumers       CMS        Dearborn     Inter-        CMS
                                                                Energy    Enterprises   Industrial    company      Energy
                                                 CMS Energy    Company      Company     Generation   Elimina-   Corporation
                                                  Corp. (1)    Consol.      Consol.         LLC        tions      Consol.
                                                 ----------   ---------   -----------   ----------   --------   -----------
Plant and Property (At Cost)
   Electric                                        $   --      $ 7,967       $   --        $ --      $    --      $ 7,967
   Gas                                                 --        2,995           --          --           --        2,995
   Enterprises                                         --        2,508          852          31           --        3,391
   Other                                               13           15           --          --           --           28
                                                   ------      -------       ------        ----      -------      -------
                                                       13       13,485          852          31           --       14,381
   Less accumulated depreciation
      and amortization                                  3        5,665          426          21           --        6,115
                                                   ------      -------       ------        ----      -------      -------
                                                       10        7,820          426          10           --        8,266
   Construction work-in-progress                        1          353           16          --           --          370
                                                   ------      -------       ------        ----      -------      -------
                                                       11        8,173          442          10           --        8,636
                                                   ------      -------       ------        ----      -------      -------
Investments
   Associated companies                             4,671           25           --          --       (4,696)          --
   Enterprises                                         --           --          729          --           --          729
   Other                                                4           19           --          --           --           23
                                                   ------      -------       ------        ----      -------      -------
                                                    4,675           44          729          --       (4,696)         752
                                                   ------      -------       ------        ----      -------      -------
Current Assets
   Cash and cash equivalents                           --          171          498          --           --          669
   Restricted cash                                     --           21           35          --           --           56
   Short-term investments                              --            4          105          --           --          109
   Accounts/notes receivable                           12          374          136           6           --          528
   Accounts/notes receivable-related parties          296           18          123          24         (408)          53
   Inventories to average cost
      Gas in underground storage                       --          855            1          --           --          856
      Materials and supplies                           --           67           21           2           --           90
      Generating plant fuel stock                      --           66            7          11           --           84
   Price risk management assets                        --           --           91          --           --           91
   Regulatory assets - postretirement benefits         --           19           --          --           --           19
   Derivative instruments                              --           96           --          --           --           96
   Deferred property taxes                             --          165           --           2           --          167
   Prepayments and other                                2           95           83           1           --          181
                                                   ------      -------       ------        ----      -------      -------
                                                      310        1,951        1,100          46         (408)       2,999
                                                   ------      -------       ------        ----      -------      -------
Non-current Assets
   Regulatory Assets
      Securitized costs                                --          604           --          --           --          604
      Additional minimum pension                       --          372           --          --           --          372
      Postretirement benefits                          --          139           --          --           --          139
      Abandoned Midland project                        --           10           --          --           --           10
      Other                                            --          552           --          --           --          552
   Price risk management assets                        --           --          214          --           --          214
   Nuclear decommissioning trust funds                 --          575           --          --           --          575
   Goodwill                                            --           --           23          --           --           23
   Notes receivable-related parties                    --           --          500          --         (283)         217
   Notes receivable                                    --           --          178          --           --          178
   Other                                               87          391          103          51          (31)         601
                                                   ------      -------       ------        ----      -------      -------
                                                       87        2,643        1,018          51         (314)       3,485
                                                   ------      -------       ------        ----      -------      -------
Total Assets                                       $5,083      $12,811       $3,289        $107      $(5,418)     $15,872
                                                   ======      =======       ======        ====      =======      =======

(1) Represents CMS Energy Corporation with Consumers Energy Company and CMS Enterprises Company included on the equity method of accounting.

CMS ENERGY CORPORATION
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2004
(In Millions)

                                                                      Consumers       CMS        Dearborn     Inter-        CMS
                                                                        Energy    Enterprises   Industrial    company      Energy
                                                         CMS Energy    Company      Company     Generation   Elimina-   Corporation
                                                          Corp. (1)    Consol.      Consol.         LLC        tions      Consol.
                                                         ----------   ---------   -----------   ----------   --------   -----------
Capitalization
   Common Stockholders' Equity
      Common stock                                         $     2     $   841      $    --        $  --     $  (841)      $     2
      Other paid-in-capital                                  4,150         932        5,307          566      (6,815)        4,140
      Other comprehensive income (loss)                       (336)         31         (356)          --         325          (336)
      Retained earnings (deficit)                           (1,734)        608       (2,699)        (549)      2,640        (1,734)
                                                           -------     -------      -------        -----     -------       -------
                                                             2,082       2,412        2,252           17      (4,691)        2,072
   Preferred stock of subsidiary                                --          44           --           --          --            44
   Preferred stock                                             250          --           11           --          --           261
   Long-term debt                                            2,282       4,000          162           --          --         6,444
   Long-term debt-related parties                              461         326           --           --        (283)          504
   Non-current capital and finance leases                       --         315           --           --          --           315
                                                           -------     -------      -------        -----     -------       -------
                                                             5,075       7,097        2,425           17      (4,974)        9,640
                                                           -------     -------      -------        -----     -------       -------
Minority Interests                                              --         657           76           --          --           733
                                                           -------     -------      -------        -----     -------       -------
Current Liabilities
   Current portion of long-term debt                           103         118           46           --          --           267
   Current capital and finance leases                           --          29           --           --          --            29
   Current portion of long-term debt - related parties          --         180           --           --          --           180
   Notes payable                                                --          --          295           27        (322)           --
   Accounts payable                                              4         267          117            3          --           391
   Accounts payable-related parties                              9          14           37           27         (86)            1
   Accrued interest                                             58          83            4           --          --           145
   Accrued taxes                                               (34)        254           19           (1)         74           312
   Price risk management liabilities                            --          --           90           --          --            90
   Current portion of gas supply contract
      obligations                                               --          --           32           --          --            32
   Deferred income taxes                                        --          20           (1)          --          --            19
   Other                                                         7         238           39            5          --           289
                                                           -------     -------      -------        -----     -------       -------
                                                               147       1,203          678           61        (334)        1,755
                                                           -------     -------      -------        -----     -------       -------
Non-current Liabilities
   Regulatory Liabilities
      Regulatory liabilities for cost of removal                --       1,044           --           --          --         1,044
      Income taxes, net                                         --         357           --           --          --           357
      Other regulatory liabilities                              --         173           --           --          --           173
   Postretirement benefits                                      20         207           48           --          --           275
   Deferred income taxes                                      (161)      1,350         (438)          (1)        (79)          671
   Deferred investment tax credit                               --          79           --           --          --            79
   Asset retirement obligations                                 --         436            3           --          --           439
   Price risk management liabilities                            --          --          213           --          --           213
   Gas supply contract obligations                              --          --          176           --          --           176
   Other                                                         2         208          108           30         (31)          317
                                                           -------     -------      -------        -----     -------       -------
                                                              (139)      3,854          110           29        (110)        3,744
                                                           -------     -------      -------        -----     -------       -------
Total Stockholders' Equity and Liabilities                 $ 5,083     $12,811      $ 3,289        $ 107     $(5,418)      $15,872
                                                           =======     =======      =======        =====     =======       =======

(1) Represents CMS Energy Corporation with Consumers Energy Company and CMS Enterprises Company included on the equity method of accounting.

CONSUMERS ENERGY COMPANY
Consolidating Balance Sheet - Assets
December 31, 2004
(In Millions)

                                                       Consumers              Consumers  Consumers              CMS
                                          Consumers   Receivables  Consumers   Campus     Nuclear      ES      Midland    CMS
                                            Energy     Funding II   Funding   Holdings    Services  Services  Holdings  Midland
                                         Company (2)      LLC         LLC        LLC        LLC      Company   Company    Inc.
                                         -----------  -----------  ---------  ---------  ---------  --------  --------  -------
Plant and Property (At Cost)
   Electric                                $ 7,967        $ --        $ --       $--        $--       $ --      $ --      $ --
   Gas                                       2,995          --          --        --         --         --        --        --
   Other                                        15          --          --        --         --         --         1        26
                                           -------        ----        ----       ---        ---       ----      ----      ----
                                            10,977          --          --        --         --         --         1        26
   Less accumulated depreciation,
      depletion and amortization             4,602          --          --        --         --         --        --        --
                                           -------        ----        ----       ---        ---       ----      ----      ----
                                             6,375          --          --        --         --         --         1        26
   Construction work-in-progress               345          --          --        --         --         --        --        --
                                           -------        ----        ----       ---        ---       ----      ----      ----
                                             6,720          --          --        --         --         --         1        26
                                           -------        ----        ----       ---        ---       ----      ----      ----
Investments
   Associated companies                        770          --          --        --         --         --        --        --
   First Midland Limited Partnership            --          --          --        --         --         --       225        --
   Midland Cogeneration Venture Limited
      Partnership                               --          --          --        --         --         --        --       397
   Other                                        16          --          --        --          3         --        --        --
                                           -------        ----        ----       ---        ---       ----      ----      ----
                                               786          --          --        --          3         --       225       397
                                           -------        ----        ----       ---        ---       ----      ----      ----
Current Assets
   Cash and cash equivalents                    43          --          --        --         --          1        --         1
   Restricted cash                               4          --          17        --         --         --        --        --
   Short-term investments                        4          --          --        --         --         --        --        --
   Accounts/notes receivable                    43         288          --        --         --         --        --        --
   Accounts receivable-related parties          17          --          28         6         --         --        --        10
   Inventories to average cost
      Gas in underground storage               855          --          --        --         --         --        --        --
      Materials and supplies                    67          --          --        --         --         --        --        --
      Generating plant fuel stock               49          --          --        --         --         --        --        --
   Deferred property taxes                     147          --          --        --         --         --        --        --
   Regulatory assets-postretirement
      benefits                                  19          --          --        --         --         --        --        --
   Derivative instruments                        1          --          --        --         --         --        --        --
   Prepayments and other                        76          --          --        --         --         --        --        --
                                           -------        ----        ----       ---        ---       ----      ----      ----
                                             1,325         288          45         6         --          1        --        11
                                           -------        ----        ----       ---        ---       ----      ----      ----
Non-current Assets
   Regulatory Assets
      Securitized costs                        604          --          --        --         --         --        --        --
      Additional minimum pension               372          --          --        --         --         --        --        --
      Postretirement benefits                  139          --          --        --         --         --        --        --
      Abandoned Midland project                 10          --          --        --         --         --        --        --
      Other                                    552          --          --        --         --         --        --        --
   Nuclear decommissioning trust funds         575          --          --        --         --         --        --        --
   Notes receivable-related parties             --          --         360        --         --         --        --        --
   Other                                       200          --          --        --         --         --        --        --
                                           -------        ----        ----       ---        ---       ----      ----      ----
                                             2,452          --         360        --         --         --        --        --
                                           -------        ----        ----       ---        ---       ----      ----      ----
Total Assets                               $11,283        $288        $405       $ 6        $ 3       $  1      $226      $434
                                           =======        ====        ====       ===        ===       ====      ====      ====

(Continued on Next Page)

CONSUMERS ENERGY COMPANY
Consolidating Balance Sheet - Assets
December 31, 2004
(In Millions)
(Continued from Previous Page)

                                                         Midland                Inter-    Consumers
                                                      Cogeneration    First     Company     Energy
                                                         Venture     Midland   Elimina-    Company
                                                           LP           LP       tions     Consol.
                                                      ------------   -------   --------   ---------
Plant and Property (At Cost)
   Electric                                              $   --        $ --    $    --     $ 7,967
   Gas                                                       --          --         --       2,995
   Other                                                  2,481          --         --       2,523
                                                         ------        ----    -------     -------
                                                          2,481          --         --      13,485
   Less accumulated depreciation,
      depletion and amortization                          1,063          --         --       5,665
                                                         ------        ----    -------     -------
                                                          1,418          --         --       7,820
   Construction work-in-progress                              8          --         --         353
                                                         ------        ----    -------     -------
                                                          1,426          --         --       8,173
                                                         ------        ----    -------     -------
Investments
   Associated companies                                      --          --       (745)         25
   First Midland Limited Partnership                         --          --       (225)         --
   Midland Cogeneration Venture Limited Partnership          --          --       (397)         --
   Other                                                     --          --         --          19
                                                         ------        ----    -------     -------
                                                             --          --     (1,367)         44
                                                         ------        ----    -------     -------
Current Assets
   Cash and cash equivalents                                126          --         --         171
   Restricted cash                                           --          --         --          21
   Short-term investments                                    --          --         --           4
   Accounts/notes receivable                                 43          --         --         374
   Accounts receivable-related parties                       54         769       (866)         18
   Inventories to average cost
      Gas in underground storage                             --          --         --         855
      Materials and supplies                                 --          --         --          67
      Generating plant fuel stock                            17          --         --          66
   Deferred property taxes                                   18          --         --         165
   Regulatory assets-postretirement benefits                 --          --         --          19
   Derivative instruments                                    95          --         --          96
   Prepayments and other                                     13           6         --          95
                                                         ------        ----    -------     -------
                                                            366         775       (866)      1,951
                                                         ------        ----    -------     -------
Non-current Assets
   Regulatory Assets
      Securitized costs                                      --          --         --         604
      Additional minimum pension                             --          --         --         372
      Postretirement benefits                                --          --         --         139
      Abandoned Midland project                              --          --         --          10
      Other                                                  --          --         --         552
   Nuclear decommissioning trust funds                       --          --         --         575
   Notes receivable-related parties                          --          --       (360)         --
   Other                                                    188           3         --         391
                                                         ------        ----    -------     -------
                                                            188           3       (360)      2,643
                                                         ------        ----    -------     -------
Total Assets                                             $1,980        $778    $(2,593)    $12,811
                                                         ======        ====    =======     =======

(2) Represents Consumers Energy Company, CMS Engineering Co., MEC Development Corp. and Consumers Saginaw Investments LLC consolidated.

CONSUMERS ENERGY COMPANY
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2004
(In Millions)

                                                          Consumers              Consumers  Consumers               CMS
                                             Consumers   Receivables  Consumers    Campus    Nuclear      ES      Midland    CMS
                                               Energy     Funding II   Funding    Holdings   Services  Services  Holdings  Midland
                                            Company (2)      LLC         LLC        LLC        LLC      Company   Company    Inc.
                                            -----------  -----------  ---------  ---------  ---------  --------  --------  -------
Capitalization
   Common Stockholders' Equity
      Common stock                            $   841        $ --        $ --       $--        $--        $--      $ --      $ --
      Other paid-in-capital                       932         288           2        --          4          1        43       163
      Other comprehensive income                   31          --          --        --         --         --        --        21
      Retained earnings                           608          --          --        --         --         --        42       181
                                              -------        ----        ----       ---        ---        ---      ----      ----
                                                2,412         288           2        --          4          1        85       365
   Preferred stock                                 44          --          --        --         --         --        --        --
   Long-term debt                               3,423          --         370        --         --         --        --        --
   Long-term debt-related parties                 686          --          --        --         --         --        --        --
   Non-current capital and finance leases          48          --          --         5         --         --        --        --
                                              -------        ----        ----       ---        ---        ---      ----      ----
                                                6,613         288         372         5          4          1        85       365
                                              -------        ----        ----       ---        ---        ---      ----      ----
Minority Interests                                 --          --          --        --         --         --        --        --
                                              -------        ----        ----       ---        ---        ---      ----      ----
Current Liabilities
   Current portion of long-term debt               --          --          29        --         --         --        --        --
   Current capital and finance leases              10          --          --         1         --         --        --        --
   Current portion of long-term debt -
      related parties                             180          --          --        --         --         --        --        --
   Notes payable-related parties                   38          --          --        --         --         --        --        --
   Accounts payable                               253          --          --        --         --         --        --        --
   Accounts payable-related parties                65          --          --        --         --         --        --        --
   Accrued interest                                56          --           4        --         --         --        --        --
   Accrued taxes                                  267          --          --        --         --         --        --       (15)
   Deferred income taxes                           11          --          --        --         --         --         9        --
   Other                                          151          --          --        --         --         --        --        --
                                              -------        ----        ----       ---        ---        ---      ----      ----
                                                1,031          --          33         1         --         --         9       (15)
                                              -------        ----        ----       ---        ---        ---      ----      ----
Non-current Liabilities
   Regulatory Liabilities
      Regulatory liabilities for cost of
         removal                                1,044          --          --        --         --         --        --        --
      Income taxes, net                           357          --          --        --         --         --        --        --
      Other regulatory liabilities                173          --          --        --         --         --        --        --
   Deferred income taxes                        1,146          --          --        --         (1)        --       123        83
   Postretirement benefits                        206          --          --        --         --         --        --        --
   Asset retirement obligations                   436          --          --        --         --         --        --        --
   Deferred investment tax credit                  69          --          --        --         --         --         9         1
   Other                                          208          --          --        --         --         --        --        --
                                              -------        ----        ----       ---        ---        ---      ----      ----
                                                3,639          --          --        --         (1)        --       132        84
                                              -------        ----        ----       ---        ---        ---      ----      ----
Total Stockholders' Equity and Liabilities    $11,283        $288        $405       $ 6        $ 3        $ 1      $226      $434
                                              =======        ====        ====       ===        ===        ===      ====      ====

(Continued on the Next Page)

CONSUMERS ENERGY COMPANY
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2004
(In Millions)
(Continued from Previous Page)

                                                            Midland                Inter-    Consumers
                                                         Cogeneration    First     Company     Energy
                                                            Venture     Midland   Elimina-    Company
                                                              LP           LP       tions     Consol.
                                                         ------------   -------   --------   ---------
Capitalization
   Common Stockholders' Equity
      Common stock                                          $   --        $ --    $    --     $   841
      Other paid-in-capital                                    109         189       (799)        932
      Other comprehensive income                                66          --        (87)         31
      Retained earnings                                        635         280     (1,138)        608
                                                            ------        ----    -------     -------
                                                               810         469     (2,024)      2,412
   Preferred stock                                              --          --         --          44
   Long-term debt                                               --         207         --       4,000
   Long-term debt-related parties                               --          --       (360)        326
   Non-current capital and finance leases                      942          --       (680)        315
                                                            ------        ----    -------     -------
                                                             1,752         676     (3,064)      7,097
                                                            ------        ----    -------     -------
Minority Interests                                              --          --        657         657
                                                            ------        ----    -------     -------
Current Liabilities
   Current portion of long-term debt                            --          89         --         118
   Current capital and finance leases                           77          --        (59)         29
   Current portion of long-term debt - related parties          --          --         --         180
   Notes payable-related parties                                --          --        (38)         --
   Accounts payable                                             14          --         --         267
   Accounts payable-related parties                              1          --        (52)         14
   Accrued interest                                             48          12        (37)         83
   Accrued taxes                                                --           1          1         254
   Deferred income taxes                                        --          --         --          20
   Other                                                        87          --         --         238
                                                            ------        ----    -------     -------
                                                               227         102       (185)      1,203
                                                            ------        ----    -------     -------
Non-current Liabilities
   Regulatory Liabilities
      Regulatory liabilities for cost of removal                --          --         --       1,044
      Income taxes, net                                         --          --         --         357
      Other regulatory liabilities                              --          --         --         173
   Deferred income taxes                                        --          --         (1)      1,350
   Postretirement benefits                                       1          --         --         207
   Asset retirement obligations                                 --          --         --         436
   Deferred investment tax credit                               --          --         --          79
   Other                                                        --          --         --         208
                                                            ------        ----    -------     -------
                                                                 1          --         (1)      3,854
                                                            ------        ----    -------     -------
Total Stockholders' Equity and Liabilities                  $1,980        $778    $(2,593)    $12,811
                                                            ======        ====    =======     =======

(2) Represents Consumers Energy Company, CMS Engineering Co., MEC Development Corp. and Consumers Saginaw Investments LLC consolidated.

CMS ENTERPRISES COMPANY
Consolidating Balance Sheet - Assets
December 31, 2004
(In Millions)

                                                               CMS        CMS Gas         CMS          CMS                  CMS
                                                  CMS      Generation  Transmission     Energy        Int'l      CMS    Enterprises
                                              Enterprises      Co.        Company    Resource Mgt.  Vent. LLC  Capital  Development
                                              Company (3)    Consol.      Consol.       Company      Consol.     LLC        LLC
                                              -----------  ----------  ------------  -------------  ---------  -------  -----------
Plant and Property (At Cost)
   Enterprises                                   $   20       $  318        $119           $  5        $390     $    2      $--
   Other                                             --           --          --             --          --         --       --
                                                 ------       ------        ----           ----        ----     ------      ---
                                                     20          318         119              5         390          2       --
Less accumulated depreciation,
   depletion and amortization                         2          124          49              3         248          1       --
                                                 ------       ------        ----           ----        ----     ------      ---
                                                     18          194          70              2         142          1       --
Construction work-in-progress                        --            4          --             --          12         --       --
                                                 ------       ------        ----           ----        ----     ------      ---
                                                     18          198          70              2         154          1       --
                                                 ------       ------        ----           ----        ----     ------      ---
Investments
   Associated companies                           2,441          121         213             --          --         --       --
   Enterprises                                        3          467          --             --         259         --       --
   Other                                             --           --          --             --          --         --       --
                                                 ------       ------        ----           ----        ----     ------      ---
                                                  2,444          588         213             --         259         --       --
                                                 ------       ------        ----           ----        ----     ------      ---
Current Assets
   Cash and cash equivalents                         --           78          19              2          63        336       --
   Restricted cash                                   --           26           7             --           2         --       --
   Short-term investments                            --           --          --             --          --        105       --
   Accounts/notes receivable                         --           19           4             42          63          8       --
   Accounts/notes receivable-related parties         88          103           1             28          42        424       18
   Gas in underground storage                        --           --           1             --          --         --       --
   Materials and supplies                            --           11           1             --           9         --       --
   Generating plant fuel stock                       --            6          --             --           1         --       --
   Price risk management assets                      --           --          --             91          --         --       --
   Deferred income taxes                              1           --          --             --          --         --       --
   Prepayments and other                              1            9          --             50          23          1       --
                                                 ------       ------        ----           ----        ----     ------      ---
                                                     90          252          33            213         203        874       18
                                                 ------       ------        ----           ----        ----     ------      ---
Non-current Assets
   Price risk management assets                      --           --          --            214          --         --       --
   Goodwill                                          --            1          --             --          22         --       --
   Notes receivable-related parties                  14           51          49            242          76         87       --
   Notes receivable                                  --          106          17             --          --         55       --
   Deferred income taxes                             52          182         136             54          (6)         1        2
   Other                                             10           41           8              1          43         --       --
                                                 ------       ------        ----           ----        ----     ------      ---
                                                     76          381         210            511         135        143        2
                                                 ------       ------        ----           ----        ----     ------      ---
Total Assets                                     $2,628       $1,419        $526           $726        $751     $1,018      $20
                                                 ======       ======        ====           ====        ====     ======      ===

(Continued on Following Page)

CMS ENTERPRISES COMPANY
Consolidating Balance Sheet - Assets
December 31, 2004
(In Millions)
(Continued from Previous Page)

                                                   CMS                          Inter-        CMS
                                                 Resource      CMS      CMS     company   Enterprises
                                               Development     Land    Texas   Elimina-     Company
                                                 Company     Company    LLC      tions      Consol.
                                               -----------   -------   -----   --------   -----------
Plant and Property (At Cost)
   Enterprises                                     $--         $--      $--    $    (2)      $  852
   Other                                            --          --       --         --           --
                                                   ---         ---      ---    -------       ------
                                                    --          --       --         (2)         852
Less accumulated depreciation,
   depletion and amortization                       --          --       --         (1)         426
                                                   ---         ---      ---    -------       ------
                                                    --          --       --         (1)         426
Construction work-in-progress                       --          --       --         --           16
                                                   ---         ---      ---    -------       ------
                                                    --          --       --         (1)         442
                                                   ---         ---      ---    -------       ------
Investments
   Associated companies                             --          --       --     (2,775)          --
   Enterprises                                      --          --       --         --          729
   Other                                            --          --       --         --           --
                                                   ---         ---      ---    -------       ------
                                                    --          --       --     (2,775)         729
                                                   ---         ---      ---    -------       ------
Current Assets
   Cash and cash equivalents                        --          --       --         --          498
   Restricted cash                                  --          --       --         --           35
   Short-term investments                           --          --       --         --          105
   Accounts/notes receivable                        --          --       --         --          136
   Accounts/notes receivable-related parties         4          --       --       (585)         123
   Gas in underground storage                       --          --       --         --            1
   Materials and supplies                           --          --       --         --           21
   Generating plant fuel stock                      --          --       --         --            7
   Price risk management assets                     --          --       --         --           91
   Deferred income taxes                            --          --       --         --            1
   Prepayments and other                            (1)         --       --         --           83
                                                   ---         ---      ---    -------       ------
                                                     3          --       --       (585)       1,101
                                                   ---         ---      ---    -------       ------
Non-current Assets
   Price risk management assets                     --          --       --         --          214
   Goodwill                                         --          --       --         --           23
   Notes receivable-related parties                 --          --       --        (19)         500
   Notes receivable                                 --          --       --         --          178
   Deferred income taxes                            --          20        1         (4)         438
   Other                                            --          --       --         --          103
                                                   ---         ---      ---    -------       ------
                                                    --          20        1        (23)       1,456
                                                   ---         ---      ---    -------       ------
Total Assets                                       $ 3         $20      $ 1    $(3,384)      $3,728
                                                   ===         ===      ===    =======       ======

(3) Represents CMS Enterprises Company, CMS Distributed Power LLC, CMS Comercializadora de Energia SA, CMS Enterprises Holding Company SA, CMS Energy South America Company, CMS Energy Asia Private Limited and CMS Energy UK Limited consolidated with CMS Generation Co., CMS Gas Transmission Company and CMS International Ventures LLC included on the equity method of accounting.

CMS ENTERPRISES COMPANY
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2004
(In Millions)

                                                             CMS        CMS Gas         CMS          CMS                  CMS
                                                CMS      Generation  Transmission      Energy       Int'l      CMS    Enterprises
                                            Enterprises      Co.        Company    Resource Mgt.  Vent. LLC  Capital  Development
                                            Company (3)    Consol.      Consol.       Company      Consol.     LLC        LLC
                                            -----------  ----------  ------------  -------------  ---------  -------  -----------
Capitalization
      Common Stockholders' Equity
      Common stock                            $     1     $    --       $   --         $  --        $  --     $   --      $ --
      Other paid-in-capital                     5,388       2,362        1,303           294          847        468        55
      Other comprehensive income (loss)          (356)        (87)        (158)           --         (271)        --        --
      Retained earnings (deficit)              (2,709)     (1,083)        (772)         (199)          --         17       (36)
                                              -------     -------       ------         -----        -----     ------      ----
                                                2,324       1,192          373            95          576        485        19
   Preferred stock                                 --          --           11            --           --         --        --
   Long-term debt                                  --         108            1            --           29         24        --
   Long-term debt-related parties                  --          --           --            --           19         --        --
                                              -------     -------       ------         -----        -----     ------      ----
                                                2,324       1,300          385            95          624        509        19
                                              -------     -------       ------         -----        -----     ------      ----
Minority Interests                                 --          50            1            --           16         --        --
                                              -------     -------       ------         -----        -----     ------      ----
Current Liabilities
   Current portion of long-term debt               --           8            1            --            9         28        --
   Notes payable                                  249           6          112            24            8        466        --
   Accounts payable                                16          15            2            38           37          7         1
   Accounts payable-related parties                 2           6            1            24            1         10        --
   Accrued interest                                --           3           --            --            1         --        --
   Accrued taxes                                    1          17          (22)            2           26         (1)       --
   Price risk management liabilities               --          --           --            90           --         --        --
   Current portion of gas supply
      contract obligation                          --          --           --            32           --         --        --
   Other                                            3           6            5             3            7         --        --
                                              -------     -------       ------         -----        -----     ------      ----
                                                  271          61           99           213           89        510         1
                                              -------     -------       ------         -----        -----     ------      ----
Non-current Liabilities
   Postretirement benefits                         20           5           23            --            4         (1)       --
   Asset retirement obligations                    --          --            2            --            1         --        --
   Price risk management liabilities               --          --           --           213           --         --        --
   Gas supply contract obligations                 --          --           --           176           --         --        --
   Other                                           13           3           16            29           17         --        --
                                              -------     -------       ------         -----        -----     ------      ----
                                                   33           8           41           418           22         (1)       --
                                              -------     -------       ------         -----        -----     ------      ----
Total Stockholders' Equity and Liabilities    $ 2,628     $ 1,419       $  526         $ 726        $ 751     $1,018      $ 20
                                              =======     =======       ======         =====        =====     ======      ====

(Continued on Following Page)

CMS ENTERPRISES COMPANY
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2004
(In Millions)
(Continued from Previous Page)

                                                 CMS         CMS                        Inter-        CMS
                                               Resource     Energy     CMS      CMS    company    Enterprises
                                             Development     UK        Land    Texas   Elimina-     Company
                                               Company     Limited   Company    LLC      tions      Consol.
                                             -----------   -------   -------   -----   --------   -----------
Capitalization
   Common Stockholders' Equity
      Common stock                               $--         $--      $ --      $--    $    (1)     $    --
      Other paid-in-capital                        4           2        22       --     (5,438)       5,307
      Other comprehensive income (loss)           --          (1)       --       --        517         (356)
      Retained earnings (deficit)                 --          (1)      (50)      (3)     2,137       (2,699)
                                                 ---         ---      ----      ---    --------     -------
                                                   4          --       (28)      (3)    (2,785)       2,252
   Preferred stock                                --          --        --       --         --           11
   Long-term debt                                 --          --        --       --         --          162
   Long-term debt-related parties                 --          --        --       --        (19)          --
                                                 ---         ---      ----      ---    --------     -------
                                                   4          --       (28)      (3)    (2,804)       2,425
                                                 ---         ---      ----      ---    --------     -------
Minority Interests                                --          --        --       --          9           76
                                                 ---         ---      ----      ---    --------     -------
Current Liabilities
   Current portion of long-term debt              --          --        --       --         --           46
   Notes payable                                  --          --         3        5       (578)         295
   Accounts payable                               --          --         1       --         --          117
   Accounts payable-related parties               --          --        --       --         (7)          37
   Accrued interest                               --          --        --       --         --            4
   Accrued taxes                                   1          --        (1)      --         (4)          19
   Price risk management liabilities              --          --        --       --         --           90
   Current portion of gas supply
      contract obligations                        --          --        --       --         --           32
   Other                                          --          --        15       --         --           39
                                                 ---         ---      ----      ---    --------     -------
                                                   1          --        18        5       (589)         679
                                                 ---         ---      ----      ---    --------     -------
Non-current Liabilities
   Postretirement benefits                        (2)         --        --       (1)        --           48
   Asset retirement obligations                   --          --        --       --         --            3
   Price risk management liabilities              --          --        --       --         --          213
   Gas supply contract obligations                --          --        --       --         --          176
   Other                                          --          --        30       --         --          108
                                                 ---         ---      ----      ---    --------     -------
                                                  (2)         --        30       (1)        --          548
                                                 ---         ---      ----      ---    --------     -------
Total Stockholders' Equity and Liabilities       $ 3         $--      $ 20      $ 1    $(3,384)     $ 3,728
                                                 ===         ===      ====      ===    ========     =======

(3) Represents CMS Enterprises Company, CMS Distributed Power LLC, CMS Comercializadora de Energia SA, CMS Enterprises Holding Company SA, CMS Energy South America Company and CMS Energy Asia Private Limited consolidated with CMS Generation Co., CMS Gas Transmission Company and CMS International Ventures LLC included on the equity method of accounting.

CMS GENERATION CO.
Consolidating Balance Sheet - Assets
December 31, 2004
(In Millions)

                                                               CMSG          TES      Genesee    Grayling
                                                   CMS      Filer City   Filer City    Power    Generating     Exeter        CMSG
                                               Generation    Operating       LP          LP         LP       Management   Operating
                                                 Co. (4)      Company      Consol.    Consol.     Consol.      Company     Company
                                               ----------   ----------   ----------   -------   ----------   ----------   ---------
Plant and Property (At Cost)
   Enterprises                                   $    6         $--         $98         $77        $66           $--         $--
   Less accumulated depreciation,
      depletion and amortization                      1          --          35          18         21            --          --
                                                 ------         ---         ---         ---        ---           ---         ---
                                                      5          --          63          59         45            --          --
   Construction work-in-progress                      4          --          --          --         --            --          --
                                                 ------         ---         ---         ---        ---           ---         ---
                                                      9          --          63          59         45            --          --
                                                 ------         ---         ---         ---        ---           ---         ---
Investments
   Associated companies                             829          --          --          --         --             1          --
   Enterprises                                       23          --          --          --         --            --          --
                                                 ------         ---         ---         ---        ---           ---         ---
                                                    852          --          --          --         --             1          --
                                                 ------         ---         ---         ---        ---           ---         ---
Current Assets
   Cash and cash equivalents                         --          --           1           1          1            --          --
   Restricted cash                                   10          --           1          11          4            --          --
   Accounts/notes receivable                          2          --          --          --         --            --          --
   Accounts/notes receivable-related parties         30           1           6           6          3            --           4
   Materials and supplies                             1          --           1          --          1            --          --
   Generating plant fuel stock                       --          --           5           1         --            --          --
   Prepayments and other                             --          --           1           1         --            --          --
                                                 ------         ---         ---         ---        ---           ---         ---
                                                     43           1          15          20          9            --           4
                                                 ------         ---         ---         ---        ---           ---         ---
Non-current Assets
   Goodwill                                          --          --          --          --         --            --          --
   Notes receivable-related parties                  75          --          --          --         --            --          --
   Notes receivable                                  --          --          --          --         --            --          --
   Deferred income taxes                            184          --          (4)         (4)        (7)            2          (1)
   Other                                             34          --          --           5          1            --          --
                                                 ------         ---         ---         ---        ---           ---         ---
                                                    293          --          (4)          1         (6)            2          (1)
                                                 ------         ---         ---         ---        ---           ---         ---
Total Assets                                     $1,197         $ 1         $74         $80        $48           $ 3         $ 3
                                                 ======         ===         ===         ===        ===           ===         ===

(Continued on Following Page)

CMS GENERATION CO.
Consolidating Balance Sheet - Assets
December 31, 2004
(In Millions)
(Continued from Previous Page)

                                                            Dearborn              Taweelah     CMSG         CMSG         CMSG
                                                  CMSG     Generation   Exeter       A2      Michigan      Int'l      Investment
                                               Recycling    Operating   Energy   Operating     Power     Operating      Co. IV
                                                Company        LLC        LP      Company       LLC     Co. Consol.     Consol.
                                               ---------   ----------   ------   ---------   --------   -----------   ----------
Plant and Property (At Cost)
   Enterprises                                    $--          $--        $50       $--         $17         $ 1          $ --
   Less accumulated depreciation,
      depletion and amortization                   --           --         39        --          10          --            --
                                                  ---          ---        ---       ---         ---         ---          ----

                                                   --           --         11        --           7           1            --
   Construction work-in-progress                   --           --         --        --          --          --            --
                                                  ---          ---        ---       ---         ---         ---          ----
                                                   --           --         11        --           7           1            --
                                                  ---          ---        ---       ---         ---         ---          ----

Investments
   Associated companies                            --           --         --        --          --          --            --
   Enterprises                                     --           --         --        --          --          --           309
                                                  ---          ---        ---       ---         ---         ---          ----
                                                   --           --         --        --          --          --           309
                                                  ---          ---        ---       ---         ---         ---          ----

Current Assets
   Cash and cash equivalents                       --           --          3        --          --          12            22
   Restricted cash                                 --           --         --        --          --          --            --
   Accounts/notes receivable                       --           --          1        --          --           7            --
   Accounts/notes receivable-related parties       --            4         --         5          --          12            41
   Materials and supplies                          --           --         --        --          --          --            --
   Generating plant fuel stock                     --           --         --        --          --          --            --
   Prepayments and other                           --           --          1        --          --           4            --
                                                  ---          ---        ---       ---         ---         ---          ----
                                                   --            4          5         5          --          35            63
                                                  ---          ---        ---       ---         ---         ---          ----

Non-current Assets
   Goodwill                                        --           --         --        --          --          --            --
   Notes receivable-related parties                --           --         --        --          --           4            82
   Notes receivable                                --           --         --        --          --          --            --
   Deferred income taxes                            1           --         --        --          --          --            --
   Other                                           --           --         --         1          --          --            --
                                                  ---          ---        ---       ---         ---         ---          ----
                                                    1           --         --         1          --           4            82
                                                  ---          ---        ---       ---         ---         ---          ----
Total Assets                                      $ 1          $ 4        $16       $ 6         $ 7         $40          $454
                                                  ===          ===        ===       ===         ===         ===          ====

(Continued on Following Page)

CMS GENERATION CO.
Consolidating Balance Sheet - Assets
December 31, 2004
(In Millions)
(Continued from Previous Page)

                                                  CMSG         CMSG        CMSG      HYDRA-CO      Inter-        CMS
                                               Investment   Investment    Honey    Enterprises,    company   Generation
                                                 Co. VI       Co. VII      Lake        Inc.       Elimina-       Co.
                                                 Consol.      Consol.    Company      Consol.       tions      Consol.
                                               ----------   ----------   -------   ------------   --------   ----------
Plant and Property (At Cost)
   Enterprises                                    $  3         $ --        $--          $--        $  --       $  318
   Less accumulated depreciation,
      depletion and amortization                    --           --         --           --           --          124
                                                  ----         ----        ---          ---        -----       ------
                                                     3           --         --           --           --          194
   Construction work-in-progress                    --           --         --           --           --            4
                                                  ----         ----        ---          ---        -----       ------
                                                     3           --         --           --           --          198
                                                  ----         ----        ---          ---        -----       ------
Investments
   Associated companies                             --           --         --           --         (709)         121
   Enterprises                                      --           97         --           38           --          467
                                                  ----         ----        ---          ---        -----       ------
                                                    --           97         --           38         (709)         588
                                                  ----         ----        ---          ---        -----       ------
Current Assets
   Cash and cash equivalents                        24           14         --           --           --           78
   Restricted cash                                  --           --         --           --           --           26
   Accounts/notes receivable                         9           --         --           --           --           19
   Accounts/notes receivable-related parties         2           --          2            9          (22)         103
   Materials and supplies                            8           --         --           --           --           11
   Generating plant fuel stock                      --           --         --           --           --            6
   Prepayments and other                             1           --         --            1           --            9
                                                  ----         ----        ---          ---        -----       ------
                                                    44           14          2           10          (22)         252
                                                  ----         ----        ---          ---        -----       ------
Non-current Assets
   Goodwill                                         --           --         --            1           --            1
   Notes receivable-related parties                 56           --         --           --         (166)          51
   Notes receivable                                106           --         --           --           --          106
   Deferred income taxes                           (11)          --          2            3           17          182
   Other                                            --           --         --           --           --           41
                                                  ----         ----        ---          ---        -----       ------
                                                   151           --          2            4         (149)         381
                                                  ----         ----        ---          ---        -----       ------
Total Assets                                      $198         $111        $ 4          $52        $(880)      $1,419
                                                  ====         ====        ===          ===        =====       ======

(4) Represents CMS Generation Company and CMS Centrales Termicas SA consolidated with CMSG Filer City, Inc., CMSG Genesee Company, CMSG Holdings Company, CMSG Grayling Company, CMSG Grayling Holding Company, CMS International Operating Company, CMSG Investment Company IV, CMSG Investment Company VI, CMSG Investment Company VIl and HYDRA-CO Enterprises, Inc. included on the equity method of accounting.

CMS GENERATION CO.
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2004
(In Millions)

                                                             CMSG          TES      Genesee    Grayling
                                                 CMS      Filer City   Filer City    Power    Generating     Exeter        CMSG
                                             Generation    Operating       LP          LP         LP       Management   Operating
                                               Co. (4)      Company      Consol.    Consol.     Consol.      Company     Company
                                             ----------   ----------   ----------   -------   ----------   ----------   ---------
Capitalization
   Common Stockholders' Equity
      Common stock                            $    --         $--          $--       $ --        $ --          $--         $ 1
      Other paid-in-capital                     2,403           1            7         17          11           --           3
      Other comprehensive income (loss)           (87)         --           --         --          --           --          --
      Retained earnings (deficit)              (1,116)         (1)          15        (15)        (10)           3          --
                                              -------         ---          ---       ----        ----          ---         ---
                                                1,200          --           22          2           1            3           4
   Long-term debt                                  --          --           13         63          32           --          --
   Long-term debt-related parties                  --          --           --         --          --           --          --
                                              -------         ---          ---       ----        ----          ---         ---
                                                1,200          --           35         65          33            3           4
                                              -------         ---          ---       ----        ----          ---         ---
Minority Interests                                 --          --           26          2           9           --          --
                                              -------         ---          ---       ----        ----          ---         ---
Current Liabilities
   Current portion of long-term debt               --          --            3          2           3           --          --
   Notes payable                                   --           1           --          2          --           --          --
   Accounts payable                                 7          --           --          3           1           --          --
   Accounts payable-related parties                 2          --            1          3           1           --          --
   Accrued interest                                 1          --           --          3          --           --          --
   Accrued taxes                                  (20)         --            6         --          --           --          --
   Other                                           --          --            3         --          --           --          --
                                              -------         ---          ---       ----        ----          ---         ---
                                                  (10)          1           13         13           5           --          --
                                              -------         ---          ---       ----        ----          ---         ---
Non-current Liabilities
   Postretirement benefits                          7          --           --         --          --           --          (1)
   Other                                           --          --           --         --           1           --          --
                                              -------         ---          ---       ----        ----          ---         ---
                                                    7          --           --         --           1           --          (1)
                                              -------         ---          ---       ----        ----          ---         ---
Total Stockholders' Equity and Liabilities    $ 1,197         $ 1          $74       $ 80        $ 48          $ 3         $ 3
                                              =======         ===          ===       ====        ====          ===         ===

(Continued on Following Page)

CMS GENERATION CO.
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2004
(In Millions)
(Continued from Previous Page)

                                                          Dearborn              Taweelah     CMSG         CMSG         CMSG
                                                CMSG     Generation   Exeter       A2      Michigan      Int'l      Investment
                                             Recycling    Operating   Energy   Operating     Power     Operating      Co. IV
                                              Company        LLC        LP      Company       LLC     Co. Consol.     Consol.
                                             ---------   ----------   ------   ---------   --------   -----------   ----------
Capitalization
   Common Stockholders' Equity
      Common stock                              $--         $ --       $ --       $--        $ --         $--          $ --
      Other paid-in-capital                       3            3        (13)        2          75           3            66
      Other comprehensive income (loss)          --           --         --        --          --          --           (11)
      Retained earnings (deficit)                (2)           2         28         2         (70)         28           341
                                                ---         ----       ----       ---        ----         ---          ----
                                                  1            5         15         4           5          31           396
   Long-term debt                                --           --         --        --          --          --            --
   Long-term debt-related parties                --           --         --        --          --          --            40
                                                ---         ----       ----       ---        ----         ---          ----
                                                  1            5         15         4           5          31           436
                                                ---         ----       ----       ---        ----         ---          ----
Minority Interests                               --           --         --        --          --          --            --
                                                ---         ----       ----       ---        ----         ---          ----
Current Liabilities
   Current portion of long-term debt             --           --         --        --          --          --            --
   Notes payable                                 --           --         --        --           2          --            14
   Accounts payable                              --           --         --         1          --          --            --
   Accounts payable-related parties              --           --          1        --          --           3            --
   Accrued interest                              --           --         --        --          --          --             2
   Accrued taxes                                 --           --         --        --          --           5             1
   Other                                         --           --         --        --          --           1            --
                                                ---         ----       ----       ---        ----         ---          ----
                                                 --           --          1         1           2           9            17
                                                ---         ----       ----       ---        ----         ---          ----
Non-current Liabilities
   Postretirement benefits                       --           (1)        --        --          --          --            --
   Other                                         --           --         --         1          --          --             1
                                                ---         ----       ----       ---        ----         ---          ----
                                                 --           (1)        --         1          --          --             1
                                                ---         ----       ----       ---        ----         ---          ----
Total Stockholders' Equity and Liabilities      $ 1         $  4       $ 16       $ 6        $  7         $40          $454
                                                ===         ====       ====       ===        ====         ===          ====

(Continued on Following Page)

CMS GENERATION CO.
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2004
(In Millions)
(Continued from Previous Page)

                                                CMSG         CMSG        CMSG      HYDRA-CO      Inter-        CMS
                                             Investment   Investment    Honey    Enterprises,    company   Generation
                                               Co. VI       Co. VII      Lake        Inc.       Elimina-       Co.
                                               Consol.      Consol.    Company      Consol.       tions      Consol.
                                             ----------   ----------   -------   ------------   --------   ----------
Capitalization
   Common Stockholders' Equity
      Common stock                              $ --         $ --        $--        $  --        $  (1)     $    --
      Other paid-in-capital                      115           12         10          199         (555)       2,362
      Other comprehensive income (loss)           --          (28)        --           --           39          (87)
      Retained earnings (deficit)                 62           --         (6)        (152)        (192)      (1,083)
                                                ----         ----        ---        -----        -----      -------
                                                 177          (16)         4           47         (709)       1,192

   Long-term debt                                 --           --         --           --           --          108
   Long-term debt-related parties                 --          126         --           --         (166)          --
                                                ----         ----        ---        -----        -----      -------
                                                 177          110          4           47         (875)       1,300
                                                ----         ----        ---        -----        -----      -------
Minority Interests                                13           --         --           --           --           50
                                                ----         ----        ---        -----        -----      -------
Current Liabilities
   Current portion of long-term debt              --           --         --           --           --            8
   Notes payable                                  --           --         --           --          (13)           6
   Accounts payable                                3           --         --           --           --           15
   Accounts payable-related parties               --           --         --           --           (5)           6
   Accrued interest                               --            1         --           --           (4)           3
   Accrued taxes                                   3           --         --            5           17           17
   Other                                           2           --         --           --           --            6
                                                ----         ----        ---        -----        -----      -------
                                                   8            1         --            5           (5)          61
                                                ----         ----        ---        -----        -----      -------
Non-current Liabilities
   Postretirement benefits                        --           --         --           --           --            5
   Other                                          --           --         --           --           --            3
                                                ----         ----        ---        -----        -----      -------
                                                  --           --         --           --           --            8
                                                ----         ----        ---        -----        -----      -------
Total Stockholders' Equity and Liabilities      $198         $111        $ 4        $  52        $(880)     $ 1,419
                                                ====         ====        ===        =====        =====      =======

(4) Represents CMS Generation Company and CMS Centrales Termicas SA consolidated with CMSG Filer City, Inc., CMSG Genesee Company, CMSG Holdings Company, CMSG Grayling Company, CMSG Grayling Holding Company, CMS International Operating Company, CMSG Investment Company IV, CMSG Investment Company VI, CMSG Investment Company VIl and HYDRA-CO Enterprises, Inc. included on the equity method of accounting.

TES FILER CITY STATION LP
Consolidating Balance Sheet - Assets
December 31, 2004
(In Millions)

                                                                TES       Inter-        TES
                                                  CMSG      Filer City   company    Filer City
                                               Filer City     Station    Elimina-       LP
                                                  Inc.          LP         tions      Consol.
                                               ----------   ----------   --------   ----------
Plant and Property (At Cost)
   Enterprises                                    $--           $98        $ --        $98
   Less accumulated depreciation,
      depletion and amortization                   --            35          --         35
                                                  ---           ---        ----        ---
                                                   --            63          --         63
   Construction work-in-progress                   --            --          --         --
                                                  ---           ---        ----        ---
                                                   --            63          --         63
                                                  ---           ---        ----        ---
Investments
   Associated companies                            26            --         (26)        --
   Enterprises                                     --            --          --         --
                                                  ---           ---        ----        ---
                                                   26            --         (26)        --
                                                  ---           ---        ----        ---
Current Assets
   Cash and cash equivalents                       --             1          --          1
   Restricted cash                                 --             1          --          1
   Accounts/notes receivable                       --            --          --         --
   Accounts/notes receivable-related parties       --             6          --          6
   Materials and supplies                          --             1          --          1
   Generating plant fuel stock                     --             5          --          5
   Prepayments and other                           --             1          --          1
                                                  ---           ---        ----        ---
                                                   --            15          --         15
                                                  ---           ---        ----        ---
Non-current Assets
   Goodwill                                        --            --          --         --
   Notes receivable-related parties                --            --          --         --
   Notes receivable                                --            --          --         --
   Deferred income taxes                           (4)           --          --         (4)
   Other                                           --            --          --         --
                                                  ---           ---        ----        ---
                                                   (4)           --          --         (4)
                                                  ---           ---        ----        ---
Total Assets                                      $22           $78        $(26)       $74
                                                  ===           ===        ====        ===

TES FILER CITY STATION LP
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2004
(In Millions)

                                                              TES       Inter-        TES
                                                CMSG      Filer City    company   Filer City
                                             Filer City     Station    Elimina-       LP
                                                Inc.          LP         tions      Consol.
                                             ----------   ----------   --------   ----------
Capitalization
   Common Stockholders' Equity
      Common stock                               $--          $--        $ --         $--
      Other paid-in-capital                        7           45         (45)          7
      Other comprehensive income (loss)           --           --          --          --
      Retained earnings (deficit)                 15            7          (7)         15
                                                 ---          ---        ----         ---
                                                  22           52         (52)         22
   Long-term debt                                 --           13          --          13
   Long-term debt-related parties                 --           --          --          --
                                                 ---          ---        ----         ---
                                                  22           65         (52)         35
                                                 ---          ---        ----         ---
Minority Interests                                --           --          26          26
                                                 ---          ---        ----         ---
Current Liabilities
   Current portion of long-term debt              --            3          --           3
   Notes payable                                  --           --          --          --
   Accounts payable                               --           --          --          --
   Accounts payable-related parties               --            1          --           1
   Accrued interest                               --           --          --          --
   Accrued taxes                                  --            6          --           6
   Other                                          --            3          --           3
                                                 ---          ---        ----         ---
                                                  --           13          --          13
                                                 ---          ---        ----         ---
Non-current Liabilities
   Postretirement benefits                        --           --          --          --
   Other                                          --           --          --          --
                                                 ---          ---        ----         ---
                                                  --           --          --          --
                                                 ---          ---        ----         ---
Total Stockholders' Equity and Liabilities       $22          $78        $(26)        $74
                                                 ===          ===        ====         ===

GENESEE POWER STATION LP
Consolidating Balance Sheet - Assets
December 31, 2004
(In Millions)

                                                                       Genesee    Inter-    Genesee
                                                 CMSG        CMSG       Power     company    Power
                                               Genesee     Holdings    Station   Elimina-      LP
                                               Company   Company (5)      LP       tions    Consol.
                                               -------   -----------   -------   --------   -------
Plant and Property (At Cost)
   Enterprises                                   $--         $--         $77       $--        $77
   Less accumulated depreciation,
      depletion and amortization                  --          --          18        --         18
                                                 ---         ---         ---       ---        ---
                                                  --          --          59        --         59
   Construction work-in-progress                  --          --          --        --         --
                                                 ---         ---         ---       ---        ---
                                                  --          --          59        --         59
                                                 ---         ---         ---       ---        ---
Investments
   Associated companies                           --           2          --        (2)        --
   Enterprises                                    --          --          --        --         --
                                                 ---         ---         ---       ---        ---
                                                  --           2          --        (2)        --
                                                 ---         ---         ---       ---        ---
Current Assets
   Cash and cash equivalents                      --          --           1        --          1
   Restricted cash                                --          --          11        --         11
   Accounts/notes receivable                      --          --          --        --         --
   Accounts/notes receivable-related parties       1           2           3        --          6
   Materials and supplies                         --          --          --        --         --
   Generating plant fuel stock                    --          --           1        --          1
   Prepayments and other                          --          --           1        --          1
                                                 ---         ---         ---       ---        ---
                                                   1           2          17        --         20
                                                 ---         ---         ---       ---        ---
Non-current Assets
   Goodwill                                       --          --          --        --         --
   Notes receivable-related parties               --          --          --        --         --
   Notes receivable                               --          --          --        --         --
   Deferred income taxes                          (1)         (3)         --        --         (4)
   Other                                          --          --           5        --          5
                                                 ---         ---         ---       ---        ---
                                                  (1)         (3)          5        --          1
                                                 ---         ---         ---       ---        ---
Total Assets                                     $--         $ 1         $81       $(2)       $80
                                                 ===         ===         ===       ===        ===

(5)  Includes GPS Newco LLC.

GENESEE POWER STATION LP
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2004
(In Millions)

                                                                       Genesee    Inter-    Genesee
                                                 CMSG        CMSG       Power     company    Power
                                               Genesee     Holdings    Station   Elimina-      LP
                                               Company   Company (5)      LP       tions    Consol.
                                               -------   -----------   -------   --------   -------
Capitalization
   Common Stockholders' Equity
      Common stock                               $--         $ --        $--       $--       $ --
      Other paid-in-capital                       --           17          8        (8)        17
      Other comprehensive income (loss)           --           --         --        --         --
      Retained earnings (deficit)                 --          (15)        (4)        4        (15)
                                                 ---         ----        ---       ---       ----
                                                  --            2          4        (4)         2
  Long-term debt                                  --           --         63        --         63
  Long-term debt-related parties                  --           --         --        --         --
                                                 ---         ----        ---       ---       ----
                                                  --            2         67        (4)        65
                                                 ---         ----        ---       ---       ----
Minority Interests                                --           --         --         2          2
                                                 ---         ----        ---       ---       ----
Current Liabilities
   Current portion of long-term debt              --           --          2        --          2
   Notes payable                                  --           --          2        --          2
   Accounts payable                               --           --          3        --          3
   Accounts payable-related parties               --           --          3        --          3
   Accrued interest                               --           --          3        --          3
   Accrued taxes                                  --           --         --        --         --
   Other                                          --           (1)         1        --         --
                                                 ---         ----        ---       ---       ----
                                                  --           (1)        14        --         13
                                                 ---         ----        ---       ---       ----
Non-current Liabilities
   Postretirement benefits                        --           --         --        --         --
   Other                                          --           --         --        --         --
                                                 ---         ----        ---       ---       ----
                                                  --           --         --        --         --
                                                 ---         ----        ---       ---       ----
Total Stockholders' Equity and Liabilities       $--         $  1        $81       $(2)      $ 80
                                                 ===         ====        ===       ===       ====

(5)  Includes GPS Newco LLC.

GRAYLING GENERATING STATION LP
Consolidating Balance Sheet - Assets
December 31, 2004
(In Millions)

                                                            CMSG      Grayling     Inter-     Grayling
                                                 CMSG     Grayling   Generating    company   Generating
                                               Grayling   Holdings     Station    Elimina-       LP
                                                Company    Company       LP         tions      Consol.
                                               --------   --------   ----------   --------   ----------
Plant and Property (At Cost)
   Enterprises                                   $--        $--          $66        $ --        $66
   Less accumulated depreciation,
      depletion and amortization                  --         --           21          --         21
                                                 ---        ---          ---        ----        ---
                                                  --         --           45          --         45
   Construction work-in-progress                  --         --           --          --         --
                                                 ---        ---          ---        ----        ---
                                                  --         --           45          --         45
                                                 ---        ---          ---        ----        ---
Investments
   Associated companies                           --         10           --         (10)        --
   Enterprises                                    --         (2)           4          (2)        --
                                                 ---        ---          ---        ----        ---
                                                  --          8            4         (12)        --
                                                 ---        ---          ---        ----        ---
Current Assets
   Cash and cash equivalents                      --         --            1          --          1
   Restricted cash                                --         --            4          --          4
   Accounts/notes receivable                      --         --           --          --         --
   Accounts/notes receivable-related parties      --         --            3          --          3
   Materials and supplies                         --         --            1          --          1
   Generating plant fuel stock                    --         --           --          --         --
   Prepayments and other                          --         --           --          --         --
                                                 ---        ---          ---        ----        ---
                                                  --         --            9          --          9
                                                 ---        ---          ---        ----        ---
Non-current Assets
   Goodwill                                       --         --           --          --         --
   Notes receivable-related parties               --         --           --          --         --
   Notes receivable                               --         --           --          --         --
   Deferred income taxes                          (1)        (6)          --          --         (7)
   Other                                          --         --            1          --          1
                                                 ---        ---          ---        ----        ---
                                                  (1)        (6)           1          --         (6)
                                                 ---        ---          ---        ----        ---
Total Assets                                     $(1)       $ 2          $59        $(12)       $48
                                                 ===        ===          ===        ====        ===

GRAYLING GENERATING STATION LP
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2004
(In Millions)

                                                          CMSG      Grayling     Inter-     Grayling
                                               CMSG     Grayling   Generating    company   Generating
                                             Grayling   Holdings     Station    Elimina-       LP
                                              Company    Company       LP         tions      Consol.
                                             --------   --------   ----------   --------   ----------
Capitalization
   Common Stockholders' Equity
      Common stock                             $--        $--          $--        $ --        $ --
      Other paid-in-capital                      4          7           17         (17)         11
      Other comprehensive income (loss)         --         --           --          --          --
      Retained earnings (deficit)               (5)        (5)           4          (4)        (10)
                                               ---        ---          ---        ----        ----
                                                (1)         2           21         (21)          1

   Long-term debt                               --         --           32          --          32
   Long-term debt-related parties               --         --           --          --          --
                                               ---        ---          ---        ----        ----
                                                (1)         2           53         (21)         33
                                               ---        ---          ---        ----        ----
Minority Interests                              --         --           --           9           9
                                               ---        ---          ---        ----        ----
Current Liabilities
   Current portion of long-term debt            --         --            3          --           3
   Notes payable                                --         --           --          --          --
   Accounts payable                             --         --            1          --           1
   Accounts payable-related parties             --         --            1          --           1
   Accrued interest                             --         --           --          --          --
   Accrued taxes                                --         --           --          --          --
   Other                                        --         --           --          --          --
                                               ---        ---          ---        ----        ----
                                                --         --            5          --           5
                                               ---        ---          ---        ----        ----

Non-current Liabilities
   Postretirement benefits                      --         --           --          --          --
   Other                                        --         --            1          --           1
                                               ---        ---          ---        ----        ----
                                                --         --            1          --           1
                                               ---        ---          ---        ----        ----
Total Stockholders' Equity and Liabilities     $(1)       $ 2          $59        $(12)       $ 48
                                               ===        ===          ===        ====        ====

CMS INT'L OPERATING COMPANY
Consolidating Balance Sheet - Assets
December 31, 2004
(In Millions)

                                                  CMS          CMS                      CMS         CMS       Inter-       CMS
                                                 Int'l         UK          Jorf       Morocco    India O&M   company      Int'l
                                               Operating   Oper. Pvt.     Lasfar     Oper. Co.   Co. Pvt.    Elimina-   Operating
                                                Co. (6)      Limited    Aktiebolag      SCA       Limited      tions     Consol.
                                               ---------   ----------   ----------   ---------   ---------   --------   ---------
Plant and Property (At Cost)
   Enterprises                                    $--          $--          $--         $ 1         $--       $ --        $ 1
   Less accumulated depreciation,
      depletion and amortization                   --           --           --          --          --         --         --
                                                  ---          ---          ---         ---         ---       ----        ---
                                                   --           --           --           1          --         --          1
   Construction work-in-progress                   --           --           --          --          --         --         --
                                                  ---          ---          ---         ---         ---       ----        ---
                                                   --           --           --           1          --         --          1
                                                  ---          ---          ---         ---         ---       ----        ---

Investments
   Associated companies                            19           14            4          --          --        (37)        --
   Enterprises                                     --           --           --          --          --         --         --
                                                  ---          ---          ---         ---         ---       ----        ---
                                                   19           14            4          --          --        (37)        --
                                                  ---          ---          ---         ---         ---       ----        ---

Current Assets
   Cash and cash equivalents                        8           --            3          --           1         --         12
   Restricted cash                                 --           --           --          --          --         --         --
   Accounts/notes receivable                       --           --           --           7          --         --          7
   Accounts/notes receivable-related parties       13            4           11          --          --        (16)        12
   Materials and supplies                          --           --           --          --          --         --         --
   Generating plant fuel stock                     --           --           --          --          --         --         --
   Prepayments and other                           --           --           --           3           1         --          4
                                                  ---          ---          ---         ---         ---       ----        ---
                                                   21            4           14          10           2        (16)        35
                                                  ---          ---          ---         ---         ---       ----        ---

Non-current Assets
   Goodwill                                        --           --           --          --          --         --         --
   Notes receivable-related parties                 4           --           --          --          --         --          4
   Notes receivable                                --           --           --          --          --         --         --
   Deferred income taxes                           --           --           --          --          --         --         --
   Other                                           --           --           --          --          --         --         --
                                                  ---          ---          ---         ---         ---       ----        ---

                                                    4           --           --          --          --         --          4
                                                  ---          ---          ---         ---         ---       ----        ---
Total Assets                                      $44          $18          $18         $11         $ 2       $(53)       $40
                                                  ===          ===          ===         ===         ===       ====        ===

(6) Represents CMS International Operating Company and CMSG Jorf Lasfar III LDC consolidated.

CMS INT'L OPERATING COMPANY
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2004
(In Millions)

                                                CMS         CMS                       CMS         CMS       Inter-       CMS
                                               Int'l         UK          Jorf       Morocco    India O&M   company      Int'l
                                             Operating   Oper. Pvt.     Lasfar     Oper. Co.   Co. Pvt.    Elimina-   Operating
                                              Co. (6)      Limited    Aktiebolag      SCA       Limited      tions     Consol.
                                             ---------   ----------   ----------   ---------   ---------   --------   ---------
Capitalization
   Common Stockholders' Equity
      Common stock                              $--          $--          $--         $--         $--        $ --        $--
      Other paid-in-capital                       3            9           10          --          --         (19)         3
      Other comprehensive income (loss)          --           --           --           1          --          (1)        --
      Retained earnings (deficit)                28            9            4           4          --         (17)        28
                                                ---          ---          ---         ---         ---        ----        ---
                                                 31           18           14           5          --         (37)        31

   Long-term debt                                --           --           --          --          --          --         --
   Long-term debt-related parties                --           --           --          --          --          --         --
                                                ---          ---          ---         ---         ---        ----        ---
                                                 31           18           14           5          --         (37)        31
                                                ---          ---          ---         ---         ---        ----        ---

Minority Interests                               --           --           --          --          --          --         --
                                                ---          ---          ---         ---         ---        ----        ---

Current Liabilities
   Current portion of long-term debt             --           --           --          --          --          --         --
   Notes payable                                 10           --           --          --          --         (10)        --
   Accounts payable                              --           --           --          --          --          --         --
   Accounts payable-related parties               2           --            4           2          --          (5)         3
   Accrued interest                               1           --           --          --          --          (1)        --
   Accrued taxes                                 --           --           --           4           1          --          5
   Other                                         --           --           --          --           1          --          1
                                                ---          ---          ---         ---         ---        ----        ---
                                                 13           --            4           6           2         (16)         9
                                                ---          ---          ---         ---         ---        ----        ---

Non-current Liabilities
   Postretirement benefits                       --           --           --          --          --          --         --
   Other                                         --           --           --          --          --          --         --
                                                ---          ---          ---         ---         ---        ----        ---
                                                 --           --           --          --          --          --         --
                                                ---          ---          ---         ---         ---        ----        ---
Total Stockholders' Equity and Liabilities      $44          $18          $18         $11         $ 2        $(53)       $40
                                                ===          ===          ===         ===         ===        ====        ===

(6) Represents CMS International Operating Company and CMSG Jorf Lasfar III LDC consolidated.

CMSG INVESTMENT COMPANY IV
Consolidating Balance Sheet - Assets
December 31, 2004
(In Millions)

                                                  CMSG         CMSG         CMSG       Inter-       CMSG
                                               Investment   Luxembourg   Investment    company   Investment
                                                 Company       SARL        Co. II     Elimina-     Co. IV
                                                 IV (7)       Consol.      Consol.      tions      Consol.
                                               ----------   ----------   ----------   --------   ----------
Plant and Property (At Cost)
   Enterprises                                    $ --         $ --          $--        $  --       $ --
   Less accumulated depreciation,
      depletion and amortization                    --           --           --           --         --
                                                  ----         ----          ---        -----       ----
   Construction work-in-progress                    --           --           --           --         --
                                                  ----         ----          ---        -----       ----
Investments
   Associated companies                             19           --           --          (19)        --
   Enterprises                                      --          297           12           --        309
                                                  ----         ----          ---        -----       ----
                                                    19          297           12          (19)       309
                                                  ----         ----          ---        -----       ----
Current Assets
   Cash and cash equivalents                        22           --           --           --         22
   Restricted cash                                  --           --           --           --         --
   Accounts/notes receivable                        --           --           --           --         --
   Accounts/notes receivable-related parties       330           38           40         (367)        41
   Materials and supplies                           --           --           --           --         --
   Generating plant fuel stock                      --           --           --           --         --
   Prepayments and other                            --           --           --           --         --
                                                  ----         ----          ---        -----       ----
                                                   352           38           40         (367)        63
                                                  ----         ----          ---        -----       ----
Non-current Assets
   Goodwill                                         --           --           --           --         --
   Notes receivable-related parties                 82           --           --           --         82
   Notes receivable                                 --           --           --           --         --
   Deferred income taxes                            --           --           --           --         --
   Other                                            --           --           --           --         --
                                                  ----         ----          ---        -----       ----
                                                    82           --           --           --         82
                                                  ----         ----          ---        -----       ----
Total Assets                                      $453         $335          $52        $(386)      $454
                                                  ====         ====          ===        =====       ====


(7) Represents CMSG Investment Company IV with CMSG Luxembourg SARL and CMSG Investment Company II included on the equity method of accounting.

CMSG INVESTMENT COMPANY IV
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2004
(In Millions)

                                                CMSG         CMSG         CMSG       Inter-       CMSG
                                             Investment   Luxembourg   Investment    company   Investment
                                              Company        SARL        Co. II     Elimina-     Co. IV
                                               IV (7)       Consol.      Consol.      tions      Consol.
                                             ----------   ----------   ----------   --------   ----------
Capitalization
   Common Stockholders' Equity
      Common stock                              $ --         $ --          $--       $  --        $ --
      Other paid-in-capital                       66           --            2          (2)         66
      Other comprehensive income (loss)          (11)         (11)          --          11         (11)
      Retained earnings (deficit)                341           23            4         (27)        341
                                                ----         ----          ---       -----        ----
                                                 396           12            6         (18)        396
   Long-term debt                                 --           --           --          --          --
   Long-term debt-related parties                 40           --           --          --          40
                                                ----         ----          ---       -----        ----
                                                 436           12            6         (18)        436
                                                ----         ----          ---       -----        ----
Minority Interests                                --           --            1          (1)         --
                                                ----         ----          ---       -----        ----
Current Liabilities
   Current portion of long-term debt              --           --           --          --          --
   Notes payable                                  14          312           45        (357)         14
   Accounts payable                               --           --           --          --          --
   Accounts payable-related parties               --           --           --          --          --
   Accrued interest                                2           10           --         (10)          2
   Accrued taxes                                  --            1           --          --           1
   Other                                          --           --           --          --          --
                                                ----         ----          ---       -----        ----
                                                  16          323           45        (367)         17
                                                ----         ----          ---       -----        ----
Non-current Liabilities
   Postretirement benefits                        --           --           --          --          --
   Other                                           1           --           --          --           1
                                                ----         ----          ---       -----        ----
                                                   1           --           --          --           1
                                                ----         ----          ---       -----        ----
Total Stockholders' Equity and Liabilities      $453         $335          $52       $(386)       $454
                                                ====         ====          ===       =====        ====

(7) Represents CMSG Investment Company IV with CMSG Luxembourg SARL and CMSG Investment Company II included on the equity method of accounting.

CMSG LUXEMBOURG SARL
Consolidating Balance Sheet - Assets
December 31, 2004
(In Millions)

                                                                             Jorf         Jorf        Inter-       CMSG
                                                  CMSG          CMSG       Lasfar        Lasfar       company   Luxembourg
                                               Luxembourg   Netherlands   Energlak-   Power Energy   Elimina-      SARL
                                                  SARL           BV       tiebolag     Aktiebolag      tions      Consol.
                                               ----------   -----------   ---------   ------------   --------   ----------
Plant and Property (At Cost)
   Enterprises                                     $--          $--          $ --         $ --         $ --        $ --
   Less accumulated depreciation,
      depletion and amortization                    --           --            --           --           --          --
                                                   ---           --          ----         ----         ----        ----
                                                    --          ---          ----         ----         ----        ----
   Construction work-in-progress                    --           --            --           --           --          --
                                                   ---          ---          ----         ----         ----        ----
                                                    --           --            --           --           --          --
                                                    --          ---          ----         ----         ----        ----
Investments
   Associated companies                             12           12            --           --          (24)         --
   Enterprises                                      --           --           155          142           --         297
                                                   ---          ---          ----         ----         ----        ----
                                                    12           12           155          142          (24)        297
                                                   ---          ---          ----         ----         ----        ----
Current Assets
   Cash and cash equivalents                        --           --            --           --           --          --
   Restricted cash                                  --           --            --           --           --          --
   Accounts/notes receivable                        --           --            --           --           --          --
   Accounts/notes receivable-related parties        --           --            19           19           --          38
   Materials and supplies                           --           --            --           --           --          --
   Generating plant fuel stock                      --           --            --           --           --          --
   Prepayments and other                            --           --            --           --           --          --
                                                   ---          ---          ----         ----         ----        ----
                                                    --           --            19           19           --          38
                                                   ---          ---          ----         ----         ----        ----
Non-current Assets
   Goodwill                                         --           --            --           --           --          --
   Notes receivable-related parties                 --           --            --           --           --          --
   Notes receivable                                 --           --            --           --           --          --
   Deferred income taxes                            --           --            --           --           --          --
   Other                                            --           --            --           --           --          --
                                                   ---          ---          ----         ----         ----        ----
                                                    --           --            --           --           --          --
                                                   ---          ---          ----         ----         ----        ----
Total Assets                                       $12          $12          $174         $161         $(24)       $335
                                                   ===          ===          ====         ====         ====        ====

CMSG LUXEMBOURG SARL
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2004
(In Millions)

                                                                           Jorf         Jorf        Inter-       CMSG
                                                CMSG          CMSG        Lasfar       Lasfar       company   Luxembourg
                                             Luxembourg   Netherlands   Energlak-   Power Energy   Elimina-      SARL
                                                SARL           BV        tiebolag    Aktiebolag      tions      Consol.
                                             ----------   -----------   ---------   ------------   --------   ----------
Capitalization
   Common Stockholders' Equity
      Common stock                              $ --         $ --         $ --          $ --         $ --        $ --
      Other paid-in-capital                       --           --           23            21          (44)         --
      Other comprehensive income (loss)          (11)         (11)          (6)           (5)          22         (11)
      Retained earnings (deficit)                 23           22          (10)          (10)          (2)         23
                                                ----         ----         ----          ----         ----        ----
                                                  12           11            7             6          (24)         12
   Long-term debt                                 --           --           --            --           --          --
   Long-term debt-related parties                 --           --           --            --           --          --
                                                ----         ----         ----          ----         ----        ----
                                                  12           11            7             6          (24)         12
                                                ----         ----         ----          ----         ----        ----
Minority Interests                                --           --           --            --           --          --
                                                ----         ----         ----          ----         ----        ----
Current Liabilities
   Current portion of long-term debt              --           --           --            --           --          --
   Notes payable                                  --           --          162           150           --         312
   Accounts payable                               --           --           --            --           --          --
   Accounts payable-related parties               --           --           --            --           --          --
   Accrued interest                               --           --            5             5           --          10
   Accrued taxes                                  --            1           --            --           --           1
   Other                                          --           --           --            --           --          --
                                                ----         ----         ----          ----         ----        ----
                                                  --            1          167           155           --         323
                                                ----         ----         ----          ----         ----        ----
Non-current Liabilities
   Postretirement benefits                        --           --           --            --           --          --
   Other                                          --           --           --            --           --          --
                                                ----         ----         ----          ----         ----        ----
                                                  --           --           --            --           --          --
                                                ----         ----         ----          ----         ----        ----
Total Stockholders' Equity and Liabilities      $ 12         $ 12         $174          $161         $(24)       $335
                                                ====         ====         ====          ====         ====        ====

CMSG INVESTMENT CO II
Consolidating Balance Sheet - Assets
December 31, 2004
(In Millions)

                                                  CMSG       CMSG     CMSG                    Inter-       CMSG
                                               Investment    Jorf     Jorf        Jorf        company   Investment
                                                Company     Lasfar   Lasfar      Lasfar      Elimina-     Co. II
                                                   II       I LDC    II LDC   Handelsbolag     tions      Consol.
                                               ----------   ------   ------   ------------   --------   ----------
Plant and Property (At Cost)
   Enterprises                                    $--         $--      $--         $--         $--          $--
   Less accumulated depreciation,
      depletion and amortization                   --          --       --          --          --           --
                                                  ---         ---      ---         ---         ---          ---
                                                   --          --       --          --          --           --
   Construction work-in-progress                   --          --       --          --          --           --
                                                  ---         ---      ---         ---         ---          ---
   Construction work-in-progress                   --          --       --          --          --           --
                                                  ---         ---      ---         ---         ---          ---
Investments
   Associated companies                             2           2        2          --          (6)          --
   Enterprises                                     --          --       --          12          --           12
                                                  ---         ---      ---         ---         ---          ---
                                                    2           2        2          12          (6)          12
                                                  ---         ---      ---         ---         ---          ---
Current Assets
   Cash and cash equivalents                       --          --       --          --          --           --
   Restricted cash                                 --          --       --          --          --           --
   Accounts/notes receivable                       --          --       --          --          --           --
   Accounts/notes receivable-related parties       38          --       --           2          --           40
   Materials and supplies                          --          --       --          --          --           --
   Generating plant fuel stock                     --          --       --          --          --           --
   Prepayments and other                           --          --       --          --          --           --
                                                  ---         ---      ---         ---         ---          ---
                                                   38          --       --           2          --           40
                                                  ---         ---      ---         ---         ---          ---
Non-current Assets
   Goodwill                                        --          --       --          --          --           --
   Notes receivable-related parties                --          --       --          --          --           --
   Notes receivable                                --          --       --          --          --           --
   Deferred income taxes                           --          --       --          --          --           --
   Other                                           --          --       --          --          --           --
                                                  ---         ---      ---         ---         ---          ---
                                                   --          --       --          --          --           --
                                                  ---         ---      ---         ---         ---          ---
Total Assets                                      $40         $ 2      $ 2         $14         $(6)         $52
                                                  ===         ===      ===         ===         ===          ===

CMSG INVESTMENT CO II
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2004
(In Millions)

                                                CMSG       CMSG     CMSG                    Inter-       CMSG
                                             Investment    Jorf     Jorf        Jorf        company   Investment
                                              Company     Lasfar   Lasfar      Lasfar      Elimina-     Co. II
                                                 II       I LDC    II LDC   Handelsbolag     tions      Consol.
                                             ----------   ------   ------   ------------   --------   ----------
Capitalization
   Common Stockholders' Equity
      Common stock                               $--       $ --     $ --        $--          $ --         $--
      Other paid-in-capital                        2        (64)      91          6           (33)          2
      Other comprehensive income (loss)           --         --       --         --            --          --
      Retained earnings (deficit)                  4         66      (89)        (3)           26           4
                                                 ---       ----     ----        ---          ----         ---
                                                   6          2        2          3            (7)          6
   Long-term debt                                 --         --       --         --            --          --
   Long-term debt-related parties                 --         --       --         --            --          --
                                                 ---       ----     ----        ---          ----         ---
                                                   6          2        2          3            (7)          6
                                                 ---       ----     ----        ---          ----         ---
Minority Interests                                --         --       --         --             1           1
                                                 ---       ----     ----        ---          ----         ---
Current Liabilities
   Current portion of long-term debt              --         --       --         --            --          --
   Notes payable                                  34         --       --         11            --          45
   Accounts payable                               --         --       --         --            --          --
   Accounts payable-related parties               --         --       --         --            --          --
   Accrued interest                               --         --       --         --            --          --
   Accrued taxes                                  --         --       --         --            --          --
   Other                                          --         --       --         --            --          --
                                                 ---       ----     ----        ---          ----         ---
                                                  34         --       --         11            --          45
                                                 ---       ----     ----        ---          ----         ---
Non-current Liabilities
   Postretirement benefits                        --         --       --         --            --          --
   Other                                          --         --       --         --            --          --
                                                 ---       ----     ----        ---          ----         ---
   Other                                          --         --       --         --            --          --
                                                 ---       ----     ----        ---          ----         ---
Total Stockholders' Equity and Liabilities       $40       $  2     $  2        $14          $ (6)        $52
                                                 ===       ====     ====        ===          ====         ===

CMSG INVESTMENT CO VI
Consolidating Balance Sheet - Assets
December 31, 2004
(In Millions)

                                                  CMSG          CMS        Inter-       CMSG
                                               Investment     Takoradi     company   Investment
                                                 Company    Invest. Co.   Elimina-     Co. VI
                                                 VI (8)       Consol.       tions      Consol.
                                               ----------   -----------   --------   ----------
Plant and Property (At Cost)
   Enterprises                                    $ --         $  3        $  --        $  3
   Less accumulated depreciation,
      depletion and amortization                    --           --           --          --
                                                  ----         ----        -----        ----
                                                    --            3           --           3
   Construction work-in-progress                    --           --           --          --
                                                  ----         ----        -----        ----
                                                    --            3           --           3
                                                  ----         ----        -----        ----
Investments
   Associated companies                            114           --         (114)         --
   Enterprises                                      --           --           --          --
                                                  ----         ----        -----        ----
                                                   114           --         (114)         --
                                                  ----         ----        -----        ----
Current Assets
   Cash and cash equivalents                         6           18           --          24
   Restricted cash                                  --           --           --          --
   Accounts/notes receivable                        --            9           --           9
   Accounts/notes receivable-related parties         1            1           --           2
   Materials and supplies                           --            8           --           8
   Generating plant fuel stock                      --           --           --          --
   Prepayments and other                            --            1           --           1
                                                  ----         ----        -----        ----
                                                     7           37           --          44
                                                  ----         ----        -----        ----
Non-current Assets
   Goodwill                                         --           --           --          --
   Notes receivable-related parties                 56           --           --          56
   Notes receivable                                 --          106           --         106
   Deferred income taxes                            --          (11)          --         (11)
   Other                                            --           --           --          --
                                                  ----         ----        -----        ----
                                                    56           95           --         151
                                                  ----         ----        -----        ----
Total Assets                                      $177         $135        $(114)       $198
                                                  ====         ====        =====        ====


(8) Represents CMSG Investment Company VI with CMS Takoradi Investment Company included on the equity method of accounting.

CMSG INVESTMENT CO VI
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2004
(In Millions)

                                                CMSG          CMS        Inter-       CMSG
                                             Investment     Takoradi     company   Investment
                                               Company    Invest. Co.   Elimina-     Co. VI
                                               VI (8)       Consol.       tions      Consol.
                                             ----------   -----------   --------   ----------
Capitalization
   Common Stockholders' Equity
      Common stock                              $ --          $ --       $  --        $ --
      Other paid-in-capital                      115            99         (99)        115
      Other comprehensive income (loss)           --            --          --          --
      Retained earnings (deficit)                 62            15         (15)         62
                                                ----          ----       -----        ----
                                                 177           114        (114)        177
   Long-term debt                                 --            --          --          --
   Long-term debt-related parties                 --            --          --          --
                                                ----          ----       -----        ----
                                                 177           114        (114)        177
                                                ----          ----       -----        ----
Minority Interests                                --            13          --          13
                                                ----          ----       -----        ----
Current Liabilities
   Current portion of long-term debt              --            --          --          --
   Notes payable                                  --            --          --          --
   Accounts payable                               --             3          --           3
   Accounts payable-related parties               --            --          --          --
   Accrued interest                               --            --          --          --
   Accrued taxes                                  --             3          --           3
   Other                                          --             2          --           2
                                                ----          ----       -----        ----
                                                  --             8          --           8
                                                ----          ----       -----        ----
Non-current Liabilities
   Postretirement benefits                        --            --          --          --
   Other                                          --            --          --          --
                                                ----          ----       -----        ----
                                                  --            --          --          --
                                                ----          ----       -----        ----
Total Stockholders' Equity and Liabilities      $177          $135       $(114)       $198
                                                ====          ====       =====        ====

(8) Represents CMS Investment Company VI with CMSG Takoradi Investment Company included on the equity method of accounting.

CMS TAKORADI INVESTMENT CO.
Consolidating Balance Sheet - Assets
December 31, 2004
(In Millions)

                                                   CMS         CMS                        Inter-        CMS
                                                Takoradi     Takoradi       Takoradi      company     Takoradi
                                               Investment   Investment   International   Elimina-   Invest. Co.
                                                 Company    Company II      Company        tions      Consol.
                                               ----------   ----------   -------------   --------   -----------
Plant and Property (At Cost)
   Enterprises                                    $ --         $ --          $  3         $  --        $  3
   Less accumulated depreciation,
      depletion and amortization                    --           --            --            --          --
                                                  ----         ----          ----         -----        ----
                                                    --           --             3            --           3
   Construction work-in-progress                    --           --            --            --          --
                                                  ----         ----          ----         -----        ----
                                                    --           --             3            --           3
                                                  ----         ----          ----         -----        ----
Investments
   Associated companies                            114          114            --          (228)         --
   Enterprises                                      --           --            --            --          --
                                                  ----         ----          ----         -----        ----
                                                   114          114            --          (228)         --
                                                  ----         ----          ----         -----        ----
Current Assets
   Cash and cash equivalents                        --           --            18            --          18
   Restricted cash                                  --           --            --            --          --
   Accounts/notes receivable                        --           --             9            --           9
   Accounts/notes receivable-related parties        --           --             1            --           1
   Materials and supplies                           --           --             8            --           8
   Generating plant fuel stock                      --           --            --            --          --
   Prepayments and other                            --           --             1            --           1
                                                  ----         ----          ----         -----        ----
                                                    --           --            37            --          37
                                                  ----         ----          ----         -----        ----
Non-current Assets
   Goodwill                                         --           --            --            --          --
   Notes receivable-related parties                 --           --            --            --          --
   Notes receivable                                 --           --           106            --         106
   Deferred income taxes                            --           --           (11)           --         (11)
   Other                                            --           --            97           (97)         --
                                                  ----         ----          ----         -----        ----
                                                    --           --           192           (97)         95
                                                  ----         ----          ----         -----        ----
Total Assets                                      $114         $114          $232         $(325)       $135
                                                  ====         ====          ====         =====        ====

CMS TAKORADI INVESTMENT CO.
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2004
(In Millions)

                                                 CMS          CMS                       Inter-        CMS
                                              Takoradi     Takoradi       Takoradi      company     Takoradi
                                             Investment   Investment   International   Elimina-   Invest. Co.
                                               Company    Company II      Company        tions      Consol.
                                             ----------   ----------   -------------   --------   -----------
Capitalization
   Common Stockholders' Equity
      Common stock                              $ --         $ --           $ --        $  --         $ --
      Other paid-in-capital                       99           99            110         (209)          99
      Other comprehensive income (loss)           --           --             --           --           --
      Retained earnings (deficit)                 15           15             17          (32)          15
                                                ----         ----           ----        -----         ----
                                                 114          114            127         (241)         114
   Long-term debt                                 --           --             --           --           --
   Long-term debt-related parties                 --           --             --           --           --
                                                ----         ----           ----        -----         ----
                                                 114          114            127         (241)         114
                                                ----         ----           ----        -----         ----
Minority Interests                                --           --             --           13           13
                                                ----         ----           ----        -----         ----
Current Liabilities
   Current portion of long-term debt              --           --             --           --           --
   Notes payable                                  --           --             --           --           --
   Accounts payable                               --           --              3           --            3
   Accounts payable-related parties               --           --             --           --           --
   Accrued interest                               --           --             --           --           --
   Accrued taxes                                  --           --              3           --            3
   Other                                          --           --              2           --            2
                                                ----         ----           ----        -----         ----
                                                  --           --              8           --            8
                                                ----         ----           ----        -----         ----
Non-current Liabilities
   Postretirement benefits                        --           --             --           --           --
   Other                                          --           --             97          (97)          --
                                                ----         ----           ----        -----         ----
                                                  --           --             97          (97)          --
                                                ----         ----           ----        -----         ----
Total Stockholders' Equity and Liabilities      $114         $114           $232        $(325)        $135
                                                ====         ====           ====        =====         ====

CMSG INVESTMENT CO VII
Consolidating Balance Sheet - Assets
December 31, 2004
(In Millions)

                                                  CMSG                                Shuweihat     Inter-       CMSG
                                               Investment     CMSG      Shuweihat        O&M        company   Investment
                                                 Company    Taweelah     Limited       Limited     Elimina-     Co. VII
                                                   VII       Limited   Partnership   Partnership     tions      Consol.
                                               ----------   --------   -----------   -----------   --------   ----------
Plant and Property (At Cost)
   Enterprises                                    $ --         $--         $--           $--          $--        $ --
   Less accumulated depreciation,
      depletion and amortization                    --          --          --            --           --          --
                                                  ----         ---         ---           ---         ----        ----
                                                    --          --          --            --           --          --
   Construction work-in-progress                    --          --          --            --           --          --
                                                  ----         ---         ---           ---         ----        ----
                                                    --          --          --            --           --          --
                                                  ----         ---         ---           ---         ----        ----
Investments
   Associated companies                             97          --          --            --          (97)         --
   Enterprises                                      --          60          35             2           --          97
                                                  ----         ---         ---           ---         ----        ----
                                                    97          60          35             2          (97)         97
                                                  ----         ---         ---           ---         ----        ----
Current Assets
   Cash and cash equivalents                        14          --          --            --           --          14
   Restricted cash                                  --          --          --            --           --          --
   Accounts/notes receivable                        --          --          --            --           --          --
   Accounts/notes receivable-related parties        --          --          --            --           --          --
   Materials and supplies                           --          --          --            --           --          --
   Generating plant fuel stock                      --          --          --            --           --          --
   Prepayments and other                            --          --          --            --           --          --
                                                  ----         ---         ---           ---         ----        ----
                                                    14          --          --            --           --          14
                                                  ----         ---         ---           ---         ----        ----
Non-current Assets
   Goodwill                                         --          --          --            --           --          --
   Notes receivable-related parties                 --          --          --            --           --          --
   Notes receivable                                 --          --          --            --           --          --
   Deferred income taxes                            --          --          --            --           --          --
   Other                                            --          --          --            --           --          --
                                                  ----         ---         ---           ---         ----        ----
                                                    --          --          --            --           --          --
                                                  ----         ---         ---           ---         ----        ----
Total Assets                                      $111         $60         $35           $ 2         $(97)       $111
                                                  ====         ===         ===           ===         ====        ====

CMSG INVESTMENT CO VII
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2004
(In Millions)

                                                CMSG                                Shuweihat        CMS       Inter-       CMSG
                                             Investment     CMSG      Shuweihat        O&M         Jabail      company   Investment
                                               Company    Taweelah     Limited       Limited     Investment   Elimina-     Co. VII
                                                 VII       Limited   Partnership   Partnership    Company I     tions      Consol.
                                             ----------   --------   -----------   -----------   ----------   --------   ----------
Capitalization
   Common Stockholders' Equity
      Common stock                              $ --        $ --        $ --           $--          $ --       $  --        $ --
      Other paid-in-capital                       12          75          70            --            11        (156)         12
      Other comprehensive income (loss)          (28)         --         (28)           --            --          28         (28)
      Retained earnings (deficit)                 --         (15)         (7)            2           (11)         31          --
                                                ----        ----        ----           ---          ----       -----        ----
                                                 (16)         60          35             2            --         (97)        (16)
   Long-term debt                                 --          --          --            --            --          --          --
   Long-term debt-related parties                126          --          --            --            --          --         126
                                                ----        ----        ----           ---          ----       -----        ----
                                                 110          60          35             2            --         (97)        110
                                                ----        ----        ----           ---          ----       -----        ----
Minority Interests                                --          --          --            --            --          --          --
                                                ----        ----        ----           ---          ----       -----        ----
Current Liabilities
   Current portion of long-term debt              --          --          --            --            --          --          --
   Notes payable                                  --          --          --            --            --          --          --
   Accounts payable                               --          --          --            --            --          --          --
   Accounts payable-related parties               --          --          --            --            --          --          --
   Accrued interest                                1          --          --            --            --          --           1
   Accrued taxes                                  --          --          --            --            --          --          --
   Other                                          --          --          --            --            --          --          --
                                                ----        ----        ----           ---          ----       -----        ----
                                                   1          --          --            --            --          --           1
                                                ----        ----        ----           ---          ----       -----        ----
Non-current Liabilities
   Postretirement benefits                        --          --          --            --            --          --          --
   Other                                          --          --          --            --            --          --          --
                                                ----        ----        ----           ---          ----       -----        ----
                                                  --          --          --            --            --          --          --
                                                ----        ----        ----           ---          ----       -----        ----
Total Stockholders' Equity and Liabilities      $111        $ 60        $ 35           $ 2          $ --       $ (97)       $111
                                                ====        ====        ====           ===          ====       =====        ====


HYDRA-CO ENTERPRISES, INC.
Consolidating Balance Sheet - Assets
December 31, 2004
(In Millions)

                                                                CMSG                   HCE      Inter-      HYDRA-CO
                                                 HYDRA-CO     Operating     CMSG     Rockport    company   Enterprises,
                                               Enterprises,    Company    Stratton    Diesel,   Elimina-       Inc.
                                                 Inc. (9)         II       Company     Inc.       tions       Consol.
                                               ------------   ---------   --------   --------   --------   ------------
Plant and Property (At Cost)
   Enterprises                                      $--          $--         $--       $--        $ --          $--
   Less accumulated depreciation,
      depletion and amortization                     --           --          --        --          --           --
                                                    ---          ---         ---       ---        ----          ---
                                                     --           --          --        --          --           --
   Construction work-in-progress                     --           --          --        --          --           --
                                                    ---          ---         ---       ---        ----          ---
                                                     --           --          --        --          --           --
                                                    ---          ---         ---       ---        ----          ---
Investments
   Associated companies                              36           --          --        --         (36)          --
   Enterprises                                       12           --          --        26          --           38
                                                    ---          ---         ---       ---        ----          ---
                                                     48           --          --        26         (36)          38
                                                    ---          ---         ---       ---        ----          ---
Current Assets
   Cash and cash equivalents                         --           --          --        --          --           --
   Restricted cash                                   --           --          --        --          --           --
   Accounts/notes receivable                         --           --          --        --          --           --
   Accounts/notes receivable-related parties          3            2          --         4          --            9
   Materials and supplies                            --           --          --        --          --           --
   Generating plant fuel stock                       --           --          --        --          --           --
   Prepayments and other                             --           --          --         1          --            1
                                                    ---          ---         ---       ---        ----          ---
                                                      3            2          --         5          --           10
                                                    ---          ---         ---       ---        ----          ---
Non-current Assets
   Goodwill                                          --            1          --        --          --            1
   Notes receivable-related parties                  --           --          --        --          --           --
   Notes receivable                                  --           --          --        --          --           --
   Deferred income taxes                              2           (1)          5        (3)         --            3
   Other                                             --           --          --        --          --           --
                                                    ---          ---         ---       ---        ----          ---
                                                      2           --           5        (3)         --            4
                                                    ---          ---         ---       ---        ----          ---
Total Assets                                        $53          $ 2         $ 5       $28        $(36)         $52
                                                    ===          ===         ===       ===        ====          ===

(9) Represents HYDRA-CO Ent erprises, Inc., HCE-Biopower, Inc., HCO-Jamaica, Inc., HCE-Jamaica Development, Inc. and New Bern Energy Recovery, Inc. consolidated.

HYDRA-CO ENTERPRISES, INC.
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2004
(In Millions)

                                                              CMSG                   HCE      Inter-      HYDRA-CO
                                               HYDRA-CO     Operating     CMSG     Rockport    company   Enterprises,
                                             Enterprises,    Company    Stratton    Diesel,   Elimina-       Inc.
                                               Inc. (9)         II       Company     Inc.       tions       Consol.
                                             ------------   ---------   --------   --------   --------   ------------
Capitalization
   Common Stockholders' Equity
      Common stock                              $  --          $--        $ --        $--       $ --        $  --
      Other paid-in-capital                       202            2          20         19        (44)         199
      Other comprehensive income (loss)            --           --          --         --         --           --
      Retained earnings (deficit)                (154)          --         (15)         9          8         (152)
                                                -----          ---        ----        ---       ----        -----
                                                   48            2           5         28        (36)          47
   Long-term debt                                  --           --          --         --         --           --
   Long-term debt-related parties                  --           --          --         --         --           --
                                                -----          ---        ----        ---       ----        -----
                                                   48            2           5         28        (36)          47
                                                -----          ---        ----        ---       ----        -----
Minority Interests                                 --           --          --         --         --           --
                                                -----          ---        ----        ---       ----        -----
Current Liabilities
   Current portion of long-term debt               --           --          --         --         --           --
   Notes payable                                   --           --          --         --         --           --
   Accounts payable                                --           --          --         --         --           --
   Accounts payable-related parties                --           --          --         --         --           --
   Accrued interest                                --           --          --         --         --           --
   Accrued taxes                                    5           --          --         --         --            5
   Other                                           --           --          --         --         --           --
                                                -----          ---        ----        ---       ----        -----
                                                    5           --          --         --         --            5
                                                -----          ---        ----        ---       ----        -----
Non-current Liabilities
   Postretirement benefits                         --           --          --         --         --           --
   Other                                           --           --          --         --         --           --
                                                -----          ---        ----        ---       ----        -----
                                                   --           --          --         --         --           --
                                                -----          ---        ----        ---       ----        -----
Total Stockholders' Equity and Liabilities      $  53          $ 2        $  5        $28       $(36)       $  52
                                                =====          ===        ====        ===       ====        =====

(9) Represents HYDRA-CO Enterprises, Inc., HCE-Biopower, Inc., HCO-Jamaica, Inc., HCE-Jamaica Development, Inc. and New Bern Energy Recovery, Inc. consolidated.

CMS GAS TRANSMISSION COMPANY
Consolidating Balance Sheet - Assets
December 31, 2004
(In Millions)

                                                  CMS Gas        CMS                    Inter-       CMS Gas
                                               Transmission     Energy      CMS Gas    company    Transmission
                                                  Company     Invest. LLC  Argentina   Elimina-      Company
                                                   (10)         Consol.     Company     tions        Consol.
                                               ------------   -----------  ---------   --------   ------------
Plant and Property (At Cost)
   Enterprises                                     $  1          $118         $--       $  --         $119
   Other                                             --            --          --          --           --
                                                   ----          ----         ---       -----         ----
                                                      1           118          --          --          119
   Less accumulated depreciation,
      depletion and amortization                     --            49          --          --           49
                                                   ----          ----         ---       -----         ----
                                                      1            69          --          --           70
   Construction work-in-progress                     --            --          --          --           --
                                                   ----          ----         ---       -----         ----
                                                      1            69          --          --           70
                                                   ----          ----         ---       -----         ----
Investments
   Associated companies                             332            --          --        (119)         213
   Enterprises                                       --            --          --          --           --
                                                   ----          ----         ---       -----         ----
                                                    332            --          --        (119)         213
                                                   ----          ----         ---       -----         ----
Current Assets
   Cash and cash equivalents                         --            18           1          --           19
   Restricted cash                                   --             7          --          --            7
   Accounts/notes receivable                          1             3          --          --            4
   Accounts/notes receivable-related parties          1             1          --          (1)           1
   Gas in underground storage                         1            --          --          --            1
   Materials and supplies                            --             1          --          --            1
   Prepayments and other                             --            --          --          --           --
                                                   ----          ----         ---       -----         ----
                                                      3            30           1          (1)          33
                                                   ----          ----         ---       -----         ----
Non-current Assets
   Notes receivable-related parties                  15            26           8          --           49
   Notes receivable                                  --            17          --          --           17
   Deferred income taxes                            153            --          --         (17)         136
   Other                                              7             1          --          --            8
                                                   ----          ----         ---       -----         ----
                                                    175            44           8         (17)         210
                                                   ----          ----         ---       -----         ----
Total Assets                                       $511          $143         $ 9       $(137)        $526
                                                   ====          ====         ===       =====         ====

(10) Represents CMS Gas Transmission Company with CMS Energy Investment LLC included on the equity method of accounting.

CMS GAS TRANSMISSION COMPANY
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2004
(In Millions)

                                                CMS Gas         CMS                   Inter-       CMS Gas
                                             Transmission     Energy      CMS Gas    company    Transmission
                                                Company     Invest. LLC  Argentina   Elimina-      Company
                                                 (10)         Consol.     Company      tions       Consol.
                                             ------------   -----------  ---------   --------   ------------
Capitalization
   Common Stockholders' Equity
      Common stock                              $   --         $  --       $   4      $  (4)       $   --
      Other paid-in-capital                      1,312           222         164       (395)        1,303
      Other comprehensive income (loss)           (158)           (1)       (211)       212          (158)
      Retained earnings (deficit)                 (781)         (110)         51         68          (772)
                                                ------         -----       -----      -----        ------
                                                   373           111           8       (119)          373
   Preferred stock                                  --            11          --         --            11
   Long-term debt                                   --             1          --         --             1
                                                ------         -----       -----      -----        ------
                                                   373           123           8       (119)          385
                                                ------         -----       -----      -----        ------
Minority Interests                                  --             1          --         --             1
                                                ------         -----       -----      -----        ------
Current Liabilities
   Current portion of long-term debt                --             1          --         --             1
   Notes payable                                   112            --          --         --           112
   Accounts payable                                 --             2          --         --             2
   Accounts payable-related parties                 --             1           1         (1)            1
   Accrued interest                                 --            --          --         --            --
   Accrued taxes                                    (5)           --          --        (17)          (22)
   Other                                             4             1          --         --             5
                                                ------         -----       -----      -----        ------
                                                   111             5           1        (18)           99
                                                ------         -----       -----      -----        ------
Non-current Liabilities
   Postretirement benefits                          23            --          --         --            23
   Asset retirement obligation                       1             1          --         --             2
   Other                                             3            13          --         --            16
                                                ------         -----       -----      -----        ------
                                                    27            14          --         --            41
                                                ------         -----       -----      -----        ------
Total Stockholders' Equity and Liabilities      $  511         $ 143       $   9      $(137)       $  526
                                                ======         =====       =====      =====        ======

(10) Represents CMS Gas Transmission Company and CMS Saginaw Bay Lateral Company consolidated with CMS Energy Investment LLC included on the equity method of accounting.

CMS ENERGY INVESTMENT LLC
Consolidating Balance Sheet - Assets
December 31, 2004
(In Millions)

                                                  CMS       CMS      CMS     CMS                         Inter-       CMS
                                                Energy    Antrim  Bay Area  Grand    CMS        CMS      company     Energy
                                              Investment    Gas   Pipeline   Lacs  Jackson  Litchfield  Elimina-   Investment
                                                  LLC       LLC      LLC     LLC     LLC        LLC       tions   LLC Consol.
                                              ----------  ------  --------  -----  -------  ----------  --------  -----------
Plant and Property (At Cost)
   Enterprises                                   $ --       $55      $24     $29     $10        $--       $ --        $118
   Other                                           --        --       --      --      --         --         --          --
                                                 ----       ---      ---     ---     ---        ---       ----        ----
                                                   --        55       24      29      10         --         --         118
   Less accumulated depreciation,
      depletion and amortization                   --        26        6      13       4         --         --          49
                                                 ----       ---      ---     ---     ---        ---       ----        ----
                                                   --        29       18      16       6         --         --          69
   Construction work-in-progress                   --        --       --      --      --         --         --          --
                                                 ----       ---      ---     ---     ---        ---       ----        ----
                                                   --        29       18      16       6         --         --          69
                                                 ----       ---      ---     ---     ---        ---       ----        ----
Investments
   Associated companies                            78        --       --      --      --         --        (78)         --
   Enterprises                                     --        --       --      --      --         --         --          --
                                                 ----       ---      ---     ---     ---        ---       ----        ----
                                                   78        --       --      --      --         --        (78)         --
                                                 ----       ---      ---     ---     ---        ---       ----        ----
Current Assets
   Cash and cash equivalents                       18        --       --      --      --         --         --          18
   Restricted cash                                  7        --       --      --      --         --         --           7
   Accounts/notes receivable                       --         1       --      --       1          1         --           3
   Accounts/notes receivable-related parties       --         2        1       1      --         --         (3)          1
   Gas in underground storage                      --        --       --      --      --         --         --          --
   Materials and supplies                          --         1       --      --      --         --         --           1
   Prepayments and other                           --        --       --      --      --         --         --          --
                                                 ----       ---      ---     ---     ---        ---       ----        ----
                                                   25         4        1       1       1          1         (3)         30
                                                 ----       ---      ---     ---     ---        ---       ----        ----
Non-current Assets
   Notes receivable-related parties                26        --       --      --      --         --         --          26
   Notes receivable                                --        --       --      --      --         17         --          17
   Deferred income taxes                           --        --       --      --      --         --         --          --
   Other                                           --        --       --      --       1         --         --           1
                                                 ----       ---      ---     ---     ---        ---       ----        ----
                                                   26        --       --      --       1         17         --          44
                                                 ----       ---      ---     ---     ---        ---       ----        ----
Total Assets                                     $129       $33      $19     $17     $ 8        $18       $(81)       $143
                                                 ====       ===      ===     ===     ===        ===       ====        ====

CMS ENERGY INVESTMENT LLC
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2004
(In Millions)

                                                 CMS        CMS       CMS       CMS                            Inter-        CMS
                                               Energy     Antrim    Bay Area   Grand     CMS         CMS       company      Energy
                                             Investment     Gas     Pipeline    Lacs   Jackson   Litchfield   Elimina-    Investment
                                              LLC (11)      LLC       LLC       LLC      LLC         LLC        tions    LLC Consol.
                                             ----------   ------   ---------   -----   -------   ----------   --------   -----------
Capitalization
   Common Stockholders' Equity
      Common stock                              $  --       $--       $--      $ --      $--         $--       $  --        $  --
      Other paid-in-capital                       222        33        27        31        5           5        (101)         222
      Other comprehensive income (loss)            (1)       --        --        --       --          --          --           (1)
      Retained earnings (deficit)                (110)       (1)       (8)      (14)      (1)          1          23         (110)
                                                -----       ---       ---      ----      ---         ---       -----        -----
                                                  111        32        19        17        4           6         (78)         111
   Preferred stock                                 11        --        --        --       --          --          --           11
   Long-term debt                                  --        --        --        --        1          --          --            1
                                                -----       ---       ---      ----      ---         ---       -----        -----
                                                  122        32        19        17        5           6         (78)         123
                                                -----       ---       ---      ----      ---         ---       -----        -----
Minority Interests                                 --        --        --        --        1          --          --            1
                                                -----       ---       ---      ----      ---         ---       -----        -----
Current Liabilities
   Current portion of long-term debt               --        --        --        --        1          --          --            1
   Notes payable                                    3        --        --        --       --          --          (3)          --
   Accounts payable                                 2        --        --        --       --          --          --            2
   Accounts payable-related parties                 1        --        --        --       --          --          --            1
   Accrued interest                                --        --        --        --       --          --          --           --
   Accrued taxes                                   --        --        --        --       --          --          --           --
   Other                                           --        --        --        --       --           1          --            1
                                                -----       ---       ---      ----      ---         ---       -----        -----
                                                    6        --        --        --        1           1          (3)           5
                                                -----       ---       ---      ----      ---         ---       -----        -----
Non-current Liabilities
   Postretirement benefits                         --        --        --        --       --          --          --           --
   Asset retirement obligation                     --         1        --        --       --          --          --            1
   Other                                            1        --        --        --        1          11          --           13
                                                -----       ---       ---      ----      ---         ---       -----        -----
                                                    1         1        --        --        1          11          --           14
                                                -----       ---       ---      ----      ---         ---       -----        -----
Total Stockholders' Equity and Liabilities      $ 129       $33       $19      $ 17      $ 8         $18       $ (81)       $ 143
                                                =====       ===       ===      ====      ===         ===       =====        =====

(11) Represents CMS Energy Investment LLC, Loy Yang Holdings No. 1-4 LLC and CMSG Investment Company I included on the equity method of accounting.

CMS INT'L VENTURES LLC
Consolidating Balance Sheet - Assets
December 31, 2004
(In Millions)

                                                                   CMS        CMSG          CMS            CMS
                                                     CMS        Operating   Invest.   Electric & Gas   GT del Sur     CMSG
                                               Int'l Ventures      SRL      Co. III         LLC          Company    Invest.
                                                  LLC (12)       Consol.    Consol.       Consol.        Consol.     Co. V
                                               --------------   ---------   -------   --------------   ----------   -------
Plant and Property (At Cost)
   Enterprises                                      $ --           $114       $ 3          $257           $ --        $--
   Other                                              --             --        --            --             --         --
                                                    ----           ----       ---          ----           ----        ---
                                                      --            114         3           257             --         --
   Less accumulated depreciation,
      depletion and amortization                      --             41        --           206             --         --
                                                    ----           ----       ---          ----           ----        ---
                                                      --             73         3            51             --         --
   Construction work-in-progress                      --             --        --            12             --         --
                                                    ----           ----       ---          ----           ----        ---
                                                      --             73         3            63             --         --
                                                    ----           ----       ---          ----           ----        ---
Investments
   Associated companies                              492             --        --            --             --         63
   Enterprises                                         7              8        52            13            162         17
                                                    ----           ----       ---          ----           ----        ---
                                                     499              8        52            13            162         80
                                                    ----           ----       ---          ----           ----        ---
Current Assets
   Cash and cash equivalents                          --             40         5            17             --         --
   Restricted cash                                    --             --        --             2             --         --
   Accounts/notes receivable                          --             20         1            42             --         --
   Accounts/notes receivable-related parties          31             --         7             3             --          9
   Materials and supplies                             --              4        --             5             --         --
   Generating plant fuel stock                        --              1        --            --             --         --
   Prepayments and other                              --              4        (2)           21             --         --
                                                    ----           ----       ---          ----           ----        ---
                                                      31             69        11            90             --          9
                                                    ----           ----       ---          ----           ----        ---
Non-current Assets
   Goodwill                                           (5)            --         5            22             --         --
   Notes receivable-related parties                   69             --         7            --             --         --
   Notes receivable                                   --             --        --            --             --         --
   Other                                              (2)            19        --             1             --         --
                                                    ----           ----       ---          ----           ----        ---
                                                      62             19        12            23             --         --
                                                    ----           ----       ---          ----           ----        ---
Total Assets                                        $592           $169       $78          $189           $162        $89
                                                    ====           ====       ===          ====           ====        ===

(Continued on Following Page)

CMS INT'L VENTURES LLC
Consolidating Balance Sheet - Assets
December 31, 2004
(In Millions)
(Continued from Previous Page)

                                                     CMS             CMS         Inter-    CMS Int'l
                                               Int'l Ventures   International    company    Ventures
                                                     LLC         Finan. Svcs.   Elimina-      LLC
                                                   Branch          Company        tions     Consol.
                                               --------------   -------------   --------   ---------
Plant and Property (At Cost)
   Enterprises                                       $16             $--         $  --        $390
   Other                                              --              --            --          --
                                                     ---             ---         -----        ----
                                                      16              --            --         390
   Less accumulated depreciation,
     depletion and amortization                        1              --            --         248
                                                     ---             ---         -----        ----
                                                      15              --            --         142
   Construction work-in-progress                      --              --            --          12
                                                     ---             ---         -----        ----
                                                      15              --            --         154
                                                     ---             ---         -----        ----
Investments
   Associated companies                               --              --          (555)         --
   Enterprises                                        --              --            --         259
                                                     ---             ---         -----        ----
                                                      --              --          (555)        259
                                                     ---             ---         -----        ----
Current Assets
   Cash and cash equivalents                          --               1            --          63
   Restricted cash                                    --              --            --           2
   Accounts/notes receivable                          --              --            --          63
   Accounts/notes receivable-related parties          --              --            (8)         42
   Materials and supplies                             --              --            --           9
   Generating plant fuel stock                        --              --            --           1
   Prepayments and other                              --              --            --          23
                                                     ---             ---         -----        ----
                                                      --               1            (8)        203
                                                     ---             ---         -----        ----
Non-current Assets
   Goodwill                                           --              --            --          22
   Notes receivable-related parties                   --              --            --          76
   Notes receivable                                   --              --            --          --
   Other                                              25              --            --          43
                                                     ---             ---         -----        ----
                                                      25              --            --         141
                                                     ---             ---         -----        ----
Total Assets                                         $40             $ 1         $(563)       $757
                                                     ===             ===         =====        ====

(12) Represents CMS International Ventures LLC, CMS Generation SRL, CMS Luxembourg SARL and Valandrid BV consolidated with CMS Operating SRL, CMSG Investment Company III, CMS Electric & Gas LLC and CMS Gas Transmission del Sur Company included on the equity method of accounting.

CMS INT'L VENTURES LLC
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2004
(In Millions)

                                                               CMS       CMSG        CMS           CMS
                                                  CMS       Operating  Invest.  Electric & Gas  GT del Sur    CMSG       CMS
                                            Int'l Ventures     SRL     Co. III       LLC          Company   Invest.  Generation
                                               LLC (12)      Consol.   Consol.      Consol.       Consol.    Co. V       SRL
                                            --------------  ---------  -------  --------------  ----------  -------  ----------
Capitalization
   Common Stockholders' Equity
      Common stock                              $  --         $  36      $--        $  --          $ --       $--       $ --
      Other paid-in-capital                       847           212       80          447           163        84         43
      Other comprehensive income (loss)          (271)         (173)      (5)         (82)           --        --        (11)
      Retained earnings (deficit)                  --            11       (6)        (254)           (4)        5        (32)
                                                -----         -----      ---        -----          ----       ---       ----
                                                  576            86       69          111           159        89         --
   Long-term debt                                  --            26       --            3            --        --         --
   Long-term debt-related parties                  15             4       --           --            --        --         --
                                                -----         -----      ---        -----          ----       ---       ----
                                                  591           116       69          114           159        89         --
                                                -----         -----      ---        -----          ----       ---       ----
Minority Interests                                 --             1       --           15            --        --         --
                                                -----         -----      ---        -----          ----       ---       ----
Current Liabilities
   Current portion of long-term debt               --             6       --            3            --        --         --
   Notes payable                                   --            --        8           --            --        --         --
   Accounts payable                                --            23       --           14            --        --         --
   Accounts payable-related parties                --             8       --            1            --        --         --
   Accrued interest                                --             1       --           --            --        --         --
   Accrued taxes                                   --             6       --           20            --        --         --
   Other                                           --            --        1            6            --        --         --
                                                -----         -----      ---        -----          ----       ---       ----
                                                   --            44        9           44            --        --         --
                                                -----         -----      ---        -----          ----       ---       ----
Non-current Liabilities
   Postretirement benefits                          1            --       --            3            --        --         --
   Asset retirement obligations                    --             1       --           --            --        --         --
   Deferred income taxes                           --             3       --           --             3        --         --
   Other                                           --             4       --           13            --        --         --
                                                -----         -----      ---        -----          ----       ---       ----
                                                    1             8       --           16             3        --         --
                                                -----         -----      ---        -----          ----       ---       ----
Total Stockholders' Equity and Liabilities      $ 592         $ 169      $78        $ 189          $162       $89       $ --
                                                =====         =====      ===        =====          ====       ===       ====

(Continued on Following Page)

CMS INT'L VENTURES LLC
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2004
(In Millions)
(Continued from Previous Page)

                                                   CMS                                      CMS         Inter-    CMS Int'l
                                             Int'l Ventures       CMS                  International   company     Ventures
                                                   LLC        Luxembourg   Valandrid    Finan. Svcs.   Elimina-      LLC
                                                 Branch          SARL          BV         Company        tions     Consol.
                                             --------------   ----------   ---------   -------------   --------   ---------
Capitalization
   Common Stockholders' Equity
   Common stock                                    $--           $  1         $ 11          $ 55        $  (103)    $  --
   Other paid-in-capital                            45             57           55            (1)        (1,185)      847
   Other comprehensive income (loss)                --             --           --            --            271      (271)
   Retained earnings (deficit)                      (5)           (58)         (66)          (53)           462        --
                                                   ---           ----         ----          ----        -------     -----
                                                    40             --           --             1           (555)      576

Long-term debt                                      --             --           --            --             --        29
Long-term debt-related parties                      --             --           --            --             --        19
                                                   ---           ----         ----          ----        -------     -----
                                                    40             --           --             1           (555)      624
                                                   ---           ----         ----          ----        -------     -----
Minority Interests                                  --             --           --            --             --        16
                                                   ---           ----         ----          ----        -------     -----

Current Liabilities
   Current portion of long-term debt                --             --           --            --             --         9
   Notes payable                                    --             --           --            --             --         8
   Accounts payable                                 --             --           --            --             --        37
   Accounts payable-related parties                 --             --           --            --             (8)        1
   Accrued interest                                 --             --           --            --             --         1
   Accrued taxes                                    --             --           --            --             --        26
   Other                                            --             --           --            --             --         7
                                                   ---           ----         ----          ----        -------     -----
                                                    --             --           --            --             (8)       89
                                                   ---           ----         ----          ----        -------     -----

Non-current Liabilities
   Postretirement benefits                          --             --           --            --             --         4
   Asset retirement obligations                     --             --           --            --             --         1
   Deferred income taxes                            --             --           --            --             --         6
   Other                                            --             --           --            --             --        17
                                                   ---           ----         ----          ----        -------     -----
                                                    --             --           --            --             --        28
                                                   ---           ----         ----          ----        -------     -----
Total Stockholders' Equity and Liabilities         $40           $ --         $ --          $  1        $  (563)    $ 757
                                                   ===           ====         ====          ====        =======     =====

(12) Represents CMS International Ventures LLC and Western Australia GT Company I consolidated with CMS Operating SRL, CMSG Investment Company III, CMS Electric & Gas LLC and CMS Gas Transmission del Sur Company included on the equity method of accounting.

CMS OPERATING SRL
Consolidating Balance Sheet - Assets
December 31, 2004
(In Millions)

                                                                                    Inter-       CMS
                                                  CMS       Centrales      CMS      Company   Operating
                                               Operating    Termicas    Ensenada   Elimina-      SRL
                                                SRL (13)   Mendoza SA      SA        tions     Consol.
                                               ---------   ----------   --------   --------   ---------
Plant and Property (At Cost)
   Enterprises                                    $ 3          $79         $32       $ --        $114
   Other                                           --           --          --         --          --
                                                  ---          ---         ---       ----        ----
                                                    3           79          32         --         114
Less accumulated depreciation,
   depletion and amortization                       1           28          12         --          41
                                                  ---          ---         ---       ----        ----
                                                    2           51          20         --          73
Construction work-in-progress                      --           --          --         --          --
                                                  ---          ---         ---       ----        ----
                                                    2           51          20         --          73
                                                  ---          ---         ---       ----        ----
Investments
   Associated companies                            59           --          --        (59)         --
   Enterprises                                      8           --          --         --           8
                                                  ---          ---         ---       ----        ----
                                                   67           --          --        (59)          8
                                                  ---          ---         ---       ----        ----
Current Assets
   Cash and cash equivalents                        9           28           3         --          40
   Accounts/notes receivable                       --           12           8         --          20
   Accounts/notes receivable-related parties       --           --          --         --          --
   Materials and supplies                          --            3           1         --           4
   Generating plant fuel stock                     --            1          --         --           1
   Prepayments and other                            2            2          --         --           4
                                                  ---          ---         ---       ----        ----
                                                   11           46          12         --          69
                                                  ---          ---         ---       ----        ----
Non-current Assets
   Goodwill                                        --           --          --         --          --
   Notes receivable-related parties                --           --          --         --          --
   Notes receivable                                --           --          --         --          --
   Other                                           19           --          --         --          19
                                                  ---          ---         ---       ----        ----
                                                   19           --          --         --          19
                                                  ---          ---         ---       ----        ----
Total Assets                                      $99          $97         $32       $(59)       $169
                                                  ===          ===         ===       ====        ====

(13) Represents CMS Operating SRL and Cuyana SA de Inversiones consolidated.

CMS OPERATING SRL
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2004
(In Millions)

                                                                                  Inter-       CMS
                                                CMS       Centrales      CMS      Company   Operating
                                             Operating    Termicas    Ensenada   Elimina-      SRL
                                              SRL (13)   Mendoza SA      SA        tions     Consol.
                                             ---------   ----------   --------   --------   ---------
Capitalization
   Common Stockholders' Equity
      Common stock                             $  36        $  36       $ --       $ (36)     $  36
      Other paid-in-capital                      212          139         39        (178)       212
      Other comprehensive income (loss)         (173)        (116)       (54)        170       (173)
      Retained earnings (deficit)                 11           11          4         (15)        11
                                               -----        -----       ----       -----      -----
                                                  86           70        (11)        (59)        86
   Long-term debt                                 --           --         26          --         26
   Long-term debt-related parties                 --           --          4          --          4
                                               -----        -----       ----       -----      -----
                                                  86           70         19         (59)       116
                                               -----        -----       ----       -----      -----
Minority Interests                                --            1         --          --          1
                                               -----        -----       ----       -----      -----
Current Liabilities
   Current portion of long-term debt              --           --          6          --          6
   Notes payable                                  --           --         --          --         --
   Accounts payable                                1           17          5          --         23
   Accounts payable-related parties                8           --         --          --          8
   Accrued interest                               --           --          1          --          1
   Accrued taxes                                  --            6         --          --          6
   Other                                          --           --         --          --         --
                                               -----        -----       ----       -----      -----
                                                   9           23         12          --         44
                                               -----        -----       ----       -----      -----
Non-current Liabilities
   Postretirement benefits                        --           --         --          --         --
   Asset retirement obligations                   --           --          1          --          1
   Deferred income taxes                          --            3         --          --          3
   Other                                           4           --         --          --          4
                                               -----        -----       ----       -----      -----
                                                   4            3          1          --          8
                                               -----        -----       ----       -----      -----
Total Stockholders' Equity and Liabilities     $  99        $  97       $ 32       $ (59)     $ 169
                                               =====        =====       ====       =====      =====

(13) Represents CMS Operating SRL and Cuyana SA de Inversiones consolidated.

CMSG INVESTMENT COMPANY III
Consolidating Balance Sheet - Assets
December 31, 2004
(In Millions)

                                                  CMSG         CMSG      Jegurupadu              Inter-       CMSG
                                               Investment   Jegurupadu      CMSG       CMSG      Company   Investment
                                                 Company      O&M Co.      Company    Neyveli   Elimina-     Co. III
                                                III (14)     Mauritius     Limited    Limited     tions      Consol.
                                               ----------   ----------   ----------   -------   --------   ----------
Plant and Property (At Cost)
   Enterprises                                    $ 3           $--          $--        $--       $ --         $ 3
   Other                                           --            --           --         --         --          --
                                                  ---           ---          ---        ---       ----         ---
                                                    3            --           --         --         --           3
Less accumulated depreciation,
   depletion and amortization                      --            --           --         --         --          --
                                                  ---           ---          ---        ---       ----         ---
                                                    3            --           --         --         --           3
Construction work-in-progress                      --            --           --         --         --          --
                                                  ---           ---          ---        ---       ----         ---
                                                    3            --           --         --         --           3
                                                  ---           ---          ---        ---       ----         ---
Investments
   Associated companies                            61            --           --         --        (61)         --
   Enterprises                                     --             3           (5)        54         --          52
                                                  ---           ---          ---        ---       ----         ---
                                                   61             3           (5)        54        (61)         52
                                                  ---           ---          ---        ---       ----         ---
Current Assets
   Cash and cash equivalents                       --             1            4         --         --           5
   Accounts/notes receivable                       --            --           --          1         --           1
   Accounts/notes receivable-related parties        3             4           --         --         --           7
   Materials and supplies                          --            --           --         --         --          --
   Generating plant fuel stock                     --            --           --         --         --          --
   Prepayments and other                            3            --           (5)        --         --          (2)
                                                  ---           ---          ---        ---       ----         ---
                                                    6             5           (1)         1         --          11
                                                  ---           ---          ---        ---       ----         ---
Non-current Assets
   Goodwill                                        --            --            5         --         --           5
   Notes receivable-related parties                --            --            7         --         --           7
   Notes receivable                                --            --           --         --         --          --
   Other                                           --            --           --         --         --          --
                                                  ---           ---          ---        ---       ----         ---
                                                   --            --           12         --         --          12
                                                  ---           ---          ---        ---       ----         ---
Total Assets                                      $70           $ 8          $ 6        $55       $(61)        $78
                                                  ===           ===          ===        ===       ====         ===

(14) Represents CMSG Investment Company III, CMSG Jegurupadu I LDC, CMSG Jegurupadu II LDC and CMS Energy Mauritius Limited consolidated.

CMSG INVESTMENT COMPANY III
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2004
(In Millions)

                                                CMSG         CMSG      Jegurupadu              Inter-       CMSG
                                             Investment   Jegurupadu      CMSG        CMSG     Company   Investment
                                               Company      O&M Co.      Company    Neyveli   Elimina-     Co. III
                                              III (14)    Mauritius      Limited    Limited     tions      Consol.
                                             ----------   ----------   ----------   -------   --------   ----------
Capitalization
   Common Stockholders' Equity
      Common stock                              $--          $--          $ --        $--       $ --        $--
      Other paid-in-capital                      80           --            31         47        (78)        80
      Other comprehensive income (loss)          (5)          (1)           (6)         3          4         (5)
      Retained earnings (deficit)                (6)           1           (19)         5         13         (6)
                                                ---          ---          ----        ---       ----        ---
                                                 69           --             6         55        (61)        69
   Long-term debt                                --           --            --         --         --         --
   Long-term debt-related parties                --           --            --         --         --         --
                                                ---          ---          ----        ---       ----        ---
                                                 69           --             6         55        (61)        69
                                                ---          ---          ----        ---       ----        ---
Minority Interests                               --           --            --         --         --         --
                                                ---          ---          ----        ---       ----        ---
Current Liabilities
   Current portion of long-term debt             --           --            --         --         --         --
   Notes payable                                 --            8            --         --         --          8
   Accounts payable                              --           --            --         --         --         --
   Accounts payable-related parties              --           --            --         --         --         --
   Accrued interest                              --           --            --         --         --         --
   Accrued taxes                                 --           --            --         --         --         --
   Other                                          1           --            --         --         --          1
                                                ---          ---          ----        ---       ----        ---
                                                  1            8            --         --         --          9
                                                ---          ---          ----        ---       ----        ---
Non-current Liabilities
   Postretirement benefits                       --           --            --         --         --         --
   Deferred income taxes                         --           --            --         --         --         --
   Other                                         --           --            --         --         --         --
                                                ---          ---          ----        ---       ----        ---
                                                 --           --            --         --         --         --
                                                ---          ---          ----        ---       ----        ---
Total Stockholders' Equity and Liabilities      $70          $ 8          $  6        $55       $(61)       $78
                                                ===          ===          ====        ===       ====        ===

(14) Represents CMSG Investment Company III, CMSG Jegurupadu I LDC, CMSG Jegurupadu II LDC and CMS Energy Mauritius Limited consolidated.

CMS ELECTRIC & GAS LLC
Consolidating Balance Sheet - Assets
December 31, 2004
(In Millions)

                                   CMS       Sistema                                                Companhia   Inter-       CMS
                                Electric  Electrico del     CMS           CMS            CMS        Paulista   Company   Electric &
                                  & Gas    Estado Nueva  Venezuela,  Distribuidora  Participacoes  de Energia  Elimina-    Gas LLC
                                LLC (15)    Esparta CA      Inc.         Ltda.          Ltda.       Eletrica     tions     Consol.
                                --------  -------------  ----------  -------------  -------------  ----------  --------  ----------
Plant and Property (At Cost)
   Enterprises                    $ --         $191          $--          $ 1            $--          $ 65      $  --       $257
   Other                            --           --           --           --             --            --         --         --
                                  ----         ----          ---          ---            ---          ----      -----       ----
                                    --          191           --            1             --            65         --        257
Less accumulated depreciation,
   depletion and amortization       --          180           --           --             --            26         --        206
                                  ----         ----          ---          ---            ---          ----      -----       ----
                                    --           11           --            1             --            39         --         51
Construction work-in-progress       --            4           --           --             --             8         --         12
                                  ----         ----          ---          ---            ---          ----      -----       ----
                                    --           15           --            1             --            47         --         63
                                  ----         ----          ---          ---            ---          ----      -----       ----
Investments
   Associated companies             82           --           17           --             --            --        (99)        --
   Enterprises                      --           --           --           --             --            13         --         13
                                  ----         ----          ---          ---            ---          ----      -----       ----
                                    82           --           17           --             --            13        (99)        13
                                  ----         ----          ---          ---            ---          ----      -----       ----
Current Assets
   Cash and cash equivalents        --           12           --           --             --             5         --         17
   Restricted cash                  --           --           --           --             --             2         --          2
   Accounts/notes receivable        (3)          15           (2)          --              1            31         --         42
   Accounts/notes receivable-
      related parties               32           --            2           --             --             1        (32)         3
   Materials and supplies           --            4           --           --             --             1         --          5
   Prepayments and other             1            2           --            1              1            16         --         21
                                  ----         ----          ---          ---            ---          ----      -----       ----
                                    30           33           --            1              2            56        (32)        90
                                  ----         ----          ---          ---            ---          ----      -----       ----
Non-current Assets
   Goodwill                         --           --           --           --             18             4         --         22
   Notes receivable-
      related parties               --           --           --           --             --            --         --         --
   Notes receivable                 --           --           --           --             --            --         --         --
   Other                            --            1           --           --             --            --         --          1
                                  ----         ----          ---          ---            ---          ----      -----       ----
                                    --            1           --           --             18             4         --         23
                                  ----         ----          ---          ---            ---          ----      -----       ----
Total Assets                      $112         $ 49          $17          $ 2            $20          $120      $(131)      $189
                                  ====         ====          ===          ===            ===          ====      =====       ====

(15) Represents CMS Electric & Gas LLC, ENELMAR SA and CMS Comercializadora de Energia Ltda. consolidated.

CMS ELECTRIC & GAS LLC
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2004
(In Millions)

                                  CMS        Sistema                                                Companhia    Inter-      CMS
                               Electric   Electrico del     CMS          CMS            CMS         Paulista    Company   Electric &
                                 & Gas     Estado Nueva  Venezuela, Distribuidora  Participacoes   de Energia   Elimina-   Gas LLC
                               LLC (15)     Esparta CA      Inc.        Ltda.          Ltda.        Eletrica     tions     Consol.
                               --------   -------------  ---------- -------------  -------------   ----------   --------  ----------
Capitalization
   Common Stockholders'
    Equity
      Common stock               $  --        $ --          $ --        $ --           $ --           $ --       $  --      $  --
      Other paid-in-capital        447          63            94          23            121             43        (344)       447
      Other comprehensive
       income (loss)               (82)         --            --         (41)           (23)           (18)         82        (82)
      Retained earnings
       (deficit)                  (254)        (55)          (80)         (4)           (83)            42         180       (254)
                                 -----        ----          ----        ----           ----           ----       -----      -----
                                   111           8            14         (22)            15             67         (82)       111
   Long-term debt                   --          --            --          --             --              3          --          3
   Long-term debt-
    related parties                 --          --            --          --             --             --          --         --
                                 -----        ----          ----        ----           ----           ----       -----      -----
                                   111           8            14         (22)            15             70         (82)       114
                                 -----        ----          ----        ----           ----           ----       -----      -----
Minority Interests                  --          20            --          --              4              8         (17)        15
                                 -----        ----          ----        ----           ----           ----       -----      -----
Current Liabilities
   Current portion of
    long-term debt                  --          --            --          --             --              3          --          3
   Notes payable                    --          --            --          --             --             --          --         --
   Accounts payable                 --           6            --          --              1              7          --         14
   Accounts payable-
    related parties                  1           6            --          23             --              3         (32)         1
   Accrued interest                 --          --            --          --             --             --          --         --
   Accrued taxes                    --           5             3          --             --             12          --         20
   Other                            --           1            --          --             --              5          --          6
                                 -----        ----          ----        ----           ----           ----       -----      -----
                                     1          18             3          23              1             30         (32)        44
                                 -----        ----          ----        ----           ----           ----       -----      -----
Non-current Liabilities
   Postretirement benefits          --           3            --          --             --             --          --          3
   Deferred income taxes            --          --            --          --             --             --          --         --
   Other                            --          --            --           1             --             12          --         13
                                 -----        ----          ----        ----           ----           ----       -----      -----
                                    --           3            --           1             --             12          --         16
                                 -----        ----          ----        ----           ----           ----       -----      -----
Total Stockholders' Equity
  and Liabilities                $ 112        $ 49          $ 17        $  2           $ 20           $120       $(131)     $ 189
                                 =====        ====          ====        ====           ====           ====       =====      =====


(15) Represents CMS Electric & Gas LLC, ENELMAR SA and CMS Comercializadora de Energia Ltda. consolidated.

CMS GT DEL SUR COMPANY
Consolidating Balance Sheet - Assets
December 31, 2004
(In Millions)

                                                               Compania       Inter-       CMS
                                                   CMS      de Inversiones   Company    GT del Sur
                                               GT del Sur     CMS Energy     Elimina-    Company
                                                 Company      Chile Ltda.      tions      Consol.
                                               ----------   --------------   --------   ----------
Plant and Property (At Cost)
   Enterprises                                    $ --           $ --         $  --        $ --
   Other                                            --             --            --          --
                                                  ----           ----         -----        ----
                                                    --             --            --          --
   Less accumulated depreciation,
      depletion and amortization                    --             --            --          --
                                                  ----           ----         -----        ----
                                                    --             --            --          --
   Construction work-in-progress                    --             --            --          --
                                                  ----           ----         -----        ----
Investments
   Associated companies                            104             --          (104)         --
   Enterprises                                      55            107            --         162
                                                  ----           ----         -----        ----
                                                   159            107          (104)        162
                                                  ----           ----         -----        ----
Current Assets
   Cash and cash equivalents                        --             --            --          --
   Accounts/notes receivable                        --             --            --          --
   Accounts/notes receivable-related parties        --             --            --          --
   Materials and supplies                           --             --            --          --
   Prepayments and other                            --             --            --          --
                                                  ----           ----         -----        ----
                                                    --             --            --          --
                                                  ----           ----         -----        ----
Non-current Assets
   Goodwill                                         --             --            --          --
   Notes receivable-related parties                 --             --            --          --
   Notes receivable                                 --             --            --          --
   Other                                            --             --            --          --
                                                  ----           ----         -----        ----
                                                    --             --            --          --
                                                  ----           ----         -----        ----
Total Assets                                      $159           $107         $(104)       $162
                                                  ====           ====         =====        ====

CMS GT DEL SUR COMPANY
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2004
(In Millions)

                                                               Compania       Inter-       CMS
                                                   CMS      de Inversiones   Company    GT del Sur
                                               GT del Sur     CMS Energy     Elimina-    Company
                                                 Company     Chile Ltda.      tions      Consol.
                                               ----------   --------------   --------   ----------
Capitalization
   Common Stockholders' Equity
      Common stock                                $ --           $ --         $  --        $ --
      Other paid-in-capital                        163            102          (102)        163
      Other comprehensive income (loss)             --             --            --          --
      Retained earnings (deficit)                   (4)             2            (2)         (4)
                                                  ----           ----         -----        ----
                                                   159            104          (104)        159
   Long-term debt                                   --             --            --          --
   Long-term debt-related parties                   --             --            --          --
                                                  ----           ----         -----        ----
                                                   159            104          (104)        159
                                                  ----           ----         -----        ----
Minority Interests                                  --             --            --          --
                                                  ----           ----         -----        ----
Current Liabilities
   Current portion of long-term debt                --             --            --          --
   Notes payable                                    --             --            --          --
   Accounts payable                                 --             --            --          --
   Accounts payable-related parties                 --             --            --          --
   Accrued interest                                 --             --            --          --
   Accrued taxes                                    --             --            --          --
   Other                                            --             --            --          --
                                                  ----           ----         -----        ----
                                                    --             --            --          --
                                                  ----           ----         -----        ----
Non-current Liabilities
   Postretirement benefits                          --             --            --          --
   Deferred income taxes                            --              3            --           3
   Other                                            --             --            --          --
                                                  ----           ----         -----        ----
                                                    --              3            --           3
                                                  ----           ----         -----        ----
Total Stockholders' Equity and Liabilities        $159           $107         $(104)       $162
                                                  ====           ====         =====        ====

CMS ENERGY CORPORATION
Consolidating Statement of Retained Earnings
December 31, 2004
(In Millions)

                                            Consumers       CMS        Dearborn     Inter-        CMS
                                              Energy    Enterprises   Industrial    company      Energy
                               CMS Energy    Company      Company     Generation   Elimina-   Corporation
                                Corp. (1)    Consol.      Consol.         LLC        tions       Consol.
                               ----------   ---------   -----------   ----------   --------   -----------
Balance at January 1, 2004      $(1,844)       $521       $(2,495)       $(543)     $2,517      $(1,844)
Net Income (Loss)                   122         277            19           (6)       (291)         121
Less Dividends Paid
   Common Stock                      --          --            --           --          --           --
   Preferred Stock                   11          --            --           --          --           11
   Associated Companies               1         190           223           --        (414)          --
                                -------        ----       -------        -----     -------      -------
                                     12         190           223            0        (414)          11
                                -------        ----       -------        -----     -------      -------
Balance at December 31, 2004    $(1,734)       $608       $(2,699)       $(549)     $2,640      $(1,734)
                                =======        ====       =======        =====     =======      =======

(1) Represents CMS Energy Corporation with Consumers Energy Company and CMS Enterprises Company included on the equity method of accounting.

CONSUMERS ENERGY COMPANY
Consolidating Statement of Retained Earnings
December 31, 2004
(In Millions)

                                                CMS                 Midland      Midland    Inter-    Consumers
                                Consumers    Midland      CMS     Cogeneration    First     company     Energy
                                  Energy     Holdings   Midland      Venture     Midland   Elimina-    Company
                               Company (2)    Company     Inc.         LP           LP       tions      Consol.
                               -----------   --------   -------   ------------   -------   --------   ---------
Balance at January 1, 2004         $521         $33      $189         $659         $247    $(1,128)      $521
Net Income (Loss)                   279           9        (8)         (24)          33        (10)       279
Less Dividends Paid
   Common Stock                     --           --        --           --           --         --         --
   Preferred Stock                    2          --        --           --           --         --          2
   Associated Companies             190          --        --           --           --         --        190
                                   ----         ---      ----         ----         ----    -------       ----
                                    192          --        --           --           --         --        192
                                   ----         ---      ----         ----         ----    -------       ----
Balance at December 31, 2004       $608         $42      $181         $635         $280    $(1,138)      $608
                                   ====         ===      ====         ====         ====    =======       ====

(2) Represents Consumers Energy Company, Consumers Receivables Funding II LLC, Consumers Funding LLC, Consumers Campus Holdings LLC, CMS Engineering Company, ES Services Company, Consumers Nuclear Services LLC, MEC Development Corp. and Consumers Saginaw Investments LLC consolidated.

CMS ENTERPRISES COMPANY
Consolidating Statement of Retained Earnings
December 31, 2004
(In Millions)

                                                 CMS         CMS Gas          CMS           CMS                    CMS
                                   CMS       Generation   Transmission       Energy        Int'l       CMS     Enterprises
                               Enterprises       Co.         Company     Resource Mgt.   Vent. LLC   Capital   Development
                               Company (3)     Consol.       Consol.        Company       Consol.      LLC         LLC
                               -----------   ----------   ------------   -------------   ---------   -------   -----------
Balance at January 1, 2004       $(2,502)     $(1,092)       $(671)          $(164)         $ 2        $15        $(36)
Net Income (Loss)                     16          122          (62)             (7)          63         18          --
Less Dividends Paid
   Common Stock                       --           --           --              --           --         --          --
   Preferred Stock                    --           --           --              --           --         --          --
   Associated Companies              223          113           39              28           65         16          --
                                 -------      -------        -----           -----          ---        ---        ----
                                     223          113           39              28           65         16          --
                                 -------      -------        -----           -----          ---        ---        ----
Balance at December 31, 2004     $(2,709)     $(1,083)       $(772)          $(199)         $--        $17        $(36)
                                 =======      =======        =====           =====          ===        ===        ====

(Continued on Following Page)

CMS ENTERPRISES COMPANY
Consolidating Statement of Retained Earnings
December 31, 2004
(In Millions)
(Continued from Previous Page)

                                   CMS                           CMS      Inter-        CMS
                                 Resource       CMS     CMS     Energy    company   Enterprises
                               Development     Land    Texas     UK      Elimina-     Company
                                 Company     Company    LLC    Limited     tions      Consol.
                               -----------   -------   -----   -------   --------   -----------
Balance at January 1, 2004         $(1)       $(19)     $(3)     $(1)     $1,977      $(2,495)
Net Income (Loss)                    1         (31)      --       --        (101)          19
Less Dividends Paid
   Common Stock                     --          --       --       --          --           --
   Preferred Stock                  --          --       --       --          --           --
   Associated Companies             --          --       --       --        (261)         223
                                   ---        ----      ---      ---      ------      -------
                                    --          --       --       --        (261)         223
                                   ---        ----      ---      ---      ------      -------
Balance at December 31, 2004       $--        $(50)     $(3)     $(1)     $2,137      $(2,699)
                                   ===        ====      ===      ===      ======      =======

(3) Represents CMS Enterprises Company, CMS Distributed Power LLC. CMS Comercializadora de Energia SA, CMS Enterprises Holding Company SA, CMS Energy South America Company, CMS Business Development LLC and CMS Energy Asia Private Limited consolidated with CMS Generation Co., CMS Gas Transmission Company and CMS International Ventures LLC included on the equity method of accounting.

CMS GENERATION CO.
Consolidating Statement of Retained Earnings
December 31, 2004
(In Millions)

                                               CMSG          TES      Genesee    Grayling                  Dearborn
                                   CMS      Filer City   Filer City    Power    Generating     Exeter     Generating
                               Generation   Operating        LP          LP        LP        Management    Operating
                                 Co. (4)      Company      Consol.    Consol.     Consol.      Company        LLC
                               ----------   ----------   ----------   -------   ----------   ----------   ----------
Balance at January 1, 2004       $(1,123)       $(1)         $13        $(13)      $(11)         $ 1          $ 1
Net Income (Loss)                    120         --            2          (2)         1            2            1
Less Dividends Paid
   Common Stock                       --         --           --          --         --           --           --
   Associated Companies              113         --           --          --         --           --           --
                                 -------        ---          ---        ----       ----           --           --
                                     113         --           --          --         --           --           --
                                 -------        ---          ---        ----       ----          ---          ---
Balance at December 31, 2004     $(1,116)       $(1)         $15        $(15)      $(10)         $ 3          $ 2
                                 =======        ===          ===        ====       ====          ===          ===

(Continued on Following Page)

CMS GENERATION CO.
Consolidating Statement of Retained Earnings
December 31, 2004
(In Millions)
(Continued from Previous Page)

                                                     Taweelah     CMSG        CMSG          CMSG         CMSG
                               Exeter      CMSG         A2      Michigan     Int'l       Investment   Investment
                               Energy   Recycling   Operating     Power     Operating      Co. IV       Co. VI
                                 LP      Company     Company       LLC     Co. Consol.     Consol.      Consol.
                               ------   ---------   ---------   --------   -----------   ----------   ----------
Balance at January 1, 2004       $30       $(2)        $ 1        $(68)        $22          $277          $45
Net Income (Loss)                 (2)       --           1          (2)          6            64           17
Less Dividends Paid
   Common Stock                   --        --          --          --          --            --           --
   Associated Companies           --        --          --          --          --            --           --
                                 ---       ---         ---        ----         ---          ----          ---
                                  --        --          --          --          --            --           --
                                 ---       ---         ---        ----         ---          ----          ---
Balance at December 31, 2004     $28       $(2)        $ 2        $(70)        $28          $341          $62
                                 ===       ===         ===        ====         ===          ====          ===

(Continued on Following Page)

CMS GENERATION CO.
Consolidating Statement of Retained Earnings
December 31, 2004
(In Millions)
(Continued from Previous Page)

                                  CMSG        CMSG      HYDRA-CO       Dearborn     Inter-        CMS
                               Investment    Honey    Enterprises,    Industrial    company   Generation
                                 Co. VII      Lake        Inc.       Generation    Elimina-       Co.
                                 Consol.    Company      Consol.         LLC         tions      Consol.
                               ----------   -------   ------------   -----------   --------   ----------
Balance at January 1, 2004        $(19)       $(6)        $(156)         $(3)        $ (80)    $(1,092)
Net Income (Loss)                   19         --             7            3          (115)        122
Less Dividends Paid
   Common Stock                     --         --            --           --            --          --
   Associated Companies             --         --             3           --            (3)        113
                                  ----        ---         -----          ---         -----     -------
                                    --         --             3           --            (3)        113
                                  ----        ---         -----          ---         -----     -------
Balance at December 31, 2004      $ --        $(6)        $(152)         $--         $(192)    $(1,083)
                                  ====        ===         =====          ===         =====     =======

(4) Represents CMS Generation Company, CMSG Altoona Company, CMSG Lyonsdale Company, CMSG Operating Company and CMS Centrales Termicas SA consolidated with CMSG Filer City, Inc., CMSG Genesee Company, CMSG Holdings Company, CMSG Grayling Company, CMSG Grayling Holdings Company, CMS International Operating Company, CMSG Investment Company IV, CMSG Investment Company VI, CMSG Investment Company VII and HYDRA-CO Enterprises, Inc. included on the equity method of accounting.

TES FILER CITY STATION LP
Consolidating Statement of Retained Earnings
December 31, 2004
(In Millions)

                                               TES        Inter-        TES
                                  CMSG      Filer City    company   Filer City
                               Filer City    Station     Elimina-       LP
                                  Inc.          LP         tions      Consol.
                               ----------   ----------   --------   ----------
Balance at January 1, 2004         $13          $ 1        $(1)         $13

Net Income (Loss)                    2            6         (6)           2

Less Dividends Paid
   Common Stock                     --           --         --           --
   Associated Companies             --           --         --           --
                                   ---          ---        ---          ---
                                    --           --         --           --
                                   ---          ---        ---          ---
Balance at December 31, 2004       $15          $ 7        $(7)         $15
                                   ===          ===        ===          ===

GENESEE POWER STATION LP
Consolidating Statement of Retained Earnings
December 31, 2004
(In Millions)

                                                       Genesee    Inter-    Genesee
                                 CMSG       CMSG        Power     company    Power
                               Genesee     Holdings    Station   Elimina-     LP
                               Company   Company (5)      LP       tions    Consol.
                               -------   -----------   -------   --------   -------
Balance at January 1, 2004       $--        $(13)        $--        $--      $(13)
Net Income (Loss)                 --          (2)         (4)         4        (2)
Less Dividends Paid
   Common Stock                   --          --          --         --        --
   Associated Companies           --          --          --         --        --
                                 ---        ----         ---        ---      ----
                                  --          --          --         --        --
                                 ---        ----         ---        ---      ----
Balance at December 31, 2004     $--        $(15)        $(4)       $ 4      $(15)
                                 ===        ====         ===        ===      ====

(5)  Includes GPS Newco LLC.

GRAYLING GENERATING STATION LP
Consolidating Statement of Retained Earnings
December 31, 2004
(In Millions)

                                            CMSG      Grayling     Inter-     Grayling
                                 CMSG     Grayling   Generating    company   Generating
                               Grayling   Holdings     Station    Elimina-       LP
                                Company    Company       LP         tions      Consol.
                               --------   --------   ----------   --------   ----------
Balance at January 1, 2004       $(5)       $(6)         $ 1        $(1)        $(11)
Net Income (Loss)                 --          1            3         (3)           1
Less Dividends Paid
   Common Stock                   --         --           --         --           --
   Associated Companies           --         --           --         --           --
                                 ---        ---          ---        ---         ----
                                  --         --           --         --           --
                                 ---        ---          ---        ---         ----
Balance at December 31, 2004     $(5)       $(5)         $ 4        $(4)        $(10)
                                 ===        ===          ===        ===         ====

CMS INT'L OPERATING COMPANY
Consolidating Statement of Retained Earnings
December 31, 2004
(In Millions)

                                  CMS          CMS                      CMS         CMS       Inter-       CMS
                                 Int'l         UK          Jorf       Morocco    India O&M   company      Int'l
                               Operating   Oper. Pvt.     Lasfar     Oper. Co.   Co. Pvt.    Elimina-   Operating
                                Co. (6)      Limited    Aktiebolag      SCA       Limited      tions     Consol.
                               ---------   ----------   ----------   ---------   ---------   --------   ---------
Balance at January 1, 2004        $21         $(1)          $ 2          $4         $--        $ (4)       $22
Net Income (Loss)                   7          10             6           3           2         (22)         6
Less Dividends Paid
   Common Stock                    --          --            --          --          --          --         --
   Associated Companies            --          --             4           3           2          (9)        --
                                  ---         ---           ---         ---         ---        ----        ---
                                   --          --             4           3           2          (9)        --
                                  ---         ---           ---         ---         ---        ----        ---
Balance at December 31, 2004      $28         $ 9           $ 4          $4         $--        $(17)       $28
                                  ===         ===           ===         ===         ===        ====        ===

(6) Represents CMS International Operating Company and CMSG Jorf Lasfar III LDC consolidated.

CMSG INVESTMENT COMPANY IV
Consolidating Statement of Retained Earnings
December 31, 2004
(In Millions)

                                  CMSG         CMSG         CMSG       Inter-       CMSG
                               Investment   Luxembourg   Investment    company   Investment
                                 Company       SARL        Co. II     Elimina-     Co. IV
                                 IV (7)       Consol.      Consol.      tions      Consol.
                               ----------   ----------   ----------   --------   ----------
Balance at January 1, 2004        $277          $23          $--        $(23)       $277
Net Income (Loss)                   64           --            4          (4)         64
Less Dividends Paid
   Common Stock                     --           --           --          --          --
   Associated Companies             --           --           --          --          --
                                  ----          ---          ---        ----        ----
                                    --           --           --          --          --
                                  ----          ---          ---        ----        ----
Balance at December 31, 2004      $341          $23          $ 4        $(27)       $341
                                  ====          ===          ===        ====        ====

(7) Represents CMSG Investment Company IV with CMSG Luxembourg SARL and CMSG Investment Company II included on the equity method of accounting.

CMSG LUXEMBOURG SARL
Consolidating Statement of Retained Earnings
December 31, 2004
(In Millions)

                                                                          Jorf         Jorf        Inter-       CMSG
                                  CMSG         CMSG          CMSG        Lasfar       Lasfar       company   Luxembourg
                               Luxembourg   Luxembourg   Netherlands   Energlak-   Power Energy   Elimina-      SARL
                                 II SARL       SARL           BV        tiebolag    Aktiebolag      tions      Consol.
                               ----------   ----------   -----------   ---------   ------------   --------   ----------
Balance at January 1, 2004        $(5)          $ 1          $70         $ (3)         $ (4)       $ (36)        $23
Net Income (Loss)                   5            22           22           10            10          (69)         --
Less Dividends Paid
   Common Stock                    --            --           --           --            --           --          --
   Associated Companies            --            --           70           17            16         (103)         --
                                  ---           ---          ---         ----          ----        -----         ---
                                   --            --           70           17            16         (103)         --
                                  ---           ---          ---         ----          ----        -----         ---
Balance at December 31, 2004      $--           $23          $22         $(10)         $(10)       $  (2)        $23
                                  ===           ===          ===         ====          ====        =====         ===

CMSG INVESTMENT CO II
Consolidating Statement of Retained Earnings
December 31, 2004
(In Millions)

                                  CMSG       CMSG     CMSG                    Inter-       CMSG
                               Investment    Jorf     Jorf        Jorf        company   Investment
                                 Company    Lasfar   Lasfar      Lasfar      Elimina-     Co. II
                                   II        I LDC   II LDC   Handelsbolag     tions      Consol.
                               ----------   ------   ------   ------------   --------   ----------
Balance at January 1, 2004         $--        $65     $(90)       $(3)         $ 28         $--
Net Income (Loss)                    4          1        1          1            (3)          4
Less Dividends Paid
   Common Stock                     --         --       --         --            --          --
   Associated Companies             --         --       --          1            (1)         --
                                   ---        ---     ----        ---          ----         ---
                                    --         --       --          1            (1)         --
                                   ---        ---     ----        ---          ----         ---
Balance at December 31, 2004       $ 4        $66     $(89)       $(3)         $ 26         $ 4
                                   ===        ===     ====        ===          ====         ===

CMSG INVESTMENT CO VI
Consolidating Statement of Retained Earnings
December 31, 2004
(In Millions)

                                   CMSG          CMS        Inter-       CMSG
                                Investment     Takoradi     company   Investment
                                  Company    Invest. Co.   Elimina-     Co. VI
                                  VI (8)        Consol.      tions      Consol.
                                ----------   -----------   --------   ----------
Balance at January 1, 2004          $45          $10         $(10)        $45
Net Income (Loss)                    17           16          (16)         17
Less Dividends Paid
   Common Stock                      --           --           --          --
   Associated Companies              --           11          (11)         --
                                    ---          ---         ----         ---
                                     --           11          (11)         --
                                    ---          ---         ----         ---
Balance at December 31, 2004        $62          $15         $(15)        $62
                                    ===          ===         ====         ===


(8) Represents CMSG Investment Company VI with CMSG Takoradi Investment Company included on the equity method of accounting.

CMS TAKORADI INVESTMENT CO.
Consolidating Statement of Retained Earnings
December 31, 2004
(In Millions)

                                   CMS          CMS                       Inter-        CMS
                                Takoradi     Takoradi       Takoradi      company     Takoradi
                               Investment   Investment   International   Elimina-   Invest. Co.
                                 Company    Company II      Company        tions      Consol.
                               ----------   ----------   -------------   --------   -----------
Balance at January 1, 2004         $10          $10           $11          $(21)        $10
Net Income (Loss)                   16           16            18           (34)         16
Less Dividends Paid
   Common Stock                     --           --            --            --          --
   Associated Companies             11           11            12           (23)         11
                                   ---          ---           ---          ----         ---
                                    11           11            12           (23)         11
                                   ---          ---           ---          ----         ---
Balance at December 31, 2004       $15          $15           $17          $(32)        $15
                                   ===          ===           ===          ====         ===

CMSG INVESTMENT CO VII
Consolidating Statement of Retained Earnings
December 31, 2004
(In Millions)

                                  CMSG                                Shuweihat        CMS       Inter-       CMSG
                               Investment     CMSG      Shuweihat        O&M         Jabail      company   Investment
                                 Company    Taweelah     Limited       Limited     Investment   Elimina-    Co. VII
                                   VII       Limited   Partnership   Partnership    Company I     tions      Consol.
                               ----------   --------   -----------   -----------   ----------   --------   ----------
Balance at January 1, 2004        $(19)       $(18)       $(10)          $--          $(11)       $ 39        $(19)
Net Income (Loss)                   19          14           3             4            --         (21)         19
Less Dividends Paid
   Common Stock                     --          --          --            --            --          --          --
   Associated Companies             --          11          --             2            --         (13)         --
                                  ----        ----        ----           ---          ----        ----        ----
                                    --          11          --             2            --         (13)         --
                                  ----        ----        ----           ---          ----        ----        ----
Balance at December 31, 2004      $ --        $(15)       $ (7)          $ 2          $(11)       $ 31        $ --
                                  ====        ====        ====           ===          ====        ====        ====

HYDRA-CO ENTERPRISES, INC.
Consolidating Statement of Retained Earnings
December 31, 2004
(In Millions)

                                                 CMSG                   HCE      Inter-      HYDRA-CO
                                 HYDRA-CO     Operating     CMSG     Rockport    company   Enterprises,
                               Enterprises,    Company    Stratton    Diesel,   Elimina-       Inc.
                                 Inc. (9)         II       Company     Inc.       tions       Consol.
                               ------------   ---------   --------   --------   --------   ------------
Balance at January 1, 2004        $(158)         $--        $(19)       $ 6       $15         $(156)
Net Income (Loss)                     7           --           4          4        (8)            7
Less Dividends Paid
   Common Stock                      --           --          --         --        --            --
   Associated Companies               3           --          --          1        (1)            3
                                  -----          ---        ----        ---       ---         -----
                                      3           --          --          1        (1)            3
                                  -----          ---        ----        ---       ---         -----
Balance at December 31, 2004      $(154)         $--        $(15)       $ 9       $ 8         $(152)
                                  =====          ===        ====        ===       ===         =====

(9) Represents HYDRA-CO Enterprises, Inc., HCE-Biopower, Inc., HCO-Jamaica, Inc., HCE-Jamaica Development, Inc. and New Bern Energy Recovery, Inc. consolidated.

CMS GAS TRANSMISSION COMPANY
Consolidating Statement of Retained Earnings
December 31, 2004
(In Millions)

                                  CMS Gas         CMS                    Inter-       CMS Gas
                               Transmission      Energy      CMS Gas     company   Transmission
                                  Company      Investment   Argentina   Elimina-      Company
                                   (10)       LLC Consol.    Company      tions       Consol.
                               ------------   -----------   ---------   --------   ------------
Balance at January 1, 2004        $(680)         $  --         $51        $(42)       $(671)
Net Income (Loss)                   (62)          (110)         --         110          (62)
Less Dividends Paid
   Common Stock                      --             --          --          --           --
   Associated Companies              39             --          --          --           39
                                  -----          -----         ---        ----        -----
                                     39             --          --          --           39
                                  -----          -----         ---        ----        -----
Balance at December 31, 2004      $(781)         $(110)        $51        $ 68        $(772)
                                  =====          =====         ===        ====        =====


(10) Represents CMS Gas Transmission Company and CMS Saginaw Bay Lateral Company consolidated with CMS Energy Investment LLC included on the equity method of accounting.

CMS ENERGY INVESTMENT LLC
Consolidating Statement of Retained Earnings
December 31, 2004
(In Millions)

                                   CMS      Loy Yang      CMSG        CMS       CMS       CMS
                                 Energy     Holdings   Investment   Antrim    Bay Area   Grand     CMS
                               Investment   No. 1-4    Company I      Gas     Pipeline    Lacs   Jackson
                                LLC (11)       LLC       Consol.      LLC       LLC       LLC      LLC
                               ----------   --------   ----------   ------   ---------   -----   -------
Balance at January 1, 2004       $  --       $ 135       $ 135       $--        $(8)     $(14)     $(1)
Net Income (Loss)                 (110)       (135)       (135)        5          2         2        1
Less Dividends Paid
   Common Stock                     --          --          --        --         --        --       --
   Preferred Stock                  --          --          --        --         --        --       --
   Associated Companies             --          --          --         6          2         2        1
                                 -----       -----       -----       ---        ---      -----     ---
                                    --          --          --         6          2         2        1
                                 -----       -----       -----       ---        ---      -----     ---
Balance at December 31, 2004     $(110)      $  --       $  --       $(1)       $(8)     $(14)     $(1)
                                 =====       =====       =====       ===        ===      =====     ===

(Continued on Following Page)

CMS ENERGY INVESTMENT LLC
Consolidating Statement of Retained Earnings
December 31, 2004
(In Millions)
(Continued from Previous Page)

                                                           Inter-        CMS
                                                 CMS       company     Energy
                                             Litchfield   Elimina-    Investment
                                                 LLC        tions    LLC Consol.
                                             ----------   --------   -----------
Balance at January 1, 2004                       $--       $(247)       $  --
Net Income (Loss)                                  1         259         (110)
Less Dividends Paid
   Common Stock                                   --          --           --
   Preferred Stock                                --          --           --
   Associated Companies                           --         (11)          --
                                                 ---       -----        -----
                                                  --         (11)          --
                                                 ---       -----        -----
Balance at December 31, 2004                     $ 1       $  23        $(110)
                                                 ===       =====        =====

(11) Represents CMS Energy Investment LLC with CMSG Investment Company I included on the equity method of accounting.

CMSG INVESTMENT CO I
Consolidating Statement of Retained Earnings
December 31, 2004
(In Millions)

                                CMSG        CMSG       CMSG      Inter-       CMSG
                             Investment   Loy Yang   Loy Yang    company   Investment
                               Company    Holdings   Holdings   Elimina-   Company I
                                  I        1 Ltd.     2 Ltd.      tions      Consol.
                             ----------   --------   --------   --------   ----------
Balance at January 1, 2004     $ 135        $ 67       $ 52      $(119)      $ 135
Net Income (Loss)               (135)        (67)       (52)       119        (135)
Less Dividends Paid
   Common Stock                   --          --         --         --          --
   Associated Companies           --          --         --         --          --
                               -----        ----       ----      -----       -----
                                  --          --         --         --          --
                               -----        ----       ----      -----       -----
Balance at December 31, 2004   $  --        $ --       $ --      $  --       $  --
                               =====        ====       ====      =====       =====

CMS INT'L VENTURES LLC
Consolidating Statement of Retained Earnings
December 31, 2004
(In Millions)

                                                   CMS        CMSG          CMS            CMS       Western
                                     CMS        Operating   Invest.   Electric & Gas   GT del Sur   Australia    CMSG
                               Int'l Ventures      SRL      Co. III         LLC          Company     GT Co. I   Invest.
                                  LLC (12)       Consol.    Consol.       Consol.        Consol.      Consol.    Co. V
                               --------------   ---------   -------   --------------   ----------   ---------   -------
Balance at January 1, 2004           $ 2           $(3)      $ 16         $(258)          $(4)        $ 67        $ 6
Net Income (Loss)                     63            14        (22)            9             5          (67)        --
Less Dividends Paid
   Common Stock                       --            --         --            --            --           --         --
   Associated Companies               65            --         --             5             5           --          1
                                     ---           ---       ----         -----           ---         ----        ---
                                      65            --         --             5             5           --          1
                                     ---           ---       ----         -----           ---         ----        ---
Balance at December 31, 2004         $--           $11       $ (6)        $(254)          $(4)        $ --        $ 5
                                     ===           ===       ====         =====           ===         ====        ===

(Continued on Following Page)

CMS INT'L VENTURES LLC
Consolidating Statement of Retained Earnings
December 31, 2004
(In Millions)
(Continued from Previous Page)

                                    CMS                                                    CMS         Inter-    CMS Int'l
                               Int'l Ventures       CMS          CMS                  International   company     Ventures
                                    LLC         Generation   Luxembourg   Valandrid    Finan. Svcs.   Elimina-      LLC
                                   Branch           SRL         SARL          BV         Company       tions      Consol.
                               --------------   ----------   ----------   ---------   -------------   --------   ---------
Balance at January 1, 2004          $(2)           $(32)       $ (1)        $  4          $  9         $ 198        $ 2
Net Income (Loss)                    (3)             --          (1)          (1)            1            65         63
Less Dividends Paid
   Common Stock                      --              --          --           --            --            --         --
   Associated Companies              --              --          56           69            63          (199)        65
                                    ---            ----        ----         ----          ----         -----        ---
                                     --              --          56           69            63          (199)        65
                                    ---            ----        ----         ----          ----         -----        ---
Balance at December 31, 2004        $(5)           $(32)       $(58)        $(66)         $(53)        $ 462        $--
                                    ===            ====        ====         ====          ====         =====        ===

(12) Represents CMS International Ventures LLC with CMS Operating SRL, CMSG Investment Company III, CMS Electric & Gas LLC, CMS Gas Transmission del Sur Company and Western Australia GT Company I included on the equity method of accounting.

CMS OPERATING SRL
Consolidating Statement of Retained Earnings
December 31, 2004
(In Millions)

                                                                    Inter-
                                  CMS       Centrales     CMS       Company       CMS
                               Operating    Termicas    Ensenada   Elimina-    Operating
                                SRL (13)   Mendoza SA      SA        tions    SRL Consol.
                               ---------   ----------   --------   --------   -----------
Balance at January 1, 2004       $(3)          $ 3         $--       $ (3)        $(3)
Net Income (Loss)                 14             8           4        (12)         14
Less Dividends Paid
   Common Stock                   --            --          --         --          --
   Associated Companies           --            --          --         --          --
                                 ---           ---         ---       ----         ---
                                  --            --          --         --          --
                                 ---           ---         ---       ----         ---
Balance at December 31, 2004     $11           $11         $ 4       $(15)        $11
                                 ===           ===         ===       ====         ===

(13) Represents CMS Operating SRL and Cuyana SA de Inversiones consolidated.

CMSG INVESTMENT CO III
Consolidating Statement of Retained Earnings
December 31, 2004
(In Millions)

                                  CMSG         CMSG      Jegurupadu              Inter-       CMSG
                               Investment   Jegurupadu      CMSG       CMSG     Company    Investment
                                 Company      O&M Co.      Company    Neyveli   Elimina-     Co. III
                                III (14)     Mauritius     Limited    Limited     tions      Consol.
                               ----------   ----------   ----------   -------   --------   ----------
Balance at January 1, 2004        $ 16           $1         $  7         $1       $(9)        $ 16
Net Income (Loss)                  (22)          --          (26)         4        22          (22)
Less Dividends Paid
   Common Stock                     --           --           --         --        --           --
   Associated Companies             --           --           --         --        --           --
                                  ----          ---         ----        ---       ---         ----
                                    --           --           --         --        --           --
                                  ----          ---         ----        ---       ---         ----
Balance at December 31, 2004      $ (6)          $1         $(19)        $5       $13         $ (6)
                                  ====          ===         ====        ===       ===         ====

(14) Represents CMSG Investment Company III, CMSG Jegurupadu I LDC, CMSG Jegurupadu II LDC and CMS Energy Mauritius Limited consolidated.

CMS ELECTRIC & GAS LLC
Consolidating Statement of Retained Earnings
December 31, 2004
(In Millions)

                                 CMS       Sistema                                                Companhia   Inter-      CMS
                              Electric  Electrico del     CMS           CMS            CMS        Paulista   Company   Electric &
                                & Gas    Estado Nueva  Venezuela,  Distribuidora  Participacoes  de Energia  Elimina-   Gas LLC
                              LLC (15)    Esparta CA      Inc.         Ltda.          Ltda.       Eletrica    tions     Consol.
                              --------  -------------  ----------  -------------  -------------  ----------  --------  ----------
Balance at January 1, 2004     $(258)       $(55)         $(80)         $(5)          $(83)          $39       $184      $(258)
Net Income (Loss)                  9          --            --           (2)            --            12        (10)         9
Less Dividends Paid
   Common Stock                   --          --            --           --             --            --         --         --
   Associated Companies            5          --            --           (3)            --             9         (6)         5
                               -----        ----          ----          ---           ----           ---       ----      -----
                                   5          --            --           (3)            --             9         (6)         5
                               -----        ----          ----          ---           ----           ---       ----      -----
Balance at December 31, 2004   $(254)       $(55)         $(80)         $(4)          $(83)          $42       $180      $(254)
                               =====        ====          ====          ===           ====           ===       ====      =====

(15) Represents CMS Electric & Gas, LLC, ENELMAR SA and CMS Comercializadora de Energia Ltda. consolidated.

CMS GT DEL SUR COMPANY
Consolidating Statement of Retained Earnings
December 31, 2004
(In Millions)

                                               Compania       Inter-        CMS
                                   CMS      de Inversiones   Company    GT del Sur
                               GT del Sur     CMS Energy     Elimina-     Company
                                 Company      Chile Ltda.      tions      Consol.
                               ----------   --------------   --------   ----------
Balance at January 1, 2004        $(4)            $ 2          $(2)       $(4)
Net Income (Loss)                   5              --           --          5
Less Dividends Paid
   Common Stock                    --              --           --         --
   Associated Companies             5              --           --          5
                                  ---             ---          ---        ---
                                    5              --           --          5
                                  ---             ---          ---        ---
Balance at December 31, 2004      $(4)            $ 2          $(2)       $(4)
                                  ===             ===          ===        ===

WESTERN AUSTRALIA GT CO I
Consolidating Statement of Retained Earnings
December 31, 2004
(In Millions)

                                Western                                  CMS            CMS                     Inter-     Western
                               Australia       CMS                   Goldfields    International    CMS GT     company    Australia
                                 GT Co.    Luxembourg   Valandrid   GT Australia      Finance         of       Elimina-    GT Co. I
                                 I (16)       SARL          BV         PTY LTD       Svcs. Co.     Australia     tions     Consol.
                               ---------   ----------   ---------   ------------   -------------   ---------   --------   ---------
Balance at January 1, 2004       $ 67         $(57)       $(55)         $(3)            $ 1           $ 1       $ 113       $ 67
Net Income (Loss)                 (67)          57          55            7              (1)           --        (118)       (67)
Less Dividends Paid
   Common Stock                    --           --          --           --              --            --          --         --
   Associated Companies            --           --          --            4              --             1          (5)        --
                                 ----         ----        ----          ---             ---           ---       -----       ----
                                   --           --          --            4              --             1          (5)        --
                                 ----         ----        ----          ---             ---           ---       -----       ----
Balance at December 31, 2004     $ --         $ --        $ --          $--             $--           $--       $  --       $ --
                                 ====         ====        ====          ===             ===           ===       =====       ====

(16) Represents Western Australia GT Company I, CMS GT del Sur Company and CMS GT of Australia Holdings Company consolidated.

                                    EXHIBIT B

Organizational charts showing the relationship of each Exempt Wholesale Generator to associate companies in the holding company system.

                         CENTRALES TERMICAS MENDOZA S.A.
                                      (EWG)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                              *         *            *
                           *               *                *
                        *                40.47%                    *
                     *                    *      CMS Gas Transmission Company
                  *                        *                    *
    CMS Generation Co.                      *                   *
             *        *                      *                  *
             *           *                    *               37.01%
             *              *                  *                *
             *                 21.02%           *               *
             *                         *         *              *
             *                            *       *             *
             *                                CMS International Ventures, L.L.C.
             *                                                 *
             *                                                 *
            99%                                             99.999%
             *                                                 *
             *                                                 *
CMS Centrales Termicas S.A.                          CMS Operating, S.R.L.
             *                                                 *
             *                                                 *
             1%                                               99%
                  *                                       *
                           *                        *
                           Cuyana S.A. de Inversiones
                                        *
                                      92.6%
                                        *
                         Centrales Termicas Mendoza S.A.

                      CENTRALES TERMICAS SAN NICOLAS, S.A.
                                      (EWG)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                      0.1%
                                        *
                       CMS Generation San Nicolas Company
                                        *
                                      0.1%
                                        *
                         Inversora de San Nicolas, S.A.
                                        *
                                       88%
                                        *
                      Centrales Termicas San Nicolas, S.A.

                          CMS DISTRIBUTED POWER, L.L.C.
                                      (EWG)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                          CMS Distributed Power, L.L.C.

                                CMS ENSENADA S.A.
                                      (EWG)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                             *          *           *
                         *              *              *
                  40.47%                *                  *
                    *        CMS Gas Transmission Company      *
                    *                *                             *
                    *             37.01%                      CMS Generation Co.
                    *               *                        *      *
                    *             *                       *         *
                    *           *                  21.02%           *
                    *         *                *                    *
           CMS International Ventures, L.L.C.                       *
                    *                                               *
                    *                                               *
                99.999%                                             *
                    *                                               *
                    *                                               *
            CMS Operating, S.R.L.                CMS Generation Holdings Company
                     *                                           *
                       *                                      *
                        99%                                1%
                            *                          *
                               *                   *
                                 CMS Ensenada S.A.

          CMS (INDIA) OPERATIONS & MAINTENANCE COMPANY PRIVATE LIMITED
                                      (EWG)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                    *      *
                                *              *
CMS International Operating Company                *
                            *                          *
                       99%                                 1%
                   *                                           *
          CMS (India) Operations & Maintenance Company Private Limited

                      CMS GENERATION MICHIGAN POWER L.L.C.
                                      (EWG)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                        *
                                        *
                      CMS Generation Michigan Power L.L.C.

                        CMS GENERATION OPERATING COMPANY
                                      (EWG)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                        *
                                        *
                        CMS Generation Operating Company

                     CMS MOROCCO OPERATING CO., S.C.A. (EWG)
                                       AND
                    CMS INTERNATIONAL OPERATING COMPANY (EWG)

                                     CMS Energy Corporation
                                                *
                                     CMS Enterprises Company
                                                *
                                                *
                                       CMS Generation Co.
                                        *       *      *
                                       *        *       *
                                      *         *        *
                                     *          *         *
                                    *           *          *
                                   *            *           *
                                  *             *            *
                                 *              *             *
                                *               *              *
                               *                *               *
                              *                 *                *
                             *                  *                 *
                            *                   *                  *
                           *                    *                   *
                          *                     *                    *
                         *                      *                     *
                        *                       *                      *
                       *     CMS Generation Investment Company IV       *
                      *                                   *              *
                  CMS International Operating Company   *                 *
                       *             *          *     *                    *
                       *            *            *  *                       *
CMS Generation UK Operating        *              50%                       *
Private Limited                   *               *                         *
          *                      *               *                         .1%
          *                     *              *                            *
          *                    *    CMS Generation Jorf Lasfar III Limited   *
                              *                 Duration Company
Jorf Lasfar Aktiebolag         *                *                           *
                       *         *              *                         *
                      99.7%       .1%          .1%                     *
                           *         *          *                   *
                             *        *         *                *
                              CMS Morocco Operating Co., S.C.A.

                      DEARBORN GENERATION OPERATING, L.L.C.
                                      (EWG)
                                       AND
                     DEARBORN INDUSTRIAL GENERATION, L.L.C.
                                      (EWG)

                             CMS Energy Corporation
                                        *            *
                                        *             *
                                        *              *
                            CMS Enterprises Company     *
                                        *                *
                                        *                 *
                                        *                  *
                              CMS Generation Co.            *
                          *                                  *
                        *                                     *
                      *                                        *
Dearborn Generation Operating, L.L.C.      Dearborn Industrial Energy, L.L.C.
                                                          *
                                                          *
                                                          *
                                          Dearborn Industrial Generation, L.L.C.

                        EXETER ENERGY LIMITED PARTNERSHIP
                                      (EWG)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company

                                        *
                                        *
                                        *
                               CMS Generation Co.
                        *               *              *
                       *                *               *
                      *                 *                *
                     *     Exeter Management Company      *
Oxford/CMS Development LP               *                 50%
                     *                  *                  *
                     48%                2%                *
                      *                 *                *
                       *                *               *
                        Exeter Energy Limited Partnership

                             GVK INDUSTRIES LIMITED
                                      (EWG)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                          *             *            *
                         *              *                 *
                        *               *                      *
                       *   CMS Gas Transmission Company      CMS Generation Co.
                      *                 *                     *
                     *                  *                     *
                  40.47%              37.01%                 21.02%
                    *                   *                      *
                       *                *                   *
                       CMS International Ventures, L.L.C.
                                        *
                                        *
                      CMS Generation Investment Company III
                                        *
                                        *
                     Jegurupadu CMS Generation Company Ltd.
                                        *
                                      23.75%
                                        *
                             GVK Industries Limited

                         HIDROELECTRICA EL CHOCON, S.A.
                                      (EWG)

                                CMS Energy Corporation
                                         *
                                         *
                                         *
                             CMS Enterprises Company
                             *           *          *
                          *              *                *
                        *                *                       *
                       *     CMS Gas Transmission Company     CMS Generation Co.
                       *                 *                      *      *       *
                        *                *                     *       *       *
                       40.47%          37.01%              21.02%      *       *
                          *              *                   *         *       *
                           *             *                  *          *       *
                            CMS International Ventures, L.L.C.         *       *
                                  *                                    *       *
                                  *            CMS Generation Holdings Company *
                                 99.99%                      *                 *
                                  *                       .01%                 *
                                  *                     *                      *
                              CMS Generation S.R.L.                            *
                                         *                                     *
                                         *                                     *
                                        25%                                    *
                                         *                                     *
                                         *                                 2.48%
                                  Hidroinvest S.A.                        *
                                         *                             *
                                         *                         *
                                        59%                    *
                                         *                 *
                                         *             *
                          Hidroelectrica El Chocon, S.A.

                     JAMAICA PRIVATE POWER COMPANY, LIMITED
                                      (EWG)
                                       AND
                         PRIVATE POWER OPERATORS LIMITED
                                      (EWG)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                        *
                                        *
                           HYDRA-CO Enterprises, Inc.
                        *                              *
                       *                                *
                      *                                  *
  CMS Generation Operating Company II, Inc.     HCE-Rockfort Diesel, Inc.
                      *                         *            *
                      *                        *            45.07%
                      *                       *                *
               HCO-Jamaica, Inc.             *         Jamaica Private Power
                      *                    1%             Company, Limited
                      *                   *
                     99%                 *
                      *                 *
                      *                *
      Private Power Operators Limited *

                     JEGURUPADU OPERATING & MAINTENANCE CO.
                                      (EWG)

                             CMS Energy Corporation
                                        *
                             CMS Enterprises Company
                           *         *                 *
                     *              *                     *
               *                   *                         *
CMS Gas Transmission Company      *                           CMS Generation Co.
         *                       *                           *         *
         *                    40.47%                   *               *
       37.01%                  *                 *                     *
         *                    *         21.02%                         *
         *                   *     *                                   *
CMS International Ventures, L.L.C.                     CMS Investment Company IV
         *                                                             *
         *                                                             *
         *                                                             *
CMS Generation Investment                             CMS Generation Investment
     Company III                                              Company II
         *                *                         *                  *
         *                       *            *                        *
        99%                             *                              1%
         *                        *           *                        *
         *                   1%                  99%                   *
                        *                              *               *
CMS Generation Jegurupadu I                        CMS Generation Jegurupadu II
Limited Duration Company                             Limited Duration Company
                      *                                 *
                       *                               *
                       50%                           50%
                         *                           *
                          *                        *
                        Jegurupadu O&M Company Mauritius
                                        *
                                       60%
                                        *
                     Jegurupadu Operating & Maintenance Co.

                           JORF LASFAR ENERGY COMPANY
                                      (EWG)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                        *
                                        *
              CMS Generation Investment Company IV****************
           *                               *     *                *
         *                                 *      *                 *
       *                                   *        *                 *
     *                                     *          *                 *
   *                                       *            *                 *
CMS Generation Luxembourg                  *  CMS Generation Investment     *
      S.A.R.L.                                       Company II
      *                                    *        *           *           *
        *                                 35%    65%           65%        35%
           *                               *    *               *        *
      CMS Generation Netherlands B.V.      *   *    CMS Generation Jorf Lasfar I
               *            *              *  *      Limited Duration Company
             *             *               * *                  *
           *              *    CMS Generation Jorf Lasfar II    *
         *               *       Limited Duration Company      50%
       *                *                                 *     *
     *                 *                                  50%   *
   *                  *                                     *   *
Jorf Lasfar Power   Jorf Lasfar Energiaktiebolag        Jorf Lasfar Handelsbolag
Energy Aktiebolag               *                               *
      *                          *                              *
       23%                         25%                          2%
          *                         *                           *
             *                      *                         *
                ************Jorf Lasfar Energy Company***********

                              JUBAIL ENERGY COMPANY
                                      (EWG)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                        *
                                        *
                      CMS Generation Investment Company VII
                                        *
                                        *
                                        *
                         CMS Jubail Investment Company I
                                        *
                                        *
                                       25%
                                        *
                                        *
                              Jubail Energy Company

                    SHUWEIHAT CMS INTERNATIONAL POWER COMPANY
                                      (EWG)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                        *
                                        *
                      CMS Generation Investment Company VII
                                       *     *
                                   *         *
                             50%             *
                         *                   *
                     *                       *
Shuweihat General Partner Company           49.5%
               *                             *
                 *                           *
                   1%                        *
                     *                       *
                       *                     *
                          Shuweihat Limited Partnership
                                        *
                                        *
                                       40%
                                        *
                                        *
                    Shuweihat CMS International Power Company

                        SHUWEIHAT O&M LIMITED PARTNERSHIP
                                      (EWG)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                        *
                                        *
                      CMS Generation Investment Company VII
                                *          *
                             *             *
                          50%              *
                       *                   *
                    *                      *
Shuweihat O&M General Partner Company    49.5%
                    *                      *
                       *                   *
                          1%               *
                             *             *
                                *          *
                        Shuweihat O&M Limited Partnership

                        ST-CMS ELECTRIC COMPANY PVT. LTD.
                                      (EWG)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                              *         *          *
                           *            *            *
                         *              *              *
              CMS Generation Co.        *     CMS Gas Transmission Company
                       *                *                 *
                     21.02%           40.47%             37.01%
                        *               *               *
                       CMS International Ventures, L.L.C.
                                        *
                                        *
                                        *
                      CMS Generation Investment Company III
                                        *
                                        *
                                        *
                           CMS Generation Neyveli Ltd.
                                        *
                                       50%
                                        *
                        ST-CMS Electric Company Pvt. Ltd.

                         TAKORADI INTERNATIONAL COMPANY
                                      (EWG)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                              *                 *
                             *                   *
                            *                     *
                           *                       *
                          *                         *
                         *                           *
                        *                             *
                       *                               *
                      *                                 *
      CMS International Operating Company   CMS Generation Investment Company VI
                       |                                      *
                        |                                     *
                         |                                    *
                          |                   CMS Takoradi Investment Company
                           |                                  *
                          Operator                            *
                            |                                 *
                             |               CMS Takoradi Investment Company II
                              |                               *
                               |                             90%
                                |                             *
                              Takoradi International Company

Organizational charts showing the relationship of each Foreign Utility Company to associate companies in the holding company system.

                              CMS OPERATING, S.R.L.
                                     (FUCO)

                             CMS ENERGY CORPORATION
                                        *
                                        *
                                        *
                             CMS ENTERPRISES COMPANY
                            *             *          *
                         *                *            *
                      *                   *              *
                   *                      *                *
       CMS Generation Co.                 *         CMS Gas Transmission Company
                 *        *               *                 *
                 *            *           *                 *
                 *              21.02%    40.47%          37.01%
CMS Generation Holdings Company      *        *             *
                 *                      *        *          *
                  *                        *        *       *
                   *                          CMS International Ventures, L.L.C.
                    *                                      *
                     *                                    *
                     .001%                             99.999%
                        *                               *
                           *                          *
                              CMS Operating, S.R.L.

               COMPANHIA PAULISTA DE ENERGIA ELECTRICA S.A. (CPEE)
                                     (FUCO)
                                       AND
                  COMPANHIA SUL PAULISTA DE ENERGIA S.A. (CSPE)
                                     (FUCO)
                                       AND
                     COMPANHIA JAGUARI DE ENERGIA S.A. (CJE)
                                     (FUCO)
                                       AND
                   COMPANHIA LUZ E FORCA DE MOCOCA S.A. (CLFM)
                                     (FUCO)

                             CMS Energy Corporation
                                        *
                             CMS Enterprises Company

                            *           *           *
                    40.47%              *               *
                      *  CMS Gas Transmission Company       *
                       *                *                       *
                         *            37.01%         CMS Generation Co.
                           *            *                       *
                             *          *                     21.02%
                               *        *                     *
                       CMS International Ventures, L.L.C.
                                        *
                                        *
                           CMS Electric & Gas, L.L.C.
                                        *
                                     99.99%
                                        *
                            CMS Distribuidora, Ltda.
                                        *
                                     99.99%
                                        *
                             CMS Participacoes Ltda.
                                        *
                                     94.01%
                                        *
                                      CPEE
                                        *
                                     88.63%
                                        *
                                      CSPE
                                        *
                                        *
                                       CJE
                                        *
                                        *
                                      CLFM

                           EMIRATES CMS POWER COMPANY
                                     (FUCO)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                        *
                                        *
                      CMS Generation Investment Company VII
                                        *
                                        *
                                        *
                         CMS Generation Taweelah Limited
                                        *
                                       40%
                                        *
                           Emirates CMS Power Company

                           GASATACAMA GENERACION S.A.
          (FORMERLY NOR OESTE PACIFICO GENERACION DE ENERGIA LIMITADA)
                                     (FUCO)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                           *            *             *
                          *             *               *
                         *              *                  *
            CMS Generation Co.          *          CMS Gas Transmission Company
                      *                 *                 *
                     *                  *                *
                  21.02%              40.47%           37.01%
                      *                 *               *
                       *                *              *
                       CMS International Ventures, L.L.C.
                                        *
                                        *
                                        *
                      CMS Gas Transmission del Sur Company.
                         *                            *
                        *                            60%
                       *                              *
                      *           Compania de Inversiones CMS Energy-Chile Ltda.
                   13.94%             *           *        *
                    *            *               *         *
                   *          36.06%            *          *
                  *        *                  .001%        *
Inversiones Gas Atacama Holding Ltda           *           *
                *                             *            *
              99.98%                         *            .05%
                 *                          *              *
                     *                     *               *
                        *                 *                *
                           *             *                 *
                           GasAtacama S.A.                 *
                            *                              *
                               *                           *
                                  *                        *
                                99.90%                     *
                                   *                       *
                                      *                    *
                                         Gas Atacama Generacion S.A.

            SISTEMA ELECTRICO DEL ESTADO NUEVA ESPARTA C.A. (SENECA)
                                     (FUCO)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                           *            *           *
                         *              *               *
                       *                *                   *
                     *    CMS Gas Transmission Company    CMS Generation Co.
                   *                    *                         *
                 *                      *                      *
              40.47%                 37.01%               21.02%
                   *                    *                   *
                      *                 *                *
                       CMS International Ventures, L.L.C.
                                        *
                                        *
                                        *
                           CMS Electric & Gas, L.L.C.
                             *                *
                            *                 *
                           *            CMS Venezuela S.A.
                          *                   *
                         *                    *
                    ENELMAR, SA            52.37%
                         *                    *
                            33.34%          *
                                    *     *
                                     SENECA

                          TAWEELAH A2 OPERATING COMPANY
                                     (FUCO)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                        *
                                        *
                          Taweelah A2 Operating Company